   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1997
                                                     REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                               SIS BANCORP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

      MASSACHUSETTS                  6036                    04-3303264
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

              1441 MAIN STREET, SPRINGFIELD, MASSACHUSETTS 01102
                                (413) 748-8000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                           F. WILLIAM MARSHALL, JR.
                               SIS BANCORP, INC.
                               1441 MAIN STREET
                       SPRINGFIELD, MASSACHUSETTS 01102
                                (413) 748-8000
                           TELECOPY: (413) 748-8464
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

  STEPHEN J. COUKOS, ESQ.     J. GILBERT SOUCIE    WILLIAM W. BOUTON III, ESQ.
 SULLIVAN & WORCESTER LLP    GLASTONBURY BANK &    TYLER COOPER & ALCORN, LLP
  ONE POST OFFICE SQUARE        TRUST COMPANY         CITYPLACE--35TH FLOOR
   BOSTON, MASSACHUSETTS      2461 MAIN STREET     HARTFORD, CONNECTICUT 06103
           02109          GLASTONBURY, CONNECTICUT       (860) 725-6200
      (617) 338-2800                06033           TELECOPY: (860) 278-3802
 TELECOPY: (617) 338-2880      (860) 633-4695
                          TELECOPY: (860) 657-4187

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of SIS Interim Bank with and into Glastonbury Bank & Trust Company pursuant to the Agreement and Plan of Reorganization described in the accompanying Joint Proxy Statement--Prospectus have been satisfied or waived.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                             PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT         MAXIMUM        MAXIMUM      AMOUNT OF
    SECURITIES TO BE          TO BE       OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED           REGISTERED      PER SHARE    OFFERING PRICE     FEE
------------------------------------------------------------------------------------
Common Stock, Par Value
 $0.01 per share.......  1,354,141 shares     -- (1)     $45,748,000(1)  $13,863.03
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f), the maximum aggregate offering price has been determined as the value of the shares of Glastonbury Bank & Trust Company acquired by SIS Bancorp, Inc. in the merger.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        [COMPANY LOGOS TO BE INSERTED]

                       JOINT PROXY STATEMENT--PROSPECTUS
          1,354,141 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE

  The SIS and GBT Boards of Directors have agreed that SIS will acquire GBT in a merger transaction. GBT will become a subsidiary of SIS, but will remain a separate corporation and will stay headquartered in Glastonbury, Connecticut. The merger will enable GBT to offer more products and services to customers and will enable SIS to extend its operations into the Connecticut market, and we believe it will benefit both companies and our shareholders.

  If you are a GBT shareholder, you will receive 0.74 of a share of SIS common stock for each share of GBT stock you own on the date of the merger. To calculate the exact dollar value of what you receive, we will multiply 0.74 by the average closing bid price of SIS common stock for the 20 trading days that end five days before the date of the merger. If that price is too low to guarantee that you will receive at least $18.50 worth of SIS stock per GBT share, GBT can terminate the merger agreement. At that point, SIS can agree to issue more SIS common stock so that you will receive the $18.50 minimum value, but it is not obliged to do so.

  YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the shareholders of both companies approve it. We have scheduled special meetings for our shareholders to vote on the merger. The special shareholders meetings to vote on the merger will take place as follows:

         FOR GBT SHAREHOLDERS                   FOR SIS SHAREHOLDERS
      Thursday, December 4, 1997             Thursday, December 4, 1997
               4:30 p.m.                             10.00 a.m.
   Glastonbury Bank & Trust Company               SIS Bancorp, Inc.
           2461 Main Street                 1441 Main Street, 12th floor
       Glastonbury, Connecticut              Springfield, Massachusetts

  Whether or not you plan to attend your meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you complete and return your card but don't indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you don't return your card or abstain from voting, the effect in most cases will be a vote against the merger. If you decide to attend your meeting, you may vote in person even though you have already submitted a proxy.

  This Proxy Statement--Prospectus provides you with detailed information about the merger, and we urge you to read it carefully. In addition, you may obtain information about our companies from documents we have filed with the Securities and Exchange Commission or the Federal Deposit Insurance Corporation. If you have questions, you may call us on business days between 9:00 a.m. and 4:00 p.m. for further information. Please ask for Wayne Patenaude, GBT's Senior Vice President, at 860-652-6589, or Ting Chang, SIS's Vice President- Investor Relations, at 413-748-8271.

[signature of Mr. Naughton here]          [signature of Mr. Soucie here]
-------------------------------------     -------------------------------------
John M. Naughton                          J. Gilbert Soucie
Chairman of the Board                     President and Chief Executive
SIS Bancorp, Inc.                          Officer
                                          Glastonbury Bank & Trust Company

SHARES OF SIS COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE SIS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF YOUR ENTIRE INVESTMENT.

Joint Proxy Statement--Prospectus dated October 28, 1997 and first mailed to shareholders on or about October 31, 1997.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 4, 1997

TO THE SHAREHOLDERS OF GLASTONBURY BANK & TRUST COMPANY:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Glastonbury Bank & Trust Company will be held on December 4, 1997 at 4:30 p.m., local time, at GBT's main office at 2461 Main Street, Glastonbury, Connecticut, for the purpose of considering and voting upon the following matter:

  . A proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of August 18, 1997 (the "Merger Agreement"), by and between GBT and SIS Bancorp, Inc. and the related Agreement and Plan of Merger, dated as of September 12, 1997 (the "Plan of Merger"), by and among GBT, SIS and SIS Interim Bank, an "interim" bank that has been organized as a wholly owned subsidiary of SIS, and each of the transactions contemplated thereby, including the merger of SIS Interim Bank with and into GBT, upon the terms and subject to the conditions set forth in the Merger Agreement and the Plan of Merger, as more fully described in the accompanying Joint Proxy Statement--Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement--Prospectus and certain related documents are attached as exhibits thereto. A copy of the Plan of Merger is attached as Appendix B to the accompanying Joint Proxy Statement--Prospectus.

  The GBT Board of Directors has fixed the close of business on October 10, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting.

  Your vote is important regardless of the number of shares you own. Approval of the merger requires the affirmative vote of the holders of not less than two-thirds of all issued and outstanding shares of GBT Common Stock, whether or not such shares are present at the Special Meeting. Each shareholder, even though he or she now plans to attend the Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting. Because of the required two-thirds vote, it is particularly important that all shareholders vote at the Special Meeting. An abstention or non-vote will have the effect of a vote against the Merger Agreement and Plan of Merger.

                                          By Order of the Board of Directors,

                                          Camille S. Bushnell, Secretary
October 28, 1997
Glastonbury, Connecticut

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND PLAN OF MERGER AND EACH OF THE TRANSACTIONS COMPLETED THEREBY.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

  IF THE MERGER IS APPROVED BY THE SHAREHOLDERS AT THE SPECIAL MEETING AND EFFECTED BY GBT, SHAREHOLDERS OF GBT WHO FOLLOW THE PROCEDURES SET FORTH IN SECTIONS 33-855 THROUGH 33-872, INCLUSIVE, OF THE CONNECTICUT BUSINESS CORPORATIONS ACT WILL HAVE DISSENTERS' RIGHTS OF APPRAISAL AS THEREIN PROVIDED. A COPY OF THOSE SECTIONS IS ATTACHED AS APPENDIX E TO THE JOINT PROXY STATEMENT-PROSPECTUS ACCOMPANYING THIS NOTICE.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 4, 1997

TO THE SHAREHOLDERS OF SIS BANCORP, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of SIS Bancorp, Inc. will be held on December 4, 1997 at 10:00 a.m., local time, at SIS's corporate headquarters, 1441 Main Street, 12th floor, Springfield, Massachusetts, for the purpose of considering and voting upon the following matter:

  . A proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of August 18, 1997, by and between SIS and Glastonbury Bank and Trust Company, and each of the transactions contemplated thereby, including the issuance by SIS of shares of its common stock to the shareholders of GBT, upon the terms and subject to the conditions set forth in the Agreement, as more fully described in the accompanying Joint Proxy Statement--Prospectus. A copy of the Agreement is attached as Appendix A to the accompanying Joint Proxy Statement--Prospectus and certain related documents are attached as exhibits thereto.

  The SIS Board of Directors has fixed the close of business on October 10, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Special Meeting.

  Your vote is important regardless of the number of shares you own. Approval of the issuance of shares of SIS common stock to the shareholders of GBT requires the affirmative vote of the holders of not less than a majority of the shares of SIS Common Stock present and voting at the Special Meeting. Each shareholder, even though he or she now plans to attend the Special Meeting, is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid return envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder present at the Special Meeting or at any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Special Meeting.

                                          By Order of the Board of Directors,

                                          Michael E. Tucker, Clerk

October 28, 1997
Springfield, Massachusetts

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND EACH OF THE TRANSACTIONS COMPLETED THEREBY.

  PLEASE DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY....................................................................   1
  The Companies............................................................   1
  What GBT Shareholders Will Receive.......................................   1
  Our Reasons for the Merger...............................................   2
  Our Recommendations to Shareholders......................................   2
  Required Vote; Stockholders Agreements ..................................   3
  Ownership of SIS Following the Merger....................................   3
  Management and Operations after the Merger...............................   3
  Opinions of Financial Advisers...........................................   3
  Conditions to the Merger.................................................   3
  Termination of the Merger Agreement......................................   4
  Amendment, Waiver and Extension of the Merger Agreement..................   4
  Regulatory Approvals.....................................................   4
  Certain Federal Income Tax Consequences..................................   4
  Stock Option Agreement...................................................   4
  Appraisal Rights and Dissenting Shareholders.............................   5
  Certain Differences in the Rights of Shareholders........................   5
  Market Prices and Dividend Data..........................................   5
  Future SIS Acquisition Activity..........................................   6
  Cautionary Statement Concerning Forward-Looking Statements...............   6
  Summary Pro Forma Financial Data.........................................   7
  Comparative Per Share Financial Information..............................   8
SELECTED FINANCIAL DATA....................................................  10
THE MEETINGS...............................................................  14
  Matters to Be Discussed at the Meetings..................................  14
  Record Dates; Stock Entitled to Vote; Quorum.............................  14
  Solicitation of Proxies..................................................  15
  Required Votes...........................................................  16
  Solicitation Expenses....................................................  17
  Beneficial Ownership of GBT Common Stock.................................  17
  Appraisal Rights and Dissenting Shareholders.............................  18
THE MERGER.................................................................  20
  General..................................................................  20
  Background of the Merger.................................................  20
  Recommendation of the GBT Board and Reasons for the Merger...............  23
  Recommendation of the SIS Board and Reasons for the Merger...............  24
  Opinions of Financial Advisers...........................................  24
  Effective Time of the Merger; Closing Date...............................  32
  Conversion of Shares of GBT Common Stock Pursuant to the Merger..........  32
  Certificate Exchange Procedures..........................................  33
  Conduct of Business Pending the Merger...................................  33
  Conditions to Consummation of the Merger.................................  35
  Termination..............................................................  36
  Amendment, Extension and Waiver..........................................  37
  Requisite Regulatory Approvals...........................................  37
  Expenses.................................................................  38
  Stock Option Agreement...................................................  38
  Stockholders Agreements..................................................  39
  No Solicitation..........................................................  40
  Management and Operations after the Merger...............................  40

                                                                            PAGE
                                                                            ----
  Interests of Certain Persons in the Merger..............................    40
  Employment Obligations..................................................    41
  Resale of SIS Common Stock..............................................    41
  Certain Federal Income Tax Consequences.................................    41
  Accounting Treatment....................................................    43
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...............    44
INFORMATION REGARDING GBT.................................................    52
INFORMATION REGARDING SIS.................................................    52
DESCRIPTION OF SIS CAPITAL STOCK..........................................    52
  Common Stock............................................................    52
  Preferred Stock.........................................................    54
MARKET FOR SIS COMMON STOCK...............................................    55
COMPARISON OF RIGHTS OF HOLDERS OF SIS COMMON STOCK AND GBT COMMON STOCK..    56
  Special Meetings of Shareholders........................................    56
  Inspection Rights.......................................................    57
  Action by Consent of Shareholders.......................................    57
  Preemptive Rights.......................................................    57
  Dividends and Repurchases of Stock......................................    57
  Classification of the Board of Directors................................    58
  Removal of Directors....................................................    58
  Vacancies on the Board of Directors.....................................    58
  Exculpation of Directors and Officers...................................    59
  Indemnification of Directors, Officers and Others.......................    59
  Transactions with Interested Persons....................................    60
  Mergers, Share Exchanges or Asset Sales; Anti-Takeover Provisions of
   State Law..............................................................    60
  Amendments to Charter...................................................    62
  Amendments to Bylaws....................................................    62
  Dissenters' Appraisal Rights............................................    63
  Shareholders Rights Plan................................................    63
LEGAL MATTERS.............................................................    63
EXPERTS...................................................................    63
WHERE YOU CAN FIND MORE INFORMATION.......................................    64
INFORMATION INCORPORATED BY REFERENCE.....................................    64
APPENDICES
  Appendix A Agreement and Plan of Reorganization dated as of August 18,
   1997
  Appendix B Agreement and Plan of Merger dated as of September 12, 1997
  Appendix C Opinion of McConnell, Budd & Downes, Inc.
  Appendix D Opinion of Oppenheimer & Co., Inc.
  Appendix E Text of Sections 33-855 through 33-872 of the Connecticut
            Business Corporations Act (Appraisal Rights)
INFORMATION NOT REQUIRED IN PROSPECTUS....................................  II-1

                                    SUMMARY

  The following summary of the material aspects of the merger is not intended to be complete and is qualified by the more detailed discussion elsewhere in this Proxy Statement-Prospectus. The Agreement and Plan of Reorganization between SIS and GBT, which we refer to throughout this Proxy Statement-Prospectus as the "merger agreement," is attached as Appendix A, and the Agreement and Plan of Merger that is part of the merger agreement, which we refer to throughout this Proxy Statement-Prospectus as the "plan of merger," is attached as Appendix B. To understand the merger fully, you should read carefully this entire Proxy Statement-Prospectus, including the merger agreement, the plan of merger and the other documents we have referred you to. See "Where You Can Find More Information." (Page 64)

THE COMPANIES

SIS Bancorp, Inc.
1441 Main Street
Springfield, Massachusetts 01102
(413) 748-8000

  SIS is a bank holding company. It conducts business through its subsidiary bank, Springfield Institution for Savings, and offers a wide variety of financial services, including retail and commercial banking, residential mortgage origination and servicing, commercial and industrial lending, commercial real estate lending and consumer lending. The bank operates a network of 25 retail branches located in Hampden County and Hampshire County, Massachusetts. SIS and the bank are subject to regulation by the Federal Reserve Board, the FDIC and the Massachusetts Division of Banks. As of June 30, 1997, SIS had total assets of $1.4 billion, total deposits of $1.0 billion, net loans of $645.9 million, and shareholders' equity of $103.3 million.

Glastonbury Bank & Trust Company
2461 Main Street
Glastonbury, Connecticut 06033
(860) 633-4695

  GBT is a Connecticut commercial bank that provides a variety of deposit, loan and investment products and services to small and medium-sized businesses and consumers. It conducts business from nine branches located in Glastonbury and neighboring towns and cities in central Connecticut. In addition to its banking activities, GBT offers insurance products through a subsidiary insurance agency, GBT Insurance Group, Inc. GBT is subject to regulation by the FDIC and the Commissioner of Banking of the State of Connecticut. As of June 30, 1997, GBT had total assets of $261.3 million, total deposits of $216.6 million, net loans of $152.9 million and shareholders' equity of $18.0 million.

WHAT GBT SHAREHOLDERS WILL RECEIVE (SEE PAGE 32)

  If you are a GBT shareholder, you will receive 0.74 of a share of SIS common stock for each share of GBT common stock you own on the date of the merger. To calculate the exact dollar value of what you will receive, we will multiply
0.74 by the average closing bid price of SIS common stock for the 20 trading days that end five days before the date of the merger.

  For example, assume that the merger had occurred on October 10, 1997. The average closing bid price of SIS common stock for the 20 days ending on October 3, 1997, five trading days prior to October 10, was $33.638. In this example, you would have received $24.89 worth of SIS common stock for each share of GBT common stock that you owned on October 10 ($33.638 x 0.74 = $24.89).

  In addition to SIS stock, you will also receive a check for a small amount of cash instead of any fractional shares you might otherwise receive. For instance, if you own 10 shares of GBT stock, they would be converted into 7.4 shares of SIS stock in the merger (0.74 X 10). If the average closing price was $33.638, instead of receiving four-tenths of a share of SIS stock, you would be paid $13.46 ($33.638 X 0.4).

  GBT can terminate the merger agreement if the actual average closing bid price of SIS common stock is too low to guarantee that you will receive at least $18.50 worth of SIS common stock per GBT share. At that point, SIS can agree to issue more SIS common stock so that you will receive the $18.50 minimum value per share. However, SIS is not required to issue more shares, and it is possible under these circumstances that the GBT Board could conclude that proceeding with the merger at the lower price would still be in your best interest and consistent with the Board's fiduciary duties.

  You should not send in your GBT stock certificates until we notify you to do so after the merger takes place.

OUR REASONS FOR THE MERGER

  In July 1997, after considering various alternatives that would allow it to improve its overall performance and earnings potential, GBT approached SIS to discuss a combination of the two companies that could expand the resources of each and give both the opportunity to enhance shareholder value and to offer a greater variety of products and services. The ensuing negotiations resulted in our signing the merger agreement.

  Both SIS and GBT recognize that the banking industry, nationally and in New England, is undergoing substantial consolidation. Banking laws and regulations now permit banks to offer new types of financial services to businesses and consumers and have eliminated barriers to interstate operations. Both SIS and GBT offer various products and services not currently provided by the other. By combining, we expect to become more efficient and to be better positioned to expand beyond our current market areas. Combining the companies will enable us to increase revenues, reduce costs and improve services. We believe that our combined company will not only enable GBT to maximize long-term shareholder value while serving the interests of its customers, suppliers, employees and community, but will also further the interests of SIS and its shareholders.

  In deciding to approve and recommend the merger agreement, our Boards considered a number of factors, including the financial strength, enhanced prospects and opportunities for growth of the combined organization; the potential benefits to our shareholders; the effects on our customers, suppliers, employees and communities; the value of the stock SIS offered and how it compared with other preliminary, informal proposals made at the time; and the opinions of our financial advisers that the stock being offered by SIS was fair from a financial point of view.

  You can find a more detailed discussion of the background to the merger agreement and our reasons for the merger in this Proxy Statement-Prospectus under the heading entitled "THE MERGER," at pages 20 through 24.

OUR RECOMMENDATIONS TO SHAREHOLDERS

 To GBT Shareholders:

  The GBT Board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the plan of merger.

 To SIS Shareholders:

  The SIS Board believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the issuance of shares of SIS common stock to the shareholders of GBT.

REQUIRED VOTE; STOCKHOLDERS AGREEMENTS (SEE PAGES 16-17)

  The merger agreement must be approved by the holders of two-thirds of all outstanding shares of the stock of GBT, and must also be approved by the holders of a majority of the stock present and voting at the SIS shareholders' meeting.

  The directors and executive officers of GBT have agreed that they will vote a total of 419,622 shares of GBT stock owned by them in favor of the merger agreement. This represents about 22.93% of the outstanding shares of GBT. Similarly, SIS directors who own a total of 188,019 shares of SIS stock, including shares they could acquire by exercising stock options, have agreed to vote in favor of the merger agreement. This represents about 3.36% of the outstanding shares of SIS stock.

OWNERSHIP OF SIS FOLLOWING THE MERGER

  SIS will issue approximately 1.35 million shares of its stock to GBT shareholders in connection with the merger, which will constitute slightly less than 20% of the outstanding stock of SIS after the merger. The shares will be listed for trading on the Nasdaq National Market.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  After the merger takes place, the management and board of directors of SIS and GBT will remain unchanged, except that F. William Marshall, Jr., the President and Chief Executive Officer and a director of SIS, will join the GBT Board, and Ronald E. Bourbeau, a director of GBT, will join the SIS Board.

OPINIONS OF FINANCIAL ADVISERS (SEE PAGES 24-32)

  We asked our financial advisers, McConnell, Budd & Downes, Inc. and Oppenheimer & Co., Inc., for advice on the fairness of the amount that SIS is offering to GBT shareholders in the merger. Our advisers performed a number of analyses in which they compared the companies' historical stock prices and other measures of financial performance, compared the financial terms of the merger to those of other publicly announced transactions, and estimated the relative values of SIS and GBT based on past and anticipated future performance and the benefits that could be expected from the merger. MB&D delivered an opinion to GBT and Oppenheimer delivered an opinion to SIS that the exchange ratio of SIS stock for GBT stock in the merger is fair to that company's shareholders from a financial point of view. These opinions are attached as Appendix C and Appendix D to this Joint Proxy Statement-Prospectus.

CONDITIONS TO THE MERGER (SEE PAGES 35-36)

  To complete the merger, we must meet a number of conditions in addition to obtaining the votes of our shareholders, including the following:


  . no law or injunction may effectively prohibit the merger;

  . we must receive all necessary approvals of governmental authorities;

  . we must receive legal opinions that the merger will be treated as a tax-free reorganization under the Internal Revenue Code; and

  . SIS's independent accountants must concur in management's determination that SIS may account for the merger as a pooling of interests.

  Certain conditions to the merger may be waived by the company entitled to assert the condition. In some instances, if we wish to waive a condition, we may be required to resolicit the approval of the shareholders of GBT and/or SIS.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGES 36-37)

  In addition to terminating the merger agreement if SIS's stock price falls below the agreed minimum, we can agree jointly to terminate the merger agreement without completing the merger, and either of us can terminate the merger agreement if any of the following occurs:

  . the merger is not completed by June 30, 1998;

  . the merger is not approved by either the SIS shareholders or the GBT shareholders;

  . a court or other governmental authority permanently prohibits the merger;
    or

  . the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement.

In addition, SIS may terminate the merger agreement if the GBT Board does not recommend to its shareholders that the merger be approved, or subsequently withdraws or modifies in any adverse manner its recommendation.

AMENDMENT, WAIVER AND EXTENSION OF THE MERGER AGREEMENT (SEE PAGE 37)

  We may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. However, if an amendment would change the amount or form of what GBT's shareholders would receive in the merger, the amendment will have to be approved by our shareholders.

REGULATORY APPROVALS (SEE PAGE 37)

  The Federal Reserve Board approved the merger on October 22, 1997. The merger must also be approved by the FDIC, the Connecticut Department of Banking and the Massachusetts Board of Bank Incorporation, and SIS has filed applications with those agencies seeking the necessary approvals, which are still pending. If the Federal Reserve Board and FDIC approve the merger, the United States Department of Justice has 15 days in which to challenge such approvals on antitrust grounds. It is possible that some of these governmental authorities may impose conditions for granting approval. We cannot predict whether we will obtain the required regulatory approvals within the time frame contemplated by the merger agreement or on conditions that would not be detrimental to either of us or the combined company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 41-43)

  We have structured the merger so that SIS, GBT and GBT's shareholders will not recognize any gain or loss for federal income tax purposes in the merger, except for taxes payable because of cash received by GBT shareholders instead of fractional SIS shares or pursuant to the exercise of dissenters' rights as described below.

STOCK OPTION AGREEMENT (SEE PAGES 38-39)

  In connection with the merger agreement, GBT granted SIS an option to purchase up to 170,080 shares of GBT Common Stock at an exercise price of $18.00 per share. SIS may exercise this option only if certain events ordinarily associated with another party attempting to "break up" the merger and acquire GBT occur; as of this date, none of those events has occurred. Under the option agreement, if any such event did occur and SIS were entitled to exercise the option, it would also be entitled to receive a fee of $1.5 million from GBT. The option and the fee are an incentive to GBT to proceed with the merger, and may discourage other persons who might be interested in acquiring GBT.

APPRAISAL RIGHTS AND DISSENTING SHAREHOLDERS (SEE PAGES 18-19)

  Holders of GBT Common Stock who do not vote in favor of the merger and who follow certain procedures set forth in Connecticut law will be entitled to dissenters' rights under Connecticut law. The text of the pertinent statutory provisions is attached as Appendix E. Because the merger involves a subsidiary of SIS rather than SIS itself, holders of SIS Common Stock do not have dissenters' rights in connection with the merger.

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

  Once the merger occurs, GBT's shareholders will automatically become shareholders of SIS, and their rights will be governed by Massachusetts rather than Connecticut law and by SIS's corporate governing documents, including its articles of organization and bylaws. Perhaps the most significant difference between the rights of GBT shareholders and the rights of SIS shareholders is that GBT shareholders have a preemptive right to subscribe for additional shares of stock offered by GBT, a right that SIS shareholders do not have with respect to SIS stock. You can find a detailed discussion of the differences between the rights of GBT and SIS shareholders further on in this Proxy Statement--Prospectus under the heading entitled "COMPARISON OF RIGHTS OF HOLDERS OF GBT COMMON STOCK AND SIS COMMON STOCK" at pages 56 through 63.

MARKET PRICES AND DIVIDEND DATA

  SIS common stock is listed for trading on the Nasdaq National Market, and GBT common stock is listed for trading on the Nasdaq Small Capitalization Market.

  The following table shows the range of high and low closing prices for SIS common stock and GBT common stock during each quarter since January 1, 1995. It also shows the quarterly cash dividends paid by SIS and GBT on their shares.

                                                                CASH DIVIDENDS
                                         SIS           GBT       PER SHARE OF
                                    COMMON STOCK  COMMON STOCK   COMMON STOCK
                                    ------------- ------------- ---------------
QUARTER ENDED                        HIGH   LOW    HIGH   LOW     SIS     GBT
-------------                       ------ ------ ------ ------ ------- -------
1995
March 31........................... $11.06 $ 9.63 $ 7.75 $ 7.70     --      --
June 30............................  13.06  10.88   7.63   7.25     --      --
September 30.......................  16.00  12.88  10.50   7.25     --      --
December 31........................  17.13  14.63   9.88   7.50     --      --
1996
March 31...........................  18.75  16.25   9.25   8.50     --      --
June 30............................  18.63  16.75  10.25   9.13     --  $   .07
September 30.......................  23.63  17.50  10.88  10.00     --      .07
December 31........................  24.50  22.13  13.25  10.13     --      .14*
1997
March 31...........................  27.33  22.33  19.00  12.75 $   .12     .07
June 30............................  29.63  23.33  18.75  14.25     .12     .09
September 30.......................  34.75  27.63  25.00  17.00     .14     .09
through October 22.................  37.00  34.50  26.38  24.50

--------
* GBT paid an additional special dividend of $0.07 per share.

  On October 22, 1997, SIS announced a quarterly dividend of $0.14 per share payable on November 21, 1997 to holders of record as of the close of business on November 4, 1997. On October 8, 1997, GBT announced a quarterly dividend of $0.09 per share payable on November 15, 1997 to holders of record as of October 24, 1997.

  On August 15, 1997, the last business day before the merger was announced, the closing price for a share of SIS stock was $30.00 and for a share of GBT stock was $20.00. If $30.00 had been the average of the closing bid prices under the merger agreement, a GBT shareholder receiving SIS stock in exchange for a share of GBT stock on that day under the terms of the merger agreement would have received stock with a value of $22.20 ($30.00 X 0.74). On October 22, 1997, the last day before this Proxy Statement-Prospectus was printed for which we had information, the closing price was $35.50. If that had been the average, a GBT shareholder would have received stock with a value of $26.24 ($35.50 X 0.74).

FUTURE SIS ACQUISITION ACTIVITY

  Both nationally and in New England, the banking industry is undergoing a period of consolidation marked by numerous mergers and acquisitions. SIS has no formal program to acquire other banking or thrift institutions, but it may occasionally be presented with opportunities before or after the merger to acquire existing institutions that could expand and strengthen SIS's market position. If such an opportunity arises, SIS may engage in discussions or negotiations about the target company, and may also conduct a business investigation of the target. If the purchase price for any such acquisition were to include a premium over the target's book or market value, which is not unusual, SIS's book value might be diluted, at least in the short term.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of our companies set forth under "--Recommendation of the GBT Board and Reasons for the Merger," "--Recommendation of the SIS Board and Reasons for the Merger" and "Opinions of Financial Advisers" and statements preceded by, followed by or including words such as "believes," "anticipates," "plans," "expects" and similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and the documents we incorporate by reference, could affect the future results of the companies and could cause those results to differ materially from those expressed in our forward-looking statements: we may not fully realize anticipated operating efficiencies; we may lose deposits, customers or revenue after the merger; competitive pressure in the banking industry, negative changes in general economic conditions or changes in banking regulation could affect our operations; and changes in interest rates could reduce our operating margins.

SUMMARY PRO FORMA FINANCIAL DATA

  The unaudited pro forma financial data set forth below have been prepared to reflect the Merger using the pooling of interests method of accounting, assuming the Merger had been consummated as of June 30, 1997 for the balance sheet data and as of January 1, 1994 for results of operations data. Under the pooling of interests method of accounting, the recorded assets and liabilities of the separate companies are added together at the amounts shown in their preceding separate financial statements and generally become the recorded assets and liabilities of the combined corporation. The assets of the constituent entities are recorded on the resulting corporation's books at their historical cost. The combined shareholders' equity accounts are adjusted to reflect the fact that SIS shares will be issued in exchange for GBT shares. The results of operations of the separate companies are added together for each period shown, and pro forma adjustments are made only to reflect SIS's income statement classifications. For a description of the effect of the pooling of interests method of accounting on the Merger and the historical financial statements of SIS, see "The Merger--Accounting Treatment."

  The unaudited pro forma financial data are presented for illustrative purposes only and, therefore, are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future. The pro forma amounts do not include any adjustments for estimated operating efficiencies or revenue enhancements resulting from the Merger.

  The unaudited pro forma financial data presented are based on and derived from, and should be read in conjunction with, the historical and pro forma consolidated financial statements and notes thereto for SIS and GBT either incorporated by reference or included herein. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                             AT OR FOR THE YEAR ENDED
                            AT OR FOR THE          DECEMBER 31,
                          SIX MONTHS ENDED  -----------------------------------
                            JUNE 30, 1997     1996         1995        1994
                          -----------------------------  ----------  ----------
                          (DOLLAR IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Total assets............     $   1,696,233          --          --          --
Loans receivable........           798,819          --          --          --
Investment securities...           759,888          --          --          --
Foreclosed property.....             1,183          --          --          --
Deposits................         1,231,998          --          --          --
Borrowed funds..........           304,462          --          --          --
Shareholders' equity....           120,251          --          --          --
RESULTS OF OPERATIONS:
Interest and dividend
 income.................     $      58,588  $   101,738  $   86,434  $   73,366
Interest expense........            28,554       48,915      39,448      29,729
Net interest and
 dividend income........            30,034       52,823      46,986      43,637
Provision for loan
 losses.................               921        3,625       6,191      27,531
Net interest and
 dividend income after
 provision for
 loan losses............            29,113       49,198      40,795      16,106
Noninterest income......             7,208       14,667      11,669      11,002
Noninterest expense.....            24,786       48,210      45,622      54,840
Income tax provision
 (benefit)..............             4,540       (5,030)     (6,259)         35
Net income (loss).......             6,995       20,685      13,101     (27,767)
COMMON SHARE DATA:
Primary net income
 (loss) per share.......     $        1.00  $      3.01  $     2.12  $    (4.53)
Fully diluted net income
 (loss) per share.......     $        1.00  $      2.99  $     2.11  $    (4.50)
CAPITAL RATIOS:
Equity to total assets..              7.09%         --          --          --
Core (leverage) capital
 ratio at period end....              6.96%         --          --          --
Total risk-based capital
 ratio at period end....             13.01%         --          --          --

COMPARATIVE PER SHARE FINANCIAL INFORMATION

  The following table sets forth selected comparative per share data for each of SIS and GBT on a historical basis and selected unaudited pro forma comparative per share data assuming the Merger had been consummated as of the beginning of the earliest period presented for earnings per share and dividends per share and as of the end of the period presented for book value per share. The unaudited pro forma financial data have been prepared giving effect to the Merger as a pooling of interests. For a description of the effect of pooling of interests method of accounting on the Merger and the historical financial statements of SIS, see "THE MERGER--Accounting Treatment."

  The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto for SIS and GBT incorporated herein by reference. The selected historical unaudited financial data for SIS and GBT for the six months ended June 30, 1997 have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable to interim financial information and, in the opinion of the respective managements of SIS and GBT, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of financial information for such periods.

  The unaudited pro forma comparative data are presented for comparative purposes only and, therefore, are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future. The pro forma amounts do not include any adjustments for estimated operating efficiencies or revenue enhancements resulting from the Merger.

  The unaudited pro forma financial data presented are based on and derived from, and should be read in conjunction with, the historical and pro forma consolidated financial statements and notes thereto for SIS and GBT either incorporated by reference or included herein. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                                                      AT OR FOR THE YEAR ENDED
                                      AT OR FOR THE         DECEMBER 31,
                                     SIX MONTHS ENDED ------------------------
                                      JUNE 30, 1997    1996    1995     1994
                                     ---------------- ------------------------
SIS
Income (loss) per common and common
 equivalent share:
  Historical--Primary EPS..........       $1.03       $  3.29 $  2.21 $  (5.21)
  Historical--Fully Diluted EPS....       $1.02       $  3.26 $  2.19 $  (5.21)
  Pro forma combined--Primary
   EPS(1)..........................       $1.00       $  3.01 $  2.12 $  (4.53)
  Pro forma combined--Fully Diluted
   EPS(1)..........................       $1.00       $  2.99 $  2.11 $  (4.50)
Dividends per common share:
  Historical.......................       $0.24           --      --       --
GBT
Income (loss) per common and common
 equivalent share:
  Historical--Primary EPS..........       $0.68       $  1.38 $  1.22 $  (0.67)
  Historical--Fully Diluted EPS....       $0.68       $  1.38 $  1.22 $  (0.67)
  Pro forma equivalent--Primary
   EPS(2)..........................       $0.74       $  2.23 $  1.57 $  (3.35)
  Pro forma equivalent--Fully
   Diluted EPS(2)..................       $0.74       $  2.21 $  1.56 $  (3.33)
Dividends per common share:
  Historical.......................       $0.16       $  0.28     --       --
  Pro forma equivalent(3)..........       $0.18           --      --       --

                                                           JUNE 30, DECEMBER 31,
                                                             1997       1996
                                                           -------- ------------
SIS
Book value per common share at period end:
  Historical..............................................  $18.52     $17.81
  Pro forma combined(4)...................................  $17.35     $16.59
GBT
Book value per common share at period end:
  Historical..............................................  $ 9.82     $ 9.22
  Pro forma equivalent(2).................................  $12.84     $12.28

--------
(1) SIS pro forma combined income per common share is determined by dividing the pro forma combined net income by SIS's and GBT's combined historical weighted average shares, after adjustment of GBT's historical number of shares by the Exchange Ratio of 0.74.
(2) GBT pro forma equivalent income per common share and book value per common share are calculated by multiplying the pro forma combined amounts by the ratio of 0.74 of a share of SIS Common Stock for each share of GBT Common Stock.
(3) GBT pro forma equivalent dividends per common share are calculated by multiplying the SIS historical dividends per common share by the ratio of
    0.74 of a share of SIS Common Stock for each share of GBT Common Stock.
(4) SIS pro forma combined book value per common share is determined by dividing the pro forma combined shareholders' equity by SIS's and GBT's combined historical shares outstanding as of the period end, after adjustment of GBT's historical number of shares by the Exchange Ratio of 0.74.

                            SELECTED FINANCIAL DATA

  The following tables set forth consolidated historical summary financial data for the periods and as of the dates indicated for SIS and its consolidated subsidiaries and for GBT and its consolidated subsidiaries. The summary selected financial data are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto for SIS and GBT incorporated herein by reference. The historical unaudited financial statements as of or for the six months ended June 30, 1997 and 1996 have been prepared in accordance with GAAP applicable to interim financial information and, in the opinion of the respective managements of SIS and GBT, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of financial information for such periods.

                   SELECTED HISTORICAL FINANCIAL DATA OF SIS

                              AT OR FOR THE
                            SIX MONTHS ENDED                          AT OR FOR THE
                                JUNE 30,                         YEARS ENDED DECEMBER 31,
                          ----------------------  ------------------------------------------------------------
                             1997        1996        1996        1995        1994         1993         1992
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest and dividend
 income.................  $   49,452  $   39,244  $   84,277  $   69,916  $   57,913   $   63,174   $   72,187
Interest expense........      24,403      19,216      41,173      32,556      23,792       27,175       36,537
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
 Net interest and
  dividend income.......      25,049      20,028      43,104      37,360      34,121       35,999       35,650
Provision for loan
 losses.................         801       1,450       2,950       4,359      25,742       15,740       13,219
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
 Net interest and
  dividend income after
  provision for loan
  losses................      24,248      18,578      40,154      33,001       8,379       20,259       22,431
Noninterest income......       5,579       5,318      11,470       8,124       8,329       11,671       10,426
Noninterest expense.....      20,282      17,957      37,737      35,425      43,615       49,589       45,054
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
 Income (loss) before
  income taxes and
  cumulative effect of
  change in accounting
  principle.............       9,545       5,939      13,887       5,700     (26,907)     (17,659)     (12,197)
Income tax expense
 (benefit)..............       3,785         490      (4,273)     (5,759)        --        (3,384)      (3,228)
Cumulative effect of
 change in accounting
 principle..............         --          --          --          --          --           --         1,295
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
  Net income............  $    5,760  $    5,449  $   18,160  $   11,459  $  (26,907)  $  (14,275)  $  (10,264)
                          ==========  ==========  ==========  ==========  ==========   ==========   ==========
BALANCE SHEET DATA:
Total assets............  $1,434,545  $1,209,843  $1,348,612  $1,070,978  $  920,689   $  969,904   $1,002,513
Loans receivable,
 gross..................     660,430     592,720     624,998     573,083     513,486      640,574      717,301
Allowance for possible
 loan losses............      16,392      14,913      15,597      14,986      15,844       18,367       12,176
Investment securities...     678,855     530,641     641,497     419,777     319,564      231,565      156,279
Investments in real
 estate and real estate
 partnerships...........       2,703       5,494       2,757       6,092       6,699        9,939       13,219
Deposits................   1,015,404     927,298     969,517     885,386     853,633      874,906      898,050
Borrowings..............     280,357     168,919     247,896      78,071       2,392        6,063        6,240
Total shareholders'
 equity.................     103,273      86,996     101,917      81,469      28,503       58,531       72,762
PER SHARE DATA:
Net income(1):
 Primary................  $     1.03  $     1.00  $     3.29  $     2.21  $    (5.21)  $    (2.77)  $    (1.98)
 Fully diluted(2).......  $     1.02  $     1.00  $     3.26  $     2.19  $    (5.21)  $    (2.77)  $    (1.98)
Total cash dividends
 paid...................  $     0.24         --          --          --          --           --           --
Book value per
 share(3)...............  $    18.52  $    15.20  $    17.81  $    14.27  $     4.99   $    10.25   $    12.74
Weighted average fully
 diluted shares
 outstanding(1).........   5,640,349   5,445,968   5,573,390   5,220,778   5,220,778    5,220,778    5,220,778
SELECTED FINANCIAL
 RATIOS:
Return on average
 assets(4)..............        0.83%       0.97%       1.52%       1.16%      (2.88)%      (1.46)%      (1.01)%
Return on average
 shareholders'
 equity(4)..............       11.45%      13.43%      20.91%      17.25%     (63.55)%     (20.85)%     (13.24)%
Net interest
 margin(4)(5)...........        3.84%       3.80%       3.85%       4.00%       3.90%        4.13%        3.97%
Cash dividends per share
 as a percentage of
 earnings per share.....       23.53%        --          --          --          --           --           --
Equity to total assets..        7.20%       7.19%       7.56%       7.61%       3.10%        6.03%        7.26%
Core (leverage) capital
 ratio at period end....        6.99%       7.40%       7.41%       7.57%       3.43%        6.02%        7.28%
Total risk-based capital
 ratio at period end....       13.13%      13.51%      14.05%      13.77%       7.32%        9.72%       11.38%
Allowance for loan
 losses to total gross
 loans..................        2.48%       2.51%       2.50%       2.61%       3.09%        2.87%        1.70%
Nonperforming assets to
 total assets...........        0.47%       0.87%       0.56%       1.30%       2.81%        9.94%       12.35%

                                                     Footnotes on following page

Footnotes to preceding page
--------
(1) Net income per share for the six months ended June 30, 1997 and 1996 and for the year ended December 31, 1996 is computed on weighted average shares outstanding for periods presented. Net income (loss) per share for the years ended December 31, 1995, 1994, 1993 and 1992 is computed on a pro forma basis as if the conversion of the Bank from mutual to stock form had been completed as of the beginning of the earliest period presented.
(2) For the years ended December 31, 1994, 1993 and 1992 the fully diluted earnings per share calculation is anti-dilutive.
(3) Calculated on the basis of 5,576,842, 5,722,600, 5,723,600 shares outstanding at June 30, 1997 and 1996, and December 31, 1996, respectively. At December 31, 1995, 1994, 1993 and 1992 the calculation is based on 5,710,700 shares outstanding on a fully diluted basis.
(4) June 30, 1997 and 1996 figures are annualized.
(5) On a fully taxable equivalent basis.

                   SELECTED HISTORICAL FINANCIAL DATA OF GBT

                              AT OR FOR THE
                            SIX MONTHS ENDED                          AT OR FOR THE
                                JUNE 30,                         YEARS ENDED DECEMBER 31,
                          ----------------------  ------------------------------------------------------------
                             1997        1996        1996        1995        1994         1993         1992
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest income.........  $    9,136  $    8,550  $   17,461  $   16,518  $   15,453   $   16,136   $   17,580
Interest expense........       4,151       3,702       7,742       6,892       5,937        6,392        7,488
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
 Net interest income....       4,985       4,848       9,719       9,626       9,516        9,744       10,092
Provision (benefit) for
 loan losses............         120         375         675        (213)      1,789        3,847        3,587
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
 Net interest income
  after provision
  (benefit) for loan
  losses................       4,865       4,473       9,044       9,839       7,727        5,897        6,505
Other operating income..       1,629       1,546       3,197       3,135       4,043        4,045        3,670
Other operating
 expense................       4,504       4,940      10,473      10,197      11,225       12,606       10,898
(Recovery) loss on
 National Premium CD
 Program................         --          --          --         (410)      1,370          --           --
Loss on bulk sale of
 loans..................         --          --          --        2,045         --           --           --
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
 Income (loss) before
  income tax expense
  (benefit) and
  cumulative effect of
  change in accounting
  principle.............       1,990       1,079       1,768       1,142        (825)      (2,664)        (723)
Income tax expense
 (benefit)..............         755         --         (757)       (500)         35           65           76
Cumulative effect of
 change in accounting
 principle..............         --          --          --          --          --            52          --
                          ----------  ----------  ----------  ----------  ----------   ----------   ----------
  Net income (loss).....  $    1,235  $    1,079  $    2,525  $    1,642  $     (860)  $   (2,677)  $     (799)
                          ==========  ==========  ==========  ==========  ==========   ==========   ==========
BALANCE SHEET DATA:
Total assets............  $  261,298  $  236,902  $  248,598  $  229,774  $  218,292   $  228,981   $  238,499
Loans receivable(1).....     156,390     145,080     148,733     141,965     130,790      147,736      164,742
Allowance for possible
 loan losses............       3,448       3,407       3,352       3,029       4,517        4,742        4,601
Investment
 securities(2)..........      83,144      70,633      62,763      65,071      67,329       54,832       40,032
Deposits................     216,594     194,542     208,420     190,315     194,384      202,392      218,382
Borrowings..............      24,105      25,000      21,350      23,000      13,000       14,000        5,000
Total shareholders'
 equity.................      17,963      15,659      16,869      14,974       8,040       11,054       13,796
PER SHARE DATA:
Net income (loss) per
 share..................  $     0.68  $     0.59  $     1.38  $     1.22  $    (0.67)  $    (2.08)  $    (0.62)
Total cash dividends
 paid per share.........  $     0.16  $     0.07  $     0.28         --          --    $     0.05   $     0.20
Book value per share....  $     9.82  $     8.56  $     9.22  $     8.18  $     6.23   $     8.57   $    10.70
Weighted average shares
 outstanding............   1,829,920   1,829,920   1,829,920   1,352,057   1,289,920    1,289,920    1,289,920
SELECTED FINANCIAL
 RATIOS:
Return (loss) on average
 assets(3)..............        0.99%       0.94%       1.08%       0.75%      (0.39)%      (1.15)%      (0.35)%
Return (loss) on average
 shareholders'
 equity(3)..............       14.59%      14.24%      16.29%      16.04%      (8.05)%     (18.68)%      (5.10)%
Net interest
 margin(3)(4)...........        4.33%       4.56%       4.46%       4.74%       4.69%        4.66%        5.00%
Cash dividends per share
 as a percentage of
 earnings (loss) per
 share..................       23.53%      11.86%      20.29%        --          --         (2.40)%     (32.26)%
Equity to total assets..        6.87%       6.61%       6.79%       6.52%       3.68%        4.83%        5.78%
Core (leverage) capital
 ratio at period end....        7.22%       7.01%       7.07%       6.77%       4.64%        4.76%        5.86%
Total risk-based capital
 ratio at period end....       13.05%      13.43%      13.42%      12.83%       9.08%        8.62%        9.28%
Allowance for loan
 losses to loans
 receivable(1)..........        2.20%       2.35%       2.25%       2.13%       3.45%        3.21%        2.79%
Nonperforming assets to
 total assets...........        1.04%       1.02%       1.06%       0.46%       2.61%        4.26%        4.14%

--------
(1) Net of unearned income.
(2) Includes investment securities available-for-sale, investment securities held-to-maturity and Federal Home Loan Bank stock.
(3) June 30, 1997 and 1996 figures are annualized.
(4) On a fully taxable equivalent basis.

                                 THE MEETINGS

MATTERS TO BE DISCUSSED AT THE MEETINGS

  General. This Proxy Statement--Prospectus is being furnished by SIS to holders of shares of SIS Common Stock and by GBT to holders of shares of GBT Common Stock in connection with the solicitation of proxies from such shareholders for use at the SIS Meeting and the GBT Meeting, respectively.

  SIS. At the SIS Meeting or any adjournments or postponements thereof, holders of shares of SIS Common Stock will be asked to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the related issuance by SIS of shares of SIS Common Stock to the shareholders of GBT, and such other matters as may properly be brought before the meeting.

  THE BOARD OF DIRECTORS OF SIS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE RELATED ISSUANCE BY SIS OF SHARES OF SIS COMMON STOCK TO THE STOCKHOLDERS OF GBT.

  GBT. At the GBT Meeting or any adjournments or postponements thereof, holders of shares of GBT Common Stock will be asked to approve and adopt the Merger Agreement and Plan of Merger and the consummation of the transactions contemplated thereby, including the Merger.

  THE BOARD OF DIRECTORS OF GBT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND PLAN OF MERGER AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

RECORD DATES; STOCK ENTITLED TO VOTE; QUORUM

  SIS. The SIS Record Date for the determination of shares of those holders of SIS Common Stock entitled to notice of, and to vote at, the SIS Meeting is October 10, 1997. Only holders of record of shares of SIS Common Stock at the close of business on the SIS Record Date will be entitled to notice of and to vote at the SIS Meeting or any adjournments or postponements thereof. As of the SIS Record Date, there were 5,580,842 shares of SIS Common Stock outstanding and entitled to vote.

  The presence in person or by proxy of shares representing a majority of votes (2,790,422 votes) entitled to be cast by holders of SIS Common Stock issued and outstanding and entitled to vote as of the SIS Record Date is required to constitute a quorum for the transaction of business at any meeting of shareholders. Abstentions and broker non-votes are included in the determination of the number of shares of SIS Common Stock present and voting. "Broker non-votes" are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and
(iii) the record holder has indicated on the proxy card or otherwise notified the corporation that it does not have authority to vote such shares on that matter.

  GBT. The GBT Board has fixed the close of business on October 10, 1997 as the GBT Record Date. Only the holders of record of shares of GBT Common Stock at the close of business on the GBT Record Date will be entitled to notice of and to vote at the GBT Meeting and any adjournments or postponements thereof. At the GBT Record Date, 1,829,920 shares of GBT Common Stock were outstanding and entitled to vote. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of GBT Common Stock entitled to vote is required to constitute a quorum at the GBT Meeting. Shares of GBT Common Stock for which proxies or ballots have been received but with respect to which holders of shares have abstained with respect to the approval and adoption of the Merger Agreement and Plan of Merger (whether as a broker non-vote or otherwise) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the GBT Meeting.

SOLICITATION OF PROXIES

  SIS. Shareholders of record on the SIS Record Date are entitled to cast their votes, in person or by properly executed proxy, at the SIS Meeting. Shareholders are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope. All shares represented at the SIS Meeting by properly executed proxies received prior to or at the SIS Meeting and not properly revoked will be voted at the SIS Meeting in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  If a quorum is not present at the time the SIS Meeting is convened, or if for any other reason SIS believes that additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, SIS may adjourn the SIS Meeting with a vote of the holders of a majority of the voting power represented by the SIS Common Stock present at such meeting. If SIS proposes to adjourn the SIS Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of such adjournment. A proxy that withholds discretionary authority or that is voted against the Merger Agreement will not be voted in favor of any adjournment or postponement of the SIS Meeting.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Clerk of SIS, at or before the SIS Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Clerk of SIS at or before the SIS Meeting or (iii) attending the SIS Meeting and voting in person (although attendance at the SIS Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Michael E. Tucker, Clerk of SIS, 1441 Main Street, Springfield, Massachusetts 01102.

  Proxies are being solicited by and on behalf of the SIS Board. In addition to solicitation by use of the mails, SIS has retained Morrow & Co. to solicit proxies at an anticipated cost of $5,500 plus reimbursement for out-of-pocket expenses. Morrow & Co. may solicit proxies in person, by telephone, telegram or other means of communications. Further, proxies may be solicited by directors, officers and employees of SIS in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of SIS Common Stock held of record by such persons, and SIS may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  GBT. Proxies in the form enclosed are being solicited by and on behalf of the GBT Board. Shareholders are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed envelope. Shares represented by a properly executed proxy received prior to the vote at the GBT Meeting and not revoked will be voted at the GBT Meeting as directed in the proxy. IF A PROXY IS SUBMITTED AND NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  In addition to solicitation by use of the mails, GBT has retained Morrow & Co. to solicit proxies at an anticipated cost of $6,000 plus reimbursement for out-of-pocket expenses. Morrow & Co. may solicit proxies in person, by telephone, telegram or other means of communications. Further, proxies may be solicited by directors, officers and employees of GBT in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of GBT Common Stock held of record by such persons, and GBT may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  The persons named as proxies by a GBT shareholder may propose and vote for one or more adjournments or postponements of the GBT Meeting to permit further solicitation of proxies in favor of the proposals to be considered at the GBT Meeting. A proxy voted against the Merger Agreement and Plan of Merger will not be voted in favor of any adjournment or postponement of the GBT Meeting.

  A holder of record of GBT Common Stock may revoke a proxy by filing an instrument of revocation with Camille S. Bushnell, Secretary of GBT, 2461 Main Street, Glastonbury, Connecticut 06033. Such shareholder may also revoke a proxy by filing a duly executed proxy bearing a later date, or by appearing at the GBT Meeting in person and notifying the Secretary at the GBT Meeting. Any shareholder of record attending the GBT Meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a shareholder at the GBT Meeting will not constitute revocation of a previously given proxy.

REQUIRED VOTES

  SIS. The affirmative vote of a majority of the votes cast at the SIS Meeting is required for approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of SIS Common Stock to the shareholders of GBT. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement. Shareholders of SIS are entitled to one vote at the SIS Meeting for each share of SIS Common Stock held of record at the close of business on the SIS Record Date. Because SIS Interim Bank rather than SIS will be a party to the Merger, the vote of the shareholders of SIS is not required by either Massachusetts law or the SIS articles of organization (the "SIS Articles") to approve the Merger Agreement or the Merger. However, SIS has agreed with GBT that SIS will seek approval of the Merger Agreement by the SIS shareholders, and the Bylaws of the National Association of Securities Dealers require shareholder approval of the issuance of shares of SIS Common Stock in connection with the Merger.

  At the close of business on the SIS Record Date, 5,580,842 shares of SIS Common Stock were outstanding and entitled to vote, of which approximately 341,000 shares (including approximately 166,000 shares subject to vested stock options), or approximately 6.11%, were held by directors and executive officers of SIS. The directors of SIS, who beneficially own a total of 188,019 shares of SIS Common Stock (including 76,560 shares subject to vested stock options), representing approximately 3.36% of the shares of SIS Common Stock issued and outstanding on the SIS Record Date, have entered into an agreement (the "SIS Stockholders Agreement"), pursuant to which they have agreed to vote all of their shares of SIS Common Stock in favor of the Merger.

  GBT. The affirmative vote of two-thirds of the votes (1,219,947 votes) of holders of the outstanding shares of GBT Common Stock is required for approval of the Merger Agreement and Plan of Merger and the transactions contemplated thereby. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and Plan of Merger. Shareholders of GBT are entitled to one vote at the GBT Meeting for each share of GBT Common Stock held of record at the close of business on the GBT Record Date.

  At the close of business on the GBT Record Date, 1,829,920 shares of GBT Common Stock were outstanding and entitled to vote. GBT directors and executive officers who beneficially own a total of 419,622 shares of GBT Common Stock, representing approximately 22.93% of the shares of GBT Common Stock issued and outstanding on the GBT Record Date, have entered into an agreement (the "GBT Stockholders Agreement"), pursuant to which such shareholders have agreed to certain restrictions on their respective shares of GBT Common Stock. Specifically, such shareholders have agreed, with respect to all presently owned or after-acquired stock, (a) to vote such stock in favor of the Merger and against any other acquisition transaction with a party other than SIS or its affiliates, and (b) generally not to sell, assign, transfer, encumber or otherwise dispose of such stock. The GBT Stockholders Agreement will remain in effect until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. Assuming that all of the shares subject to the GBT Stockholders Agreement are in fact voted in favor of the Merger Agreement and Plan of Merger, the vote of holders of approximately 800,325 additional shares of GBT Common Stock, representing approximately 43.74% of the shares of GBT Common Stock issued and outstanding on the GBT Record Date, will be required to approve and adopt the Merger Agreement and Plan of Merger and the transactions contemplated thereby.

SOLICITATION EXPENSES

  SIS and GBT will pay their respective expenses in connection with the solicitation of proxies.

BENEFICIAL OWNERSHIP OF GBT COMMON STOCK

  The following table sets forth certain information regarding beneficial ownership of GBT Common Stock as of October 10, 1997 by (i) each person known by GBT to own beneficially more than 5% of GBT Common Stock, (ii) each director of GBT, and (iii) all directors and executive officers of GBT as a group. The number of shares beneficially owned by such persons is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, and also any shares that the individual or entity has the right to acquire within 60 days of October 10, 1997 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to shares of GBT Common Stock listed as beneficially owned by such person or entity.

                                                                 PERCENTAGE OF
                                                NUMBER OF SHARES  OUTSTANDING
                                                     OF GBT       GBT COMMON
   NAME                                           COMMON STOCK       STOCK
   ----                                         ---------------- -------------
   DIRECTORS AND EXECUTIVE OFFICERS
   Loren J. Andreo.............................      78,591           4.29%
   Ronald E. Bourbeau..........................     179,823           9.83%
   Camille S. Bushnell.........................       1,190              *
   John J. Carson..............................         185              *
   Alden A. Ives...............................      11,944(1)           *
   Harvey A. Katz..............................      80,084(2)        4.38%
   Grace C. Nome...............................         691              *
   Mark A. Sheptoff............................       5,456(3)           *
   J. Gilbert Soucie...........................      54,310(4)        2.98%
   James Uccello...............................       2,059              *
   All Directors and Executive Officers as a
    group (13 persons).........................     419,622          22.93%
   5% BENEFICIAL OWNERS
   Ronald E. Bourbeau(5).......................     179,823           9.83%
   Thomas J. Carroll(6)........................      96,000           5.25%

--------
 * Less than 1%
(1) Includes 5,192 shares owned by spouse and 1,588 shares owned jointly with spouse.
(2) Includes 1,991 shares owned by spouse and 16,697 shares as trustee for Harvey A. Katz, Profit Sharing Plan.
(3) Includes 5,000 shares as Trustee for Mark A. Sheptoff, Voluntary Retirement Plan.
(4) Includes 15,500 shares owned jointly with spouse, 12,272 shares owned by spouse and 5,500 shares owned by son. Mr. Soucie disclaims beneficial ownership of the 5,500 shares owned by his son.
(5) Mr. Bourbeau's address is Reb Realty, 54 Riverview Street, Portland, Connecticut 06480.
(6) Mr. Carroll's address is P.O. Box 488, Middleburg, Virginia 22117.

APPRAISAL RIGHTS AND DISSENTING SHAREHOLDERS

  Shareholders of GBT who do not vote to approve and adopt the Merger Agreement and Plan of Merger and who comply with the requirements of Sections 33-855 through 33-872 (the "Dissenters' Rights Statute") of the Connecticut Business Corporations Act (the "CBCA"), a copy of which is attached to this Proxy Statement--Prospectus as Appendix E, will be entitled to dissenters' rights. Because the Merger involves the merger of a subsidiary of SIS, SIS Interim Bank ("Interim Bank"), into GBT rather than a merger between SIS itself and GBT, shareholders of SIS have no dissenters' rights in connection with the Merger.

  If the Merger is consummated, a shareholder of GBT who does not vote in favor of the approval and adoption of the Merger Agreement and Plan of Merger, and who follows the statutory provisions of the Dissenters' Rights Statute summarized herein may require GBT to pay the fair value of his or her shares of GBT Common Stock, determined as provided in the Dissenters' Rights Statute.

  A shareholder of GBT who desires to pursue his or her dissenters' rights must deliver to GBT, before the taking of the vote on the Merger Agreement and Plan of Merger, a written notice of intent to demand payment for his or her shares if the proposed action is effectuated. Notice of an intention to demand payment should be addressed to Camille S. Bushnell, Secretary, Glastonbury Bank & Trust Company, 2461 Main Street, Glastonbury, Connecticut 06033. The shareholder must then not vote any shares in favor of the approval and adoption of the Merger Agreement and Plan of Merger. A vote against the approval and adoption of the Merger Agreement and Plan of Merger, whether by proxy or in person at the GBT Meeting, is not required to perfect a shareholder's dissenters rights, nor will a negative vote be considered a demand for payment in and of itself without the prior delivery of the demand.

  If the Merger Agreement and Plan of Merger are approved and adopted by the required vote at the GBT Meeting, and all conditions to consummation of the Merger are satisfied or waived, GBT will, within 10 days after the date on which the Merger has become effective pursuant to the laws of the State of Connecticut, deliver a written dissenters' notice to all shareholders who complied with the statutory requirements, which notice shall (i) state where the payment demand shall be sent and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger Agreement and Plan of Merger and requires that the person asserting dissenters' rights certify whether or not beneficial ownership of such shares was acquired before that date; (iv) set a date by which GBT must receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered; and (v) be accompanied by a copy of the appropriate statutory provisions.

  Within the time period set forth in the written dissenters' notice, the dissenting shareholder must demand payment, certify whether beneficial ownership of the shares was acquired before the date set forth pursuant to clause (iii) above, and deposit his or her certificates in accordance with the terms of the notice. The right of dissent must be exercised with respect to all shares owned by the same person. With respect to the shares acquired by the shareholder prior to the date set forth pursuant to clause (iii) above, GBT will then pay each dissenter who has complied with the provisions set forth above the amount GBT estimates to be the fair value of the shares, plus accrued interest. This payment will be accompanied by certain required financial information relating to GBT, a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment in a different amount if the shareholder is dissatisfied with the payment tendered by GBT and a copy of the relevant statutory provisions. With respect to shares acquired on or after the date set forth pursuant to clause (iii) above, GBT may withhold payment and merely send to the dissenter its offer of payment, together with a statement of its estimate of fair value, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment in a different amount.

  If the shareholder is dissatisfied with the payment or offer tendered by GBT or if GBT fails to make payment within 60 days after the date set for demanding payment, he or she may notify GBT in writing of his or her own estimate of the fair value of the shares, and the amount of interest due, and demand payment in that amount less any payment received through the procedure set forth above. This notice must be delivered within 30 days after GBT makes or offers payment for the shareholder's shares as provided above.

  If the parties have not agreed to a payment which is acceptable to both of them, GBT will commence a proceeding within 60 days after receiving the dissatisfied shareholder's payment demand, by a petition in Superior Court for the judicial district of Hartford-New Britain, Connecticut to determine the fair value of the shares and accrued interest, making all dissenters whose demands remain unsettled at the time parties to the proceeding, whereupon the court will determine the appropriate amount of payment. The cost and expenses of any court proceeding to determine the fair value of the shares of GBT Common Stock will be determined by the court and will be assessed against GBT, provided that the Court may assess costs against some or all of the shareholders to the extent it finds the dissenters acted arbitrarily, vexatiously or not in good faith. The Court may include in any such assessment the fees and expenses of counsel and experts to the extent the Court finds such assessment equitable.

  A GBT shareholder who exercises dissenters' rights and receives cash will recognize gain for federal income tax purposes, the tax rate on which will depend upon the holding period for his or her GBT Common Stock. The exchange of shares for cash upon the exercise of dissenters' rights could be treated as substantially equivalent to a dividend and, therefore, taxed as ordinary income if the recipient of cash owns or constructively owns other shares of SIS Common Stock. See "THE MERGER--Certain Federal Income Tax Consequences."

                                  THE MERGER

GENERAL

  This section of the Proxy Statement-Prospectus describes the material terms and provisions of the proposed Merger, including the principal provisions of the Merger Agreement and Plan of Merger, and related transactions. Copies of the Merger Agreement and Plan of Merger are attached to this Proxy Statement-- Prospectus as Appendix A and Appendix B, respectively. All shareholders are urged to read the Merger Agreement (including the Plan of Merger) in its entirety.

  The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, which are described more fully herein and therein, Interim Bank will be merged with and into GBT. In connection with the Merger, each outstanding share of GBT Common Stock will be converted into and become exchangeable for 0.74 (the "Exchange Ratio") of one share of SIS Common Stock plus cash in lieu of any fractional share of SIS Common Stock.

BACKGROUND OF THE MERGER

  Like many Connecticut financial institutions, GBT experienced financial difficulties as a result of the national and regional recession which began in 1989. These difficulties resulted in GBT's stipulation to a Cease and Desist Order issued by the FDIC and agreed to by the Connecticut Department of Banking in 1993 (the "Order"). GBT responded by focusing on improving its financial condition and earnings potential. As a result of its efforts, the Order was lifted in 1996.

  Following issuance of the Order, GBT received several acquisition proposals and considered seriously two of them. However, after much deliberation, GBT announced in October 1994 that it had decided not to pursue any proposals that would involve its acquisition by another company, and would instead concentrate on a financial recovery as an independent institution. GBT furthered its independence strategy and improved its financial condition by completing a $3.5 million rights offering of its common stock and a bulk sale of approximately $7.7 million of non-performing assets and certain loans in the fourth quarter of 1995.

  During 1996 and the first half of 1997, GBT continued to focus on improving shareholder value as an independent institution. However, in considering long-term objectives, the GBT Board noted that increasing industry consolidation and changes in government regulation of interstate banking had significantly increased competition within GBT's market area. In order to compete effectively in this environment, the GBT Board determined that it would be beneficial to expand the range of products and services offered to GBT's customers and to obtain the capital resources that would enable it to do so. During this period, GBT engaged in preliminary dicussions concerning a possible affiliation with an out-of-state organization, but the discussions terminated because the parties were unable to agree on pricing.

  GBT engaged MB&D in April 1997 for professional advice on the relative merits of attempting to expand its business either by internal growth or by a strategic alliance with another organization. GBT and MB&D analyzed these alternatives and determined that an affiliation with a larger institution without a Connecticut presence could further GBT's business objectives. On July 3, 1997, MB&D approached SIS on behalf of GBT and inquired whether SIS would be interested in discussing an affiliation between the two companies. The GBT Board believed that such an affiliation, if properly structured, would not only enhance long-term shareholder value by increasing the resources available to GBT for expansion of its franchise, but would also allow GBT to continue a form of independent operation that would benefit its customers, suppliers, employees and community.

  As part of SIS's ongoing review and consideration of strategic alternatives, the SIS Board regularly reviews the operational and structural options available to SIS to expand and strengthen its community banking franchise and enhance long-term shareholder value, including opportunities that may arise from time to time to acquire other banking and thrift institutions. In response to MB&D's preliminary inquiry on July 3, 1997, SIS indicated that it would be interested in discussing further with GBT the prospects for a business combination involving the two companies. Later that same day, J. Gilbert Soucie, President and Chief Executive Officer of GBT, contacted F. William Marshall, Jr., President and Chief Executive Officer of SIS, and indicated that the GBT Board had made the decision to explore strategic merger possibilities and was seeking an acceptable partner. During this discussion, Mr. Soucie indicated that the GBT Board sought to affiliate with a company that would enable GBT to continue its present success in the local market through retaining its corporate identity and enable its shareholders to participate in the growth of a continuing company. From the discussion, Mr. Soucie and Mr. Marshall established a future meeting. On July 14, 1997, Mr. Marshall and Mr. Soucie held a meeting in Springfield, Massachusetts, during which each described his respective company's organization and its prospects for the future. The majority of the meeting focused on aspects of a potential merger, specifically the compatibility of the two organizations, how the combined company would operate, and the roles of the SIS Board, the GBT Board and key management. On July 22, 1997, Mr. Marshall and John F. Treanor, Executive Vice President and Chief Financial Officer of SIS, met with the Executive Committee of the GBT Board. At the meeting, Messrs. Marshall and Treanor provided information as to SIS's background, operating environment and future growth opportunities, and addressed the GBT Board's concerns in regards to SIS's qualifications as a merger partner. In turn, the GBT executive committee approved the execution of a confidentiality agreement between SIS and GBT in order to facilitate further discussions. The parties signed a confidentiality agreement on July 24, 1997, pursuant to which SIS undertook a preliminary due diligence investigation of the business, operations and personnel of GBT. On July 30, following the completion of such initial due diligence and further discussion between the parties and their financial advisers, SIS's senior management, together with Oppenheimer, presented to the SIS Board a proposal to submit a formal indication of interest to GBT, in which SIS would outline the general terms and conditions on which it would be willing to discuss further the prospects for acquiring GBT in a strategic merger. The SIS Board authorized management to submit such an indication of interest, and it was delivered to the GBT Board and MB&D following the close of business on July 30. On August 4, the GBT Board met in a special meeting and authorized management and GBT's advisers to proceed to develop further SIS's proposal and make appropriate investigations and analyses.

  The parties, together with their counsel and financial advisers, subsequently met on August 6, 1997, to discuss various aspects of the proposed transaction, including the structure and accounting treatment of the Merger, the role of GBT's Board and its senior management and employees if GBT were to become a wholly owned subsidiary of SIS, the price, in the form of SIS Common Stock, that SIS would be willing to pay to acquire GBT and various other business issues. Following this meeting, SIS submitted a revised indication of interest to GBT on August 7, in which it increased the price it would be willing to pay in shares of SIS Common Stock, subject to confirmatory due diligence, and further clarified the role that GBT's Board and its senior management and employees would play following any combination of GBT with SIS. On August 8, the GBT Board held a special meeting at which it considered the status of the SIS discussions, and reviewed with MB&D two unsolicited, preliminary indications of interest, one written and one oral, which had been received by GBT from other financial institutions while the parties were in the process of reviewing and refining SIS's proposal. Both the written and oral expressions expressed interest in a tax-free, stock-for-stock merger. Both indicated preliminary interest in offering consideration with a nominal value at the time of approximately $22 to $23 per share, which did not appear to be significantly higher than the firm offer made by SIS. In addition, neither expression represented a formal offer and both were subject to due diligence and further negotiation. The GBT Board believed that it was unlikely that SIS would continue to negotiate with GBT if GBT were to enter into negotiations with a third party, but acknowledged after consulting with counsel and MB&D that each alternative expression was substantial enough to warrant attention. The GBT Board requested that MB&D prepare analyses of the unsolicited expressions of interest, but also authorized management and GBT's advisers to continue negotiations with SIS.

  During the period from August 8 through August 11, SIS and its advisers undertook further detailed due diligence investigations of GBT, while GBT and its advisers likewise undertook due diligence investigations of SIS. In addition, during this period, SIS's counsel distributed proposed forms of the Merger Agreement and related documents, including the Plan of Merger and the Stock Option Agreement between GBT and SIS (the "Stock Option Agreement"), to GBT and its advisers, and engaged in extensive discussions regarding the terms and provisions contained in such documentation with GBT's counsel.

  On August 12, the parties, with their counsel and financial advisers, met again to negotiate further a variety of issues pertaining to the proposed transaction, including various representations, warranties and covenants contained in the Merger Agreement, the terms of the Stock Option Agreement and the amount of the fee payable by GBT to SIS in the event that the Option were to become exercisable, the amount of the "breakup" fee payable under the Merger Agreement and the events that would cause such fee to become payable by either party, and whether SIS should agree to issue a fixed or variable number of shares to acquire GBT and the level at which such a fixed exchange ratio should be set. Following the parties' August 12 meeting, SIS's counsel revised further the Merger Agreement and related documents, including the Plan of Merger and the Stock Option Agreement, and the revised documents were presented to the GBT Board at a special meeting held on August 13. The following day, the parties and their financial advisers continued to negotiate a wide range of issues, including various representations and warranties contained in the Merger Agreement, the terms of the Stock Option Agreement, the fees payable by GBT under both the Merger Agreement and the Stock Option Agreement and the amount of the fixed exchange ratio that SIS would be willing to pay in the Merger, which had increased from 0.71 to 0.74 share of SIS Common Stock. The Board continued to discuss the other expressions of interest and asked MB&D to prepare an additional analysis of the oral expression.

  On the morning of August 15, SIS, its counsel and Oppenheimer met with GBT's counsel and MB&D and resolved to their satisfaction all open issues. Later that day, the GBT Board met to consider the proposed terms of the Merger, as negotiated to that point by GBT's advisers, and to again compare it, with the assistance and advice of MB&D and GBT's counsel, to the two other unsolicited preliminary indications of interest that GBT had received during the course of the negotiations with SIS (the second of which prospective acquirors had, during the course of such negotiations, documented its earlier oral preliminary indication of interest with one in writing). It was noted that the present nominal value of SIS's offer had risen to $22.39 per share, which represented an aggregate increase of $1.7 million and was an amount approximately the same as the two informal expressions of interest. At this meeting, the GBT Board considered numerous aspects of the fully negotiated SIS offer and the other two expressions, including their nominal value, the likelihood of closing, the degree of certainty that the actual value received by GBT shareholders would be approximately the nominal value fixed by negotiations with SIS and the uncertainty that the nominal value of the other expressions would result in an equivalent actual value, various financial analyses and performance measures of each acquiror and the long-term prospects of each potential acquiror and the relative marketability and long-term prospects of its stock. In determining that the SIS proposal was, in its judgment, superior to both of the unsolicited preliminary indications of interest, the GBT Board considered each proposal in its entirety and did not find it practicable, nor did it attempt, to determine the relative superiority of each aspect of each such proposal. Following these determinations, the GBT Board authorized GBT's advisers to obtain for the Board's review a final, definitive agreement with SIS on the basis of the terms discussed that morning between SIS and GBT's advisers. The GBT Board directed management to communicate this view to SIS. The parties and their counsel then undertook to finalize the Merger Agreement and related documents.

  Separate special meetings of the SIS Board and the GBT Board were held on August 17, 1997 to consider the proposed definitive form of the Merger Agreement and related documents. At the GBT Board meeting, the GBT Board reviewed the final terms of the Merger with counsel, and was advised orally by MB&D that, in its opinion, and based on facts known to MB&D at that time, the consideration to be paid by SIS in the Merger was fair, from a financial point of view, to GBT's shareholders as of that date and confirmed its readiness, in the absence of any intervening significant change, to render a written opinion to that effect immediately prior to the circulation of proxy materials for the GBT shareholders' meeting. After considering the best interests of GBT's shareholders and other constituencies, the GBT Board then unanimously approved the Merger Agreement and related agreements, including the Stock Option Agreement and Plan of Merger, and authorized Mr. Soucie to sign the Merger Agreement, the Stock Option Agreement and the SIS Stockholders Agreement on behalf of GBT.

  At the SIS Board meeting, presentations were delivered by SIS senior management concerning the strategic rationale for the proposed transaction and the results of SIS's detailed due diligence investigation of GBT, as well as the course of the parties' negotiations on various matters addressed by the Merger Agreement and related documents. In addition, counsel reviewed in detail with the SIS Board the terms of the Merger Agreement, Stock Option Agreement and related documentation. The SIS Board was also advised by Oppenheimer in writing that the consideration to be paid by SIS in the Merger was fair, from a financial point of view, to SIS and its shareholders. After discussion and consideration by the SIS Board of the potential financial and strategic benefits and risks of the proposed transaction and other factors described below under "Recommendation of the SIS Board and Reasons for the Merger," the SIS Board unanimously approved the Merger Agreement and related agreements, including the Stock Option Agreement and Plan of Merger, and authorized Mr. Marshall to sign the Merger Agreement, the Stock Option Agreement, the Plan of Merger and the GBT Stockholders Agreement on behalf of SIS.

  On the morning of August 18, 1997, Messrs. Marshall and Soucie executed and delivered the Merger Agreement and the Stock Option Agreement on behalf of SIS and GBT, respectively, the executive officers and directors of GBT executed and delivered the GBT Stockholders Agreement, and the SIS directors executed and delivered the SIS Stockholders Agreement. Following SIS's subsequent organization of Interim Bank, the parties executed and delivered the Plan of Merger on September 12, 1997.

RECOMMENDATION OF THE GBT BOARD AND REASONS FOR THE MERGER

  THE BOARD OF DIRECTORS OF GBT BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF GBT AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF GBT UNANIMOUSLY RECOMMENDS THAT THE GBT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  In reaching its determination that the Merger is in the best interests of the GBT shareholders, and recommending that the GBT shareholders approve the Merger, the GBT Board consulted with GBT management, as well as its financial and legal advisers, and considered a number of factors. Without assigning any relative or specific weights thereto, the following is a discussion of the material factors considered by the GBT Board in reaching its determination:

    (a) the amount and form of the consideration offered by SIS in relation to the estimated value of GBT Common Stock, the GBT Board's belief that of the alternatives available, the Merger offered the greatest opportunity for long-term value to the GBT shareholders, and the expectation that the Merger will be a tax-free transaction to GBT and its shareholders to the extent they receive SIS Common Stock in exchange for their shares;

    (b) SIS's business, results of operations, prospects and financial condition and the historical and potential future value of the SIS Common Stock and dividends paid thereon;

    (c) the potential operating efficiencies and financial strength the Merger would provide to the combined GBT-SIS organization, its customers and the communities it serves, and the immediate and long-term effect that it would have on such organization's ability to compete for new business;

    (d) the possible impact of the Merger on GBT's customers and that, following the Merger, the combined organization would be well situated to offer GBT's customers an expanded range of financial services;

    (e) the conditions to the Merger and the risks to GBT if the Merger were not consummated, including that the termination of the Merger Agreement might result in a decline in the market price of GBT Common Stock and might have other adverse operational consequences for GBT;

    (f) the fact that approval of the Merger Agreement and Plan of Merger requires the affirmative vote of the holders of two-thirds of the shares of GBT Common Stock outstanding and entitled to vote and that the GBT Board's decision to approve the Merger Agreement and Plan of Merger would empower the shareholders as a group to decide whether or not to accept SIS's proposal to acquire GBT;

    (g) MB&D's opinion that, subject to certain assumptions, the consideration to be paid to the GBT shareholders in connection with the Merger is fair, from a financial point of view, to GBT shareholders, and that MB&D expected to be able to reconfirm in writing its opinion, absent intervening material changes, to such effect to accompany the Proxy Statement--Prospectus; and

    (h) the long- and short-term interests of GBT and its shareholders and, in accordance with the requirements of Connecticut law, the interests of GBT's customers, suppliers, employees and communities.

RECOMMENDATION OF THE SIS BOARD AND REASONS FOR THE MERGER

  THE BOARD OF DIRECTORS OF SIS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SIS AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF SIS UNANIMOUSLY RECOMMENDS THAT THE SIS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  In reaching its determination that the Merger is in the best interests of the SIS shareholders, and recommending that the SIS shareholders approve the Merger, the SIS Board considered a number of factors. The following is a discussion of the material factors considered by the SIS Board in reaching its determination:

    (a) The Merger will enable SIS to expand and strengthen its franchise by generating new business and facilitating its entry into the Connecticut banking market, which is contiguous to SIS's core markets;

    (b) GBT's operations in Connecticut complement SIS's historical emphasis on a community banking strategy;

    (c) The acquisition of GBT offers an opportunity for additional operating efficiencies;

    (d) GBT's merchant processing and insurance activities will enable SIS to diversify its services and to offer new business lines; and

    (e) Oppenheimer's opinion that, subject to certain assumptions, the consideration to be paid by SIS to GBT's shareholders was fair to SIS and its shareholders, from a financial point of view.

OPINIONS OF FINANCIAL ADVISERS

 Opinion of McConnell, Budd & Downes, Inc.

  On August 17, 1997, MB&D delivered to the GBT Board its oral opinion, that as of that date, the number of shares of SIS Common Stock to be received in exchange for each outstanding share of GBT Common Stock (the "Exchange Ratio") was fair, from a financial point of view, to GBT's shareholders. MB&D has subsequently delivered to the GBT Board its written opinion, as of the date of this Proxy Statement--Prospectus, that the Exchange Ratio is fair from a financial point of view, to GBT's shareholders.

  The mechanism for determination of the Exchange Ratio is described in detail elsewhere in this Proxy Statement-Prospectus and shareholders should read this document with care.

  MB&D has acted as financial adviser to GBT on a non-exclusive contractual basis since April 1997 in connection with GBT's evaluation of its strategic alternatives, including the evaluation of hypothetical affiliation opportunities.

  With respect to the pending transaction with SIS, MB&D advised GBT during the negotiation process leading up to the execution of the Merger Agreement and provided GBT with various analyses as to the range of financially feasible exchange ratios and cash acquisition prices that might be received in a hypothetical transaction. Representatives of MB&D met with the executive management and GBT Board on numerous occasions in connection with the analysis of GBT's options. The Exchange Ratio was arrived at in arm's-length negotiation between SIS and GBT in a process in which MB&D advised GBT.

  MB&D was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions, knowledge of the Massachusetts and Connecticut banking markets in particular and New England banking markets in general, and its extensive experience with merger and acquisition transactions involving banking institutions. Members of the Corporate Financial Department of MB&D have advised financial institution clients on more than 54 successfully completed mergers or acquisitions of financial institutions, many of those in the New England marketplace.

  The full text of the opinion of MB&D, which sets forth assumptions made, matters considered and limits on the review undertaken by MB&D, is attached hereto as a part of Appendix C. GBT's shareholders are urged to read the opinion in its entirety. MB&D's opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any holder of GBT Common Stock as to how such holder should vote at the GBT Meeting. The summary of the opinion of MB&D set forth in this Proxy Statement--Prospectus was provided to GBT by MB&D and is qualified in its entirety by reference to the full text of the opinion itself. MB&D's opinion was necessarily based upon conditions as they existed and should be evaluated as of the date of the written opinion and the information made available to MB&D through such date.

  In arriving at its opinion, MB&D (i) reviewed the Merger Agreement and this Proxy Statement--Prospectus in substantially the form to be sent to GBT shareholders; (ii) reviewed publicly available business and financial information with respect to both GBT and SIS and certain internal financial information and financial projections prepared by the managements of GBT and SIS; (iii) held discussions with members of the senior management of GBT and the GBT Board concerning the past and current results of operations of GBT, its current financial condition and management's opinion of its future prospects; (iv) reviewed the historical reported price and record of trading volume for both GBT and SIS Common Stock; (v) held discussions with the senior management of SIS concerning the current and past results of operations of SIS, its current financial condition and management's opinion of its future prospects; (vi) considered the current state of and future prospects for the economies of Connecticut and Massachusetts generally and the relevant market areas for GBT and SIS in particular; (vii) reviewed the specific acquisition analysis models employed by MB&D to evaluate potential business combinations of banking companies; (viii) reviewed the reported financial terms of certain recent business combinations in the banking industry; and (ix) performed such other studies and analyses as MB&D considered appropriate under the circumstances associated with this particular transaction.

  In rendering its opinion, no limitations were imposed by GBT or SIS upon MB&D with respect to the investigations made or procedures followed by MB&D. As part of its ongoing financial advisory business, MB&D had previously entered into in 1996, and maintained a non-exclusive financial advisory relationship with SIS. In the context of this transaction, MB&D rendered financial advisory services exclusively to GBT and disclosed to the GBT Board and management the relationship with SIS. SIS retained and relied upon an independent third party firm as financial adviser for purposes of this transaction.

  MB&D's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in bank securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, MB&D has assumed and relied upon the accuracy and completeness of the information provided to it by GBT and SIS, including the adequacy of the reserve for loan losses established by each company, and does not assume any responsibility for the independent verification of such information. In the course of rendering its opinion, MB&D has not completed any independent valuation or appraisal of any of the assets or liabilities of GBT or SIS and has not been provided with any such valuations or appraisals from any other source. With respect to the financial projections reviewed by MB&D in the course of rendering its opinion, MB&D has assumed that such projections have been reasonably prepared to reflect the best currently available estimates and judgment of the management of each of GBT and SIS as to the most likely future performance of their respective companies.

  The following is a summary of material analyses employed by MB&D in connection with rendering its August17, 1997 oral opinion. Given that it is a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all matters considered by MB&D in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, MB&D has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either GBT or SIS. Estimates which are referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

  In connection with its opinion dated as of the date of this Proxy Statement-Prospectus, MB&D confirmed the appropriateness of its reliance on the analyses used to render its August 17, 1997 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  Analysis of the Anticipated Merger and the Exchange Ratio in Relation to SIS. The anticipated consideration to be paid in the Merger for each outstanding share of GBT Common Stock is 0.74 of a share of SIS Common Stock. However, if the Average Closing Price is less than $25.00, GBT shall have the right to terminate the Merger Agreement unless SIS elects, in its sole discretion, to adopt an Exchange Ratio equal to $18.50 divided by the Average Closing Price.

  When valued at the closing price of SIS Common Stock, $30.00, on August 15, 1997, the consideration represents the following transaction multiples:

  Transaction Value: $22.20 per GBT Common Share based upon the single-day SIS closing price on August 15, 1997.

  . Multiple of Earnings based upon the August 15, 1997 SIS single-day closing price: 15.10 times GBT's reported earnings per share for the twelve months ended June 30, 1997, and 15.86 times GBT's internally forecast earnings per share for the fiscal year 1997 ending December 31, 1997.

  . Multiple of Tangible Book Value based upon the August 15, 1997 SIS single-day closing price: 2.26 times GBT's tangible book value per share as of June 30, 1997.

  . Multiple of Accounting Book Value based upon the August 15, 1997 SIS single-day closing price: 2.26 times GBT's book value per share as of June 30, 1997.

  . Multiple of GBT's Market Value based upon the August 15, 1997 SIS single-day closing price: The approximate $22.20 in market value of the consideration for each share of GBT Common Stock, based upon the SIS closing price on August 15, 1997, represents an 11.0% premium over the closing price of GBT's Common Stock reported on the NASDAQ National Market as of the close of business on the last business day before the transaction was announced, Friday, August 15, 1997.

  Specific Acquisition Analysis. MB&D employs a number of proprietary analysis models to examine hypothetical transactions involving banking and/or thrift companies. The models involve the use of forecast earnings data, selected current period balance sheet, fully diluted common share information and income statement data, current and historic market and trading information and a number of assumptions as to interest rates for borrowed funds, opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction) to evaluate a hypothetical transaction. The models distinguish between purchase and pooling accounting treatments and inquire into the likely economic feasibility of a given hypothetical transaction at a given price level or specified exchange rate while employing a specified transaction structure. The models also permit evaluation of various levels of potential non-interest expense savings which might be achieved and potential implementation timetables for such savings as well as the possibility of revenue enhancement opportunities which may arise in a hypothetical transaction. The models also permit an examination of pro forma capital adequacy.

  In this transaction, MB&D evaluated an exchange ratio of 0.74 of a share of SIS Common Stock for each share of GBT Common Stock in a common stock merger transaction which is to be accounted for as a pooling transaction. MB&D believes that the proposed transaction is financially feasible from an earnings per share dilution perspective, generating prospective earnings per share dilution which can be eliminated by a reduction of less than 20% of the annualized run rate for non-interest expenses for GBT. MB&D believes this is an achievable objective for the combined SIS and GBT and that the transaction can become accretive to the prospective earnings per share of SIS. MB&D is satisfied that the pro forma capitalization of SIS will be adequate after the consummation of the Merger.

  Discounted Cash Flow Analysis. MB&D reviewed a discounted cash flow analysis to permit the conceptual examination of the present discounted values of potential future results employing selected assumptions and discount rates.

  In the baseline discounted cash flow analysis, MB&D reviewed a cash flow model with GBT management and the GBT Board that used a projection of hypothetical earnings for the five twelve-month periods subsequent to June of 1997. A hypothetical dividend payout ratio assumption which depicted average annual payouts as a percentage of earnings increasing gradually from a level of 25% to 35% over the same five year period was also used. A long-term growth rate of 7.00% was also used. MB&D then assumed that the control sale price/earnings ratio at the end of a five-year period would approximate 14.5 times earnings, and in a separate exercise, a price to tangible book value ratio of 200%. Given the baseline model five-year time horizon and a discount rate of 12.5%, these cash flow calculations resulted in a range of present discounted values of cash flows of as little as $19.10 to $20.14. By testing the impact on cash flow calculations of alternative long term growth rates of 5.95% to 8.05%, discount rate ranges of 10.625% to 14.375% and return on asset ranges of 0.94% to 1.27%, cash flow calculations resulted in values of $14.90 to $29.76. All of these cash flow calculations can be compared to the nominal value of the proposed exchange ratio of approximately $22.20 based upon the closing price of SIS on August 15, 1997 as described above.

  It is important to note that the cash flow calculations and discount factors employed embody both the concept of a riskless time value of money and risk factors that reflect the uncertainty of the forecast cash flows, terminal price/earnings and price/book multiples, growth assumptions and other economic and financial variables. Conversely, use of lower discount rates result in higher discounted present values. MB&D advised the GBT Board that although discounted cash flow analysis is a widely used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, earnings and asset growth, as well as dividend payout ratios. Any or all of these assumptions may vary from actual future performance and results.

  Analysis of Other Comparable Transactions. MB&D is reluctant to place much emphasis on "comparables analysis" as a valuation methodology due to what it considers to be inherent limitations of the process which renders application of the results to specific cases questionable. It has observed that such analyses as performed by some industry observers and financial advisers often fail to adequately take into consideration such factors as material differences in the underlying capitalization of the comparable institutions which are being acquired; differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results; failure to exclude non-recurring profit or loss items from the last twelve months earnings streams of target companies which can distort apparent earnings multiples; differences in the form or forms of consideration used to complete the transaction; differences between the planned method of accounting for the completed transaction; and such less accessible factors as the relative population, business and economic demographics of the acquired entities markets as compared or contrasted to such factors for the markets in which comparables are doing business. Comparable analysis also rarely seems to take into consideration the degree or absence of facilities overlap between the acquiror's market and that of the target or the absence of such overlap and the resulting cost savings differentials between otherwise apparently comparable transactions. MB&D consequently believes that comparables analysis has serious limitations and should not be relied upon to any material extent by members of GBT's management, the GBT Board or GBT's shareholders in considering the presumed merits of a pending transaction.

  Nevertheless, in the course of its analysis of the proposed transaction, MB&D reviewed a universe of 23 publicly announced transactions in the financial institutions industry in which either a bank or thrift (or their respective holding companies) were acquired by another financial institution. These transactions were announced after January 1, 1996, and prior to August 15, 1997. All of the examined transactions involved entities doing business in New England.

  The 8 transactions announced in 1997 and reviewed by MB&D are as follows:
North Fork Bancorp's acquisition of Branford Savings Bank, Peoples Heritage's acquisition of Atlantic Bank, Granite State Bancshares' acquisition of Primary Bank, CFX Corporation's acquisition of Community Bankshares, MASSBANK Corp.'s acquisition of Glendale Co-op Bank, New England Community's acquisition of First Bank of West Hartford, CFX Corporation's acquisition of Portsmouth Bankshares and Eagle Financial Corp's acquisition of MidConn Bank. The 15 transactions announced in 1996 and reviewed by MB&D are as follows: Vermont Financial Service's acquisition of Eastern Bancorp, Citizens Financial Group's acquisition of Grove Bank, Webster Financial Corp.'s acquisition of DS Bancorp, BostonFed Bancorp's acquisition of Broadway Capital Corporation, UST Corporation's acquisition of Walden Bancorp, Grove Bank's acquisition of Greater Boston Bank, First Essex Bancorp's acquisition of Finest Financial Corp., NH Thrift Bancshares' acquisition of Landmark Bank, Hubco, Inc.'s acquisition of Westport Bancorp, First Union's acquisition of Center Financial Corp., Peoples Heritage's acquisition of Family Bancorp, Hubco, Inc.'s acquisition of Hometown Bancorp, CFX Corporation's acquisition of Milford Co-op Bank, Hubco, Inc.'s acquisition of Lafayette American and CFX Corporation's acquisition of Safety Fund Corp.

  Within the group of 8 transactions announced in 1997, the median multiple of tangible book value paid by the acquiror was 177.0%, the maximum multiple paid was 227.8% and the minimum multiple was 115.5%. Within the group of 15 transactions announced in 1996, the median multiple of tangible book value paid by the acquiror was 166.1%, the maximum multiple paid was 255.5% and the minimum multiple was 138.0%. These statistics can be compared to multiples derived using the indicated value as of August 15, 1997, which can be derived for the proposed acquisition of GBT by SIS as 211% based upon the nominal present value of the proposed exchange ratio of approximately $22.20 based upon the closing price of SIS on August 15, 1997.

  With respect to the trailing 12 months earnings multiples for this same data sample of 8 transactions announced in 1997, the median price/earnings multiple paid was 17.3 and the maximum multiple was 24.6, while the minimum multiple was 13.0. With respect to trailing 12 months earnings multiples for this same data sample of 15 transactions announced in 1996, the median price/earnings multiple paid was 13.9 and the maximum multiple was 17.4, while the minimum multiple was 7.2. These statistics can be compared to multiples derived using the indicated values on August 15, 1997, which can be derived for the proposed acquisition of GBT by SIS as 15.10 based upon the nominal present value of the proposed exchange ratio of approximately $22.20 based upon the closing price of SIS on August 15, 1997 as described above.

  For the reasons detailed above, MB&D does not believe that the comparable data presented should be viewed as the most meaningful analytic tool with respect to a thorough review and understanding of the proposed transaction.

  Pursuant to a letter agreement with GBT entered into in April 1997, MB&D will receive a fee equal to 0.75% of the fair market value of all consideration received by GBT shareholders for services rendered to GBT in connection with the proposed transaction, if the transaction is consummated. The fee represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations and for the rendering of its opinion. GBT paid MB&D $10,000 upon signing the agreement and $50,000 following the execution of the Merger Agreement. An additional $50,000 became payable at the mailing of this proxy statement and the remainder will become payable at the closing of the transaction. Based upon a hypothetical transaction value at closing of $40.6 million, MB&D would receive total compensation of $304,500. In addition, GBT has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the services provided by MB&D and to indemnify and hold harmless MB&D and certain related parties to the fullest extent lawfully permitted from and against certain liabilities and expenses, including certain liabilities under federal securities law, incurred in connection with MB&D's engagement.

 Opinion of Oppenheimer & Co., Inc.

  Pursuant to an engagement letter dated August 1, 1997, SIS retained Oppenheimer as its financial adviser in connection with the Merger.

  Oppenheimer has rendered its written opinions to the SIS Board dated August 17, 1997 and dated the date of this Proxy Statement-Prospectus that, based upon and subject to the various considerations set forth therein, the proposed Merger Consideration is fair to SIS from a financial point of view. No limitations were imposed by SIS upon Oppenheimer with respect to investigations made or procedures followed by Oppenheimer in rendering its opinions.

  THE FULL TEXT OF OPPENHEIMER'S OPINION AS OF THE DATE OF THIS PROXY STATEMENT--PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY OPPENHEIMER, IS ATTACHED HERETO AS APPENDIX D. SIS SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. OPPENHEIMER'S OPINION IS DIRECTED ONLY TO THE MERGER CONSIDERATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SIS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SIS MEETING. THE SUMMARY SET FORTH IN THIS PROXY STATEMENT--PROSPECTUS OF THE OPPENHEIMER OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED HERETO AS APPENDIX D.

  In connection with rendering its opinion, Oppenheimer reviewed among other things: (a) the Merger Agreement (including the Plan of Merger); (b) the GBT and SIS Stockholders Agreements and the Stock Option Agreement; (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of SIS and GBT for the three fiscal years ended December 31, 1996 (as available); (d) unaudited consolidated financial statements for each of SIS and GBT for the six months ended June 30, 1997; (e) certain other publicly available business and financial information relating to SIS and GBT; (f) certain interim financial analyses, budgets, projections and forecasts for SIS and GBT, including estimates as to the future cost savings relating to the Merger, prepared by and reviewed with the management of SIS; (g) certain other summary materials and analyses with respect to GBT's loan portfolio and deposits prepared by SIS; (h) the views of senior management of SIS and GBT of the past and current business operations, results thereof, financial condition and future prospects; (i) a comparison of certain financial information for SIS and GBT, in each case with similar information for certain other companies considered comparable to SIS and GBT; (j) the financial terms of certain recent business combinations in the banking industry; (k) the pro forma effect of the transaction on SIS based on certain assumptions provided by SIS; (l) the current market environment generally and the banking environment in particular; and (m) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Oppenheimer considered appropriate in the circumstances.

  Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings expected to result from the Merger, Oppenheimer assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the future financial performance of SIS and GBT. Oppenheimer did not make any independent valuation or appraisal of the assets or liabilities of SIS or GBT, nor was it furnished with any such appraisal. In addition, Oppenheimer did not examine any individual loan credit files of SIS or GBT. Oppenheimer's opinion was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

  The projections furnished to Oppenheimer for each of SIS and GBT were prepared by the respective management of each company. As a matter of policy, neither SIS nor GBT publicly discloses internal management projections of the type provided to Oppenheimer in connection with its analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors relating to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

  The following is a summary of the analyses presented by Oppenheimer to the SIS Board at its meeting on August 17, 1997 in connection with Oppenheimer's opinion dated such date:

  Pro Forma Analysis. Oppenheimer analyzed the pro forma effects of the Merger on the capital ratios, earnings per share and book value per share of SIS. This analysis indicated that the Merger would result in earnings per share accretion of $0.07 per share (equal to approximately 3%) in 1998.

  Comparable Companies Analysis. Using publicly available information, Oppenheimer compared selected financial information for GBT with similar information for the following five selected public Connecticut banks with assets between $125 million and $450 million that Oppenheimer deemed comparable: BNH Bancshares Inc., Bank of Southington, New England Community Bancorp, New Milford Bank and Trust Co., and Village Bancorp Inc. (collectively the "Comparable Companies"). For each of the Comparable Companies, Oppenheimer calculated certain financial ratios and percentages and compared the results of these calculations to calculations made by Oppenheimer for GBT.

  This analysis showed that GBT had a ratio of loans/deposits at June 30, 1997 of 72.20%, compared to the average for the Comparable Companies of 75.37%, and that GBT had a return on average assets and a return on average equity for the six months ended June 30, 1997 (annualized on a fully taxed basis) of 0.99% and 14.59%, respectively, compared to 0.81% and 9.67%, respectively, for the Comparable Companies. GBT's net interest margin, general and administrative expenses/average assets and efficiency ratios for the period were 4.33%, 3.66%, and 68.1%, respectively, as compared to the Comparable Companies' averages of 4.97%, 3.51%, and 67.96%, respectively.

  This analysis also showed that GBT's ratio of non-performing assets to total assets at June 30, 1997 was 1.04%, compared to an average ratio for the Comparable Companies of 1.33%. GBT's ratios of loan loss reserves to non-performing loans and to total gross loans at such date were 197% and 2.20%, respectively, compared to averages for the Comparable Companies of 91% and 1.63%, respectively. GBT's equity/assets ratio at such date was 6.87% as compared to the Comparable Companies average of 8.21%.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Oppenheimer estimated the present value of the future streams of after-tax cash flows that GBT could produce through December 31, 2001 based on projections furnished by management of both SIS and GBT. In this analysis, Oppenheimer assumed that GBT's net income was adjusted in each year to reflect an assumed net charge-off ratio of 0.25% of total loans and a level of provision for loan losses for each year based on an assumed ratio of loan loss reserves to total loans which was maintained in each projected year at approximately 2.00%. No dividend payments were assumed, nor did Oppenheimer's analysis reflect any cost savings anticipated to result from the Merger. Oppenheimer calculated a range of terminal values by applying earnings multiples of 15 and 16 (based upon its observation of price to earnings multiples in the comparable transactions referred to below) to GBT's estimated after-tax cash flows for the twelve months ended December 31, 2001. The cash flows were discounted to present values using different rates (ranging from 11% to 12%) chosen to reflect different assumptions regarding the required rates of return to prospective buyers of GBT. This analysis indicated an implied range of values for GBT ranging from $37.5 million to $44.1 million.

  Comparable Transactions Analysis. Oppenheimer compared the financial terms of the Merger to the financial terms, to the extent publicly available, of the seven New England bank transactions with announced transaction values in excess of $25 million announced or completed from January 1, 1996 through August 15, 1997 (the "Recent New England Bank Acquisitions"). Oppenheimer believed these seven transactions to be most comparable for purpose of determining the imputed values of GBT. Included in the Recent New England Bank Acquisitions are four Connecticut bank transactions.

  The Recent New England Bank Acquisitions included the following: Peoples Heritage Financial Group / Atlantic Bancorp, Citizens Financial Group / BNH Bancshares Inc., First Essex Bancorp, Inc. / Finest Financial Corp., Hubco, Inc. / Westport Bancorp, Hubco, Inc. / Hometown Bancorp, Hubco,
Inc. / Lafayette American Bank, CFX Corporation / Safety Fund Corp.

  Connecticut bank acquisitions included in the Recent New England Bank Acquisitions included the following: Citizens Financial Group / BNH Bancshares, Inc., Hubco, Inc. / Westport Bancorp, Hubco Inc. / Hometown Bancorp, Hubco, Inc. / Lafayette American Bank.

  For each of these transactions, Oppenheimer calculated, among other things, the high, mean, median and low price to book value, price to last twelve months ("LTM"), net income and core deposit premium (defined as the transaction value minus book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000), and compared the results of these calculations to calculations made by Oppenheimer for the proposed Merger as follows.

  Oppenheimer's analysis indicated that the Recent New England Bank Acquisitions had a mean price/book multiple of 2.04x, price/LTM earnings multiple of 16.4x, and a core deposit premium of 12.11%. The Recent New England Bank Acquisitions had a median price/book multiple of 2.17x, price/LTM earnings multiple of 18.14x and a core deposit premium of 11.44%.

  From August 15, 1997 through September 15, 1997, there was one New England bank acquisition with an announced transaction value in excess of $25 million:
Hubco, Inc. / Bank of Southington. The recent New England Bank Acquisitions, adjusted to include this acquisition, had a mean price/book multiple of 2.08x, price/LTM earnings multiple of 18.6x and a core deposit premium of 12.39% and an adjusted median price/book multiple of 2.20x, price/LTM earnings multiple of 20.0x and a core deposit premium of 11.47%. Oppenheimer then calculated the comparable multiples implied by the Merger Consideration. This analysis indicated, among other things, that the Merger Consideration represented a multiple to June 30, 1997 book value of 2.26x, a multiple of latest twelve months ended June 30, 1997 stated net income of 15.1x (16.3x annualized last six months ended June 31, 1997 net income), and a core deposit premium of 11%.

  The implied values for GBT derived from this analysis were a mean of $42.2 million and a median of $42.7 million based on the Recent New England Bank Acquisitions, adjusted to include acquisitions announced through September 15, 1997 with announced transaction values in excess of $25 million.

  In connection with its opinion dated as of the date of this Proxy Statement--Prospectus, Oppenheimer confirmed the appropriateness of its reliance on the analyses used to render its August 17, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinions. In addition, Oppenheimer considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Oppenheimer's view of the actual value of GBT or the combined entity.

  In performing its analyses, Oppenheimer made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SIS or GBT. The analyses performed by Oppenheimer are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Oppenheimer's August 17, 1997 opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

  The SIS Board retained Oppenheimer based upon its experience and expertise. Oppenheimer is a nationally recognized investment banking and advisory firm. Oppenheimer, as part of its investment banking business, is continuously engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, Oppenheimer may, from time to time, have a long or short position in, and may buy or sell, securities of SIS both for its own account and for the accounts of customers.

  As compensation for Oppenheimer's services as financial advisor, SIS has agreed to pay Oppenheimer a fee equal to 1.00% of the fair market value of all consideration received by GBT and its shareholders, $250,000 of which amount became payable upon the delivery of Oppenheimer's fairness opinion and the remainder of which will become payable at the closing of the transaction. Based upon a hypothetical transaction value at closing of $40.6 million, Oppenheimer would receive total compensation of $406,000.

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

  If the Merger Agreement is approved and adopted by the requisite vote of SIS and GBT shareholders, and the other conditions to the Merger are satisfied or (where permissible) waived, the Merger will be consummated and become effective upon the close of business on the date on which a copy of the Plan of Merger is filed with the Secretary of State of Connecticut (the "Effective Time"). Under the terms of the Merger Agreement, the "Closing Date" shall be the date on which the Effective Time occurs.

CONVERSION OF SHARES OF GBT COMMON STOCK PURSUANT TO THE MERGER

  At the Effective Time, automatically and without any action on the part of the holder thereof, each share of GBT Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by dissenting shareholders ("Dissenting Shares"), shares held directly or indirectly by SIS, other than shares in trust accounts, merged accounts and the like which are beneficially owned by third parties ("Trust Account Shares") and other shares held in respect of a debt previously contracted ("DPC Shares"), and any shares held as treasury stock by GBT) will become and be converted into 0.74 of one share of SIS Common Stock (together with the number of preferred stock purchase rights ("SIS Rights") granted pursuant to a Rights Agreement dated as of January 22, 1997 between SIS and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement") or fraction thereof associated therewith) plus cash in lieu of any fractional share of SIS Common Stock. If the Average Closing Price (as such term is defined below) is less than $25.00 per share (the "Minimum Price"), GBT will have the right to terminate the Merger Agreement, unless SIS elects, in its sole discretion, to adopt as the Exchange Ratio the Adjusted Exchange Ratio (as such term is defined below). Assuming the Merger is approved by the holders of GBT Common Stock, the GBT Board could elect to consummate the Merger without resoliciting GBT shareholders if the Average Closing Price were less than $25.00 and SIS did not elect to adopt the Adjusted Exchange Ratio, even though the calculated value of the shares of SIS Common Stock (based on the Average Closing Price) to be exchanged for each share of GBT Common Stock would be less than $18.50. In such a situation, in considering whether to consummate the Merger without the resolicitation of GBT shareholders, the GBT Board would take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisers and legal counsel. The MB&D fairness opinion included with this Proxy Statement--Prospectus has been delivered and speaks as of the date of this Proxy Statement--Prospectus. Consequently, if a decline of such magnitude in the Average Closing Price were to occur and SIS did not elect to adopt the Adjusted Exchange Ratio, the GBT Board could not under such circumstances rely on MB&D's opinion unless it sought and received MB&D's agreement that it could do so. Shareholder approval of the Merger Agreement and each of the transactions contemplated thereby confers upon the GBT Board the power, consistent with its fiduciary duties, to elect to consummate the Merger notwithstanding that the Average Closing Price is less than $25.00 and SIS has not elected to adopt the Adjusted Exchange Ratio. Under such circumstances, GBT's shareholders would assume 100% of the market risk associated with the price of SIS Common Stock. See "--Conditions to the Merger" below.

  As of the Effective Time, each share of GBT Common Stock held directly or indirectly by SIS, other than Trust Account Shares and DPC Shares, and held by GBT as treasury stock will be canceled, retired and cease to exist, and no payment shall be made with respect thereto.

  The "Average Closing Price" is defined as the average of the closing bid prices of shares of SIS Common Stock as reported on the Nasdaq National Market for the twenty consecutive trading days ending on the fifth business day prior to the Closing Date. "Merger Consideration" is defined as the shares of SIS Common Stock that holders of GBT Common Stock are entitled to receive under the Merger Agreement. "Adjusted Exchange Ratio" is defined as that number, rounded to the nearest thousandth, determined by dividing $18.50 by the Average Closing Price. Each certificate which immediately prior to the Effective Time represented outstanding shares of GBT Common Stock shall on and after the Effective Time be deemed for all purposes to represent the Merger Consideration into which the shares of GBT Common Stock represented by such certificate shall have been converted.

CERTIFICATE EXCHANGE PROCEDURES

  Certificates which represent shares of GBT Common Stock that are outstanding immediately prior to the Effective Time and are converted into the Merger Consideration (the "Certificates"), shall, after the Effective Time, be deemed to represent the Merger Consideration into which such shares have been converted and shall be exchangeable by the holders thereof for new certificates representing the shares of SIS Common Stock into which such shares have been converted.

  In lieu of the issuance of fractional shares of SIS Common Stock, a payment in cash, without interest, will be made to the holders of GBT Common Stock in respect of any fractional share that would otherwise be issuable equal to an amount in cash determined by multiplying such holder's fractional interest by the Average Closing Price (rounded up to the nearest cent).

  Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, as soon as practicable, a certificate for the number of shares of SIS Common Stock and/or a check for the cash amount to which such holder is entitled, and such Certificate shall forthwith be canceled.

  In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by SIS of appropriate and customary indemnification, SIS will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any fractional share payment.

  If any Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent") in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, GBT has agreed that, except as specifically required or permitted pursuant to the Merger Agreement or as otherwise specifically disclosed therein, prior to the Effective Time, it will conduct its business in the ordinary course consistent with past practice.

  In addition, GBT has agreed that, except as contemplated by the Merger Agreement, prior to the Effective Time, it will not, directly or indirectly, do any of the following without the prior written consent of SIS:

    (a) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its business consistent with past practices;

    (b) accept, renew or roll over any "brokered deposit" or offer an interest rate with respect to any deposit that would either constitute an impermissible interest rate with respect to deposits of an undercapitalized insured depository institution or otherwise generally set interest rates on deposits that depart from past practices of GBT;

    (c) except in the ordinary, regular and usual course of business consistent with past practices and in an immaterial aggregate amount, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets;

    (d) open or relocate, or file any application to open or relocate, any branch office;

    (e) terminate, or give any notice (written or verbal) to customers or governmental authorities or agencies to terminate the operations of any branch office;

    (f) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practices;

    (g) declare or pay any dividends on or make any other distributions in respect of the GBT Common Stock, except that GBT may declare and pay its regular quarterly dividend to its shareholders of $0.09 per share and may, if SIS increases its regular quarterly dividend of $0.14 per share, increase its quarterly dividend by an amount proportionate to the increase in the SIS dividend:

    (h) adopt or amend in any material respect any pension plan or benefit plan or enter into any employment, severance or similar contract with any person or amend any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to or pay any bonus to its employees, except in the ordinary course of business consistent with past practices or as disclosed in the Merger Agreement, or hire any new employee at an annual salary rate of $40,000 or more or promote any existing employee to the level of vice president or above;

    (i) subject to its directors' fiduciary duties and obligations, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Merger), any acquisition of a material amount of assets or securities or assumption of liabilities, any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and inconsistent with past practices;

    (j) propose or adopt amendments to its certificate of incorporation or bylaws;

    (k) issue, deliver or sell any shares of its capital stock except upon exercise of the Seller Option, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization;

    (l) grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date of the Merger Agreement, to acquire any shares of its capital stock;

    (m) purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

    (n) impose, or suffer the imposition, on any share of capital stock held by it or by any of its subsidiaries of any material lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist;

    (o) incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices;

    (p) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, which, in all cases, do not individually exceed $25,000 or cumulatively exceed $75,000;

    (q) change its methods of accounting in effect at December 31, 1996, except as may be required by changes in GAAP, or change its fiscal year; or

    (r) agree, in writing or otherwise, to take any actions prohibited under the Merger Agreement or any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect or would otherwise violate any of its other agreements or commitments contained in the Merger Agreement in any material respect.

  GBT has also agreed that, except as may be specifically required or permitted pursuant to the Merger Agreement or specifically described therein or in the accompanying disclosure schedule, it shall:

    (a) use all reasonable efforts, and cause each of its subsidiaries to use all reasonable efforts, to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it; and

    (b) at SIS's request, use all reasonable efforts to cooperate with SIS with respect to preparation for the combination and integration of the businesses, systems and operations of GBT and SIS, including the conversion of GBT's data processing and related electronic information systems to appropriate systems used by SIS, and confer on a regular and frequent basis with one or more representatives of SIS to report on operational and related matters.

  GBT and SIS have each also agreed that, except as may be specifically required or permitted pursuant to the Merger Agreement or specifically described therein or in the accompanying disclosure schedule, each will:

    (a) subject to any restrictions under applicable law or regulation, promptly notify the other of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to its or its subsidiaries' assets, properties, liabilities, business, results of operations, condition (financial or otherwise) or prospects; and

    (b) file all reports, applications and other documents required to be filed by it with the Federal Reserve Board, the FDIC, the MBBI, the Connecticut Banking Commissioner and any other applicable governmental agency or authority between the date of the Merger Agreement and the Effective Time and shall furnish to the other copies of all such reports promptly after the same are filed.

CONDITIONS TO CONSUMMATION OF THE MERGER

  Mutual Conditions. The respective obligations of SIS and GBT to consummate the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions:

    (a) The Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of GBT and SIS shareholders;

    (b) Other than the filing of the Plan of Merger, all necessary approvals, authorizations and consents of any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals");

    (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement shall be in effect; and

    (d) No stop order suspending the effectiveness of the Registration Statement registering the shares of SIS Common Stock to be issued in the Merger shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

  Conditions to SIS's Obligations. The obligation of SIS to effect the Merger and the transactions contemplated thereby is also subject to the following conditions, any or all of which may be waived in whole or in part by SIS in its sole discretion:

    (a) No material adverse changes shall have occurred in the business, operations, results of operations, assets, liabilities or condition of GBT;

    (b) SIS shall have received assurance that GBT's representations and warranties are true at the Closing Date and all of GBT's pre-closing obligations have been complied with;

    (c) All required approvals of non-governmental third parties that are the responsibility of GBT to obtain shall have been obtained;

    (d) SIS shall have received a legal opinion from Sullivan & Worcester LLP, SIS's outside counsel, that the Merger and resultant acquisition by SIS of GBT will constitute a tax-free reorganization within the meaning of
  Section 368(a) of the Code;

    (e) SIS shall have received a legal opinion from Tyler Cooper & Alcorn, LLP, GBT's outside counsel, regarding certain corporate and other matters as are customary in transactions of this type;

    (f) SIS shall have received from Price Waterhouse LLP, its independent accountants, a letter to the effect that, based on a review of the Merger Agreement and the transactions contemplated thereby and certain additional information provided by SIS and GBT's independent certified public accountants, Shatswell, MacLeod & Company, P.C., Price Waterhouse LLP concurs in SIS's determination that no conditions exist that would preclude SIS's accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16; and

    (g) GBT shall have delivered a letter identifying persons deemed to be its affiliates and, to the extent received by GBT, letters from such persons agreeing to comply with certain limitations applicable to their sales of GBT Common Stock prior to the Effective Time and to their sales of SIS Common Stock received in the Merger after the Effective Time.

  Conditions to GBT's Obligations. The obligation of GBT to effect the Merger and the other transactions contemplated in the Merger Agreement is also subject to the satisfaction of the following conditions, any or all of which may be waived by GBT in its sole discretion:

    (a) No material adverse change shall have occurred in the business, operations, results of operations, assets, liabilities, or condition of SIS;

    (b) GBT shall have received assurance that SIS's representations and warranties are true at the Effective Time and all of SIS's pre-closing obligations have been complied with;

    (c) All required approvals of non-governmental third parties that are the responsibility of SIS to obtain shall have been obtained;

    (d) GBT shall have received a legal opinion from Tyler Cooper & Alcorn, LLP, GBT's outside counsel, that the Merger and resultant acquisition by SIS of GBT will constitute a tax-free reorganization within the meaning of
  Section 368(a) of the Code;

    (e) The shares of SIS Common Stock issuable at the Effective Time shall have been authorized for listing on Nasdaq National Market upon official notice of issuance; and

    (f) GBT shall have received a legal opinion from Sullivan & Worcester LLP, SIS's outside counsel, regarding certain corporate and other matters as are customary in transactions of this type.

TERMINATION

  The Merger Agreement is subject to termination (i) by mutual agreement of the parties, (ii) if the Merger has not been consummated on or before June 30, 1998, (iii) by either party if any Requisite Regulatory Approval or the approval of the shareholders of GBT or the shareholders of SIS is not obtained or if consummation of the transactions contemplated by the Merger Agreement is enjoined or otherwise prohibited, (iv) by either party for a material breach of any representation, warranty or covenant or other agreement contained in the Merger Agreement by the other party, which breach is not cured after 30 days written notice thereof is given to the party committing such breach, (v) by GBT if the Average Closing Price is less than $25.00 per share, subject to SIS's right to elect to increase the number of shares of SIS Common Stock issuable in the Merger by using the Adjusted Exchange Ratio, and (vi) by SIS if GBT's Board does not recommend to GBT's shareholders the approval of the proposals to be submitted to such shareholders in accordance with the Merger Agreement or if such recommendation is subsequently withdrawn, modified or amended in any way that is materially adverse to SIS.

  If either party terminates the Merger Agreement for any of the foregoing reasons, neither party shall have any further liability under the Merger Agreement; provided, however, in the event of a party's gross negligence or willful breach, the breaching party will remain liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party or, alternatively, will be liable to the non-breaching party for $1.0 million in liquidated damages. GBT may also be liable (but not in addition to the liquidated damages described in the preceding sentence or the cash payment that may be payable under the Stock Option Agreement as described below) for a cash payment of $1.0 million if (i) SIS has terminated the Merger Agreement due to the failure of GBT's Board to make or maintain the required recommendations to GBT's shareholders or due to GBT's gross negligence or willful breach of the Merger Agreement and (ii) either within 12 months of such termination GBT has become involved in an Alternative Transaction (as defined in the Merger Agreement) or, in the case of a termination by SIS due to the failure of GBT's Board to make or maintain the required recommendations to GBT's shareholders, any person other than SIS or its affiliates has made a publicly disclosed, bona fide proposal to GBT or its shareholders to engage in an Alternative Transaction (as defined in the Merger Agreement).

AMENDMENT, EXTENSION AND WAIVER

  At any time prior to the consummation of the transactions contemplated by the Merger Agreement or termination of the Merger Agreement, whether before or after the approvals of the parties' respective shareholders, the parties may amend the Merger Agreement, extend the time for the performance of any of the obligations or other acts of any other party hereto, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, or waive compliance with any of the agreements or conditions with respect to covenants of the parties or closing conditions of the Merger (other than the mutual conditions described above); provided, however, that there may not be, without further approval of the parties' shareholders, to the extent required by law, any amendment, extension or waiver of the Merger Agreement which changes the amount or form of the consideration to be delivered to the GBT shareholders other than as may be expressly contemplated by the Merger Agreement. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. Any agreement on the part of any party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

REQUISITE REGULATORY APPROVALS

  The Merger and resultant acquisition by SIS of GBT are subject to the prior approval of the Federal Reserve Bank of Boston (the "Reserve Bank"), acting on delegated authority from the Federal Reserve Board, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and applicable Federal Reserve Board regulations. The required notice of the proposed acquisition of GBT by SIS to the Reserve Bank has been filed by SIS. In reviewing the application, the Reserve Bank must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the BHCA, the Merger may not be consummated until the 15th day following the date of Reserve Bank approval of the Merger, during which time the Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action during the waiting period would stay the effectiveness of such approval unless a court specifically orders otherwise. The Reserve Bank approved the Merger on October 22, 1997.

  The acquisition of GBT by SIS is also subject to the prior approval of the Massachusetts Board of Bank Incorporation, which must determine in connection with the application that has been filed by SIS that the Merger does not unreasonably affect competition and that it promotes public convenience and advantage.

  SIS and, with respect to certain matters, GBT are also required to obtain, and have filed applications for, the prior approval of the Connecticut Department of Banking for the organization of Interim Bank, the completion of the Merger and SIS's acquisition of 100% of the voting stock of GBT, which will occur upon consummation of the Merger. In addition, GBT and Interim Bank are required to obtain, and have filed an application for, the approval of the FDIC for the completion of the Merger.

  Although there can be no assurances given that all Requisite Regulatory Approvals will be received for the Merger and resultant acquisition by SIS of ownership and control of GBT, the parties believe that all required regulatory approvals will be obtained.

  The parties are not aware of any other regulatory approvals or filings that are required for consummation of the Merger, except as described above. Should any other approvals or filings be required, it is presently contemplated that such approvals or filings will be sought or made, as appropriate. There can be no assurances given, however, that any other approvals, if required, will be obtained.

  The Merger will not be consummated unless all of the requisite regulatory approvals or other filings pertaining to the transactions contemplated by the Merger Agreement, are obtained or made, as appropriate. See "--Conditions to Consummation of the Merger" above.

EXPENSES

  Each party will pay its own expenses in connection with the Merger, subject to certain provisions to the contrary contained in the Merger Agreement.

STOCK OPTION AGREEMENT

  Simultaneously with the execution of the Merger Agreement, SIS and GBT entered into the Stock Option Agreement. Pursuant to the Stock Option Agreement, GBT granted to SIS an option to purchase, subject to adjustment in certain events, up to 170,080 shares of GBT Common Stock at an exercise price of $18.00 per share, subject to adjustment if additional shares of GBT Common Stock are issued or become outstanding after August 18, 1997. The Option becomes exercisable in whole or in part, after the occurrence of both an Initial Triggering Event and a Subsequent Triggering Event (each as defined below). In the event that the Option becomes exercisable in accordance with its terms, GBT is further obligated to pay to SIS the cash sum of $1.5 million.

  The term "Initial Triggering Event" means the occurrence at any time after August 18, 1997 of: (i) the agreement by GBT or any subsidiary thereof to enter into, or the approval or acceptance by the GBT Board of or recommendation by the GBT Board to GBT's shareholders of, any transaction involving a merger or consolidation, a purchase, lease or other acquisition of all or substantially all of the assets of GBT or any significant subsidiary of GBT (except as contemplated by the Merger Agreement), or a purchase or other acquisition of securities representing 10% or more of the voting power of GBT or any significant subsidiary of GBT (each of the foregoing an "Acquisition Transaction") without SIS's prior written consent; (ii) the acquisition by any person (other than SIS, its subsidiaries and GBT acting in a fiduciary capacity) owning beneficially less than 10% of the outstanding shares of GBT Common Stock on August 18, 1997 of beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of GBT Common Stock, or the acquisition by any person owning beneficially more than 10% of the outstanding shares of GBT Common Stock on August 18, 1997 of beneficial ownership of an additional 3% of the outstanding shares of GBT Common Stock; (iii) the making by any person, other than SIS or any subsidiary of SIS, of a bona-fide proposal to GBT or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure; (iv) the breach by GBT after a proposal as described in the preceding clause (iii) of certain covenants in the Merger Agreement, unless remedied within an applicable notice period; or (v) the filing by any person other than SIS or any subsidiary of SIS, other than in connection with a transaction to which SIS has given its prior written consent, of an application or notice with the FDIC or Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  The term "Subsequent Triggering Event" means either (i) the acquisition after August 18, 1997 by any person of beneficial ownership of 20% or more of the then outstanding GBT Common Stock; or (ii) the occurrence of the Initial Triggering Event described in subparagraph (i) of the foregoing paragraph, except that, in respect of the purchase or other acquisition of securities of GBT or any significant subsidiary of GBT, the percentage of voting power represented by such securities shall be 20% rather than 10%.

  The Option will expire upon the earliest of:

    (i) the Effective Time of the Merger;

    (ii) any termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event; or

    (iii) twelve months after the termination of the Merger Agreement in accordance with the provisions thereof after the occurrence of an Initial Triggering Event.

  Notwithstanding the termination of the Option, SIS will be entitled to purchase those Option Shares with respect to which it has exercised the Option in whole or in part prior to the termination of the Option.

  Within 30 days (subject to extension as provided in the Option Agreement) after the Option becomes exercisable, SIS may also by written notice require GBT to repurchase the unexercised Option in whole or in part (to the extent not otherwise prohibited by applicable law or regulations), at a purchase price intended to provide SIS with the same economic benefit as it would realize if it exercised the Option and subsequently sold the Option Shares. SIS may also by written notice require GBT to repurchase any Option Shares that it has acquired upon exercise of the Option (to the extent not otherwise prohibited by applicable law or regulations). The potential liability of such a repurchase to GBT would be the excess of the aggregate value of the Option Shares over the $18.00 per share exercise price. GBT anticipates that it would fund any such repurchase of the unexercised Option or Option Shares out of working capital.

  The Stock Option Agreement was required by SIS as a condition to its entering into the Merger Agreement, and is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The Stock Option Agreement may have the effect of discouraging persons who might now or prior to the Effective Time be interested in acquiring all of or a significant interest in GBT from considering or proposing such an acquisition.

STOCKHOLDERS AGREEMENTS

  GBT directors and executive officers, who own a total of 419,622 shares of GBT Common Stock, representing approximately 22.93% of the shares of GBT Common Stock issued and outstanding on the GBT Record Date, have executed the GBT Stockholders Agreement, pursuant to which such shareholders have agreed to certain restrictions on their respective shares of GBT Common Stock. Specifically, such shareholders agreed, with respect to all presently owned or after-acquired stock, (a) to vote such stock in favor of the Merger and against any other merger or acquisition transaction with a party other than SIS or its affiliates, and (b) generally not to sell, assign, transfer, encumber or otherwise dispose of such stock.

  SIS directors, who beneficially own a total of 188,019 shares of SIS Common Stock (including 76,560 shares subject to vested stock options), representing approximately 3.36% of the shares of SIS Common Stock issued and outstanding on the SIS Record Date, also have executed the SIS Stockholders Agreement, pursuant to which they have agreed to vote all of their shares of SIS Common Stock in favor of the Merger.

  Both the GBT Stockholders Agreement and the SIS Stockholders Agreement and resultant acquisition by SIS of GBT shall remain in effect until the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

NO SOLICITATION

  GBT will not (and will use all reasonable efforts to cause its officers, directors, employees, representatives and agents, not to), directly or indirectly, encourage, solicit, initiate or, subject to the fiduciary obligations of the GBT Board (as advised in writing by outside counsel), participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than SIS and its affiliates or representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving GBT. Notwithstanding the foregoing, GBT or the GBT Board is not prohibited from taking and disclosing to GBT's shareholders a position with respect to a tender offer by a third party pursuant to certain rules promulgated under the Exchange Act or from making such disclosure to GBT's shareholders which, in the judgment of the GBT Board with the written advice of outside counsel, may be required under applicable law. GBT will immediately communicate to SIS the terms of any proposal, discussion, negotiation or inquiry and the identity of the party making such proposal or inquiry. Any such communication shall be delivered no less promptly than by telephone within twenty-four hours of GBT's receipt of any such proposal or inquiry or its receipt of any request for information from the Federal Reserve Board, Department of Justice or any other governmental agency or authority with respect to any transaction described in the first sentence above.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

  Following the consummation of the Merger, GBT will maintain its separate corporate existence, but will become a wholly owned subsidiary of SIS. GBT's corporate headquarters will continue to be located in Glastonbury, Connecticut. The management and boards of directors of both SIS and GBT will not change, except that F. William Marshall, Jr., the President and Chief Executive Officer and a director of SIS, will join the GBT Board, and Ronald
E. Bourbeau, a director of GBT, will join the SIS Board.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  The Merger Agreement provides that the provisions with respect to indemnification existing in favor of, and all limitations on the personal liability of, any director, officer or other employee of GBT or any of its subsidiaries contained in the GBT Certificate and GBT Bylaws on the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger. SIS has also agreed to use all reasonable efforts to cause to be maintained in effect for a period of not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance of GBT (or substitute policies of at least the same coverage with terms and conditions that are not less favorable than those presently maintained by GBT), with respect to matters occurring at or prior to the Effective Time. SIS has also agreed that it will not interfere with GBT's continuing to advance payment after the Effective Time for litigation costs incurred by certain GBT directors in connection with certain pending shareholder derivative proceedings, so long as the statutory requirements that would permit such directors to be indemnified by GBT in connection with such proceedings under applicable Connecticut law continue to be satisfied.

  Each of GBT's four senior officers has certain severance protections under existing employment agreements in the form of salary and benefits continuation, which would be triggered in the event of the officer's termination of employment within two years following the consummation of the Merger. The maximum cash amounts payable to GBT's senior officers, assuming that the employment of each was terminated on the Closing Date (which is not anticipated), would be as follows: Mr. Soucie: $410,038; Mr. Balocca:
$257,576; Mr. Rowley: $217,407; and Mr. Patenaude: $212,756.

EMPLOYMENT OBLIGATIONS

  SIS will provide the employees of GBT and its affiliates who are so employed at the Effective Time with the employee benefits disclosed in the Merger Agreement as maintained for their benefit immediately prior to the Effective Time through March 31, 1998, or such other date as SIS in its sole discretion may determine. Following the Effective Time, SIS will, or will cause GBT to, honor in accordance with their terms all employment, severance and other compensation contracts disclosed to SIS under the Merger Agreement between GBT and any director, officer or employee thereof, and all provisions for benefits or other amounts earned or accrued through the Effective Time under GBT pension plans or benefit plans. SIS will cause each plan, program or arrangement included among the benefits of SIS to be provided to such employees after the Effective Time, to treat the prior service of each such employee with GBT, to the extent such prior service is recognized under the comparable plan, program or arrangement of GBT, as service rendered to SIS or its affiliate, as the case may be, for purposes of the eligibility to participate, vesting, and eligibility for special benefits under each such plan, program or arrangement of SIS, but not in any case for benefit accrual attributable to any period before the Effective Time.

RESALE OF SIS COMMON STOCK

  The shares of SIS Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act by means of the registration statement of which this Proxy Statement--Prospectus forms a part. Accordingly, such shares should be freely transferable under the Securities Act, except for shares issued to persons who are affiliates of GBT at the time of the GBT Meeting and persons who are affiliates of SIS at the time of such proposed transfer. Such persons will generally be able to resell such shares only pursuant to an effective registration statement under the Securities Act or pursuant to a statutory or regulatory exemption or "safe harbor" from the registration requirements of the Securities Act. Affiliates of a person are other persons who control, are controlled by, or are under common control with the person. The affiliates of a corporation are generally thought to include its executive officers, directors and significant (i.e., 10% or more) shareholders.

  Affiliates of SIS who wish to dispose of shares of SIS Common Stock acquired in the Merger may utilize the "safe harbor" provided by Rule 144 promulgated under the Securities Act ("Rule 144"). Rule 144 permits, among other things, the resale of such shares if certain conditions are met. These conditions include the requirement that SIS have filed all reports required of it under the Exchange Act for the past 12 months, a limitation on the number of shares sold by the affiliate in any three-month period, and a restriction on the manner in which the sale is made. In most cases, a notice of proposed sale must also be filed with the SEC.

  Persons who are affiliates of GBT at the time of the GBT Meeting and are not affiliates of SIS at the time of a proposed resale may utilize the resale provisions of Rule 145 promulgated under the Securities Act ("Rule 145"). During the year following the Effective Time, such resale would be subject to the satisfaction of the conditions imposed under Rule 144 which are described above, other than the notice of proposed sale. After such one-year period, only the condition relating to SIS's Exchange Act reports is applied and, after two years, Rule 145 would impose no restriction on dispositions by persons who were not affiliates of SIS for at least three months preceding the proposed disposition.

  This Proxy Statement-Prospectus does not cover the resale of any shares of SIS Common Stock to be issued in the Merger. SIS is not obligated to file a registration statement under the Securities Act to facilitate resale of any such shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material U.S. federal income tax consequences of the Merger, including certain consequences to shareholders of GBT who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all aspects of federal income taxation that may be relevant to a particular GBT shareholder in light of his or her personal circumstances (for example, a GBT shareholder who acquired his or her shares of GBT Common Stock pursuant to the exercise of employee stock options or otherwise as compensation), or to GBT shareholders subject to special federal income tax treatment (such as insurance companies, regulated investment companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations, persons subject to the alternative minimum tax, persons who hold GBT common stock as part of a hedging or conversion transaction or foreign persons). In addition, this summary does not address any aspects of state, local, foreign or other tax laws that may be relevant to holders of GBT Common Stock.

  It is the policy of the Internal Revenue Service ("IRS") not to rule directly on the tax status of transactions such as the Merger, and no such ruling will be sought. Each of SIS's and GBT's respective obligations to effect the Merger is conditioned upon its receipt from its counsel of an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to it, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368 of the Code (noting, however, that the nontaxability of the shareholders of GBT resulting from such reorganization does not extend to cash received in lieu of a fractional share interest in SIS Common Stock or cash received by dissenting shareholders, if any). Such opinions are not binding on the IRS and would not, in any event, prevent the IRS from challenging the tax-free nature of the Merger under the Code.

 Tax Consequences to Holders of GBT Common Stock

  As noted above, GBT's obligation to effect the Merger is conditional on delivery of an opinion from Tyler Cooper & Alcorn, LLP, its counsel, dated as of the Closing Date, based upon certain customary representations and warranties set forth therein, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code. If the receipt of such opinion were waived and if the material federal income tax consequences to GBT shareholders were materially different from those set forth below, GBT would resolicit the approval of its shareholders before it proceeded with the Merger. Based on such opinion, and subject to the foregoing, the material federal income tax consequences to holders of GBT Common Stock would be as set forth below.

  No gain or loss will be recognized by GBT shareholders upon receipt of SIS Common Stock in exchange for their GBT Common Stock, except that a holder of GBT Common Stock who receives cash in lieu of a fractional share of SIS Common Stock will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such shareholder's fractional share of SIS Common Stock.

  The tax basis of the SIS Common Stock received by a GBT shareholder will be the same as the aggregate tax basis of such shareholder's GBT Common Stock exchanged therefor, decreased by any cash received in lieu of fractional shares.

  The holding period of the SIS Common Stock in the hands of a GBT shareholder will include the holding period of such shareholder's GBT Common Stock exchanged therefor, provided that such GBT Common Stock is held as a capital asset at the Effective Time.

  A GBT shareholder who exercises dissenters' rights and receives cash will recognize gain for federal income tax purposes, the tax rate on which will depend upon the holding period for his or her GBT Common Stock. The exchange of shares for cash upon the exercise of dissenters' rights could be treated as substantially equivalent to a dividend and, therefore, taxed as ordinary income if the recipient of cash owns or constructively owns other shares of SIS Common Stock. Shares owned by spouses, children, grandchildren, parents and other relatives and by entities that are 50% owned by a shareholder are generally treated as constructively owned by that shareholder.

 Tax Consequences to Holders of SIS Common Stock

  SIS has been advised by its counsel, Sullivan & Worcester LLP, that the holders of SIS Common Stock, as such, will not recognize gain or loss as a result of the Merger.

  THE FOREGOING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. GBT SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

  It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction under GAAP. Under the pooling of interests method of accounting, the recorded assets and liabilities of the separate companies generally become the recorded assets and liabilities of the combined corporation. The assets of the constituent entities are recorded on the resulting corporation's books at their historical cost.

  In order to qualify for this accounting treatment, SIS intends to issue and sell at market value certain shares of SIS Common Stock presently held in treasury prior to the consummation of the Merger. SIS filed a separate Registration Statement on Form S-3 with the SEC on September 12, 1997 to register the issuance of such shares. The shares sold will reduce SIS's treasury shares to a level that will qualify the Merger for pooling treatment under applicable accounting rules. The exact number of shares of SIS Common Stock to be sold will depend upon the extent to which GBT stockholders dissenting from the Merger choose to assert appraisal rights-if appraisal rights are asserted in respect of more shares, a greater number of shares will be sold. If no dissenters' rights are asserted, approximately 13,000 shares will be sold, but if sufficient GBT stockholders assert dissenters' rights, the number of shares sold could be as high as 146,400.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements give effect to the Merger of SIS and GBT under the pooling of interests method of accounting. For a description of the effect of the pooling of interests accounting on the Merger and the historical financial statements of SIS, See "THE MERGER--Accounting Treatment." These pro forma financial statements are presented for illustrative purposes only and, therefore, are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position that may occur in the future. The pro forma amounts do not include any adjustments for estimated operating efficiencies or revenue enhancements resulting from the Merger.

  A pro forma condensed combined balance sheet is provided as of June 30, 1997, giving effect to the Merger as though it had been consummated on that date. Pro forma condensed combined income statements are provided for the six-month periods ended June 1997 and 1996, and the years ended December 31, 1996, 1995, and 1994, giving effect to the Merger as though it had occurred at the beginning of the earliest period presented.

  The condensed historical statements of income for annual periods are derived from the historical consolidated financial statements of SIS and GBT and should be read in conjunction with the historical consolidated financial statements and notes thereto for SIS and GBT incorporated herein by reference. The historical unaudited financial statements as of or for the six months ended June 30, 1997 and 1996 have been prepared in accordance with GAAP applicable to interim financial information and, in the opinion of the respective managements of SIS and GBT, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of financial information for such periods.

                               SIS BANCORP, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

                                   HISTORICAL              PRO FORMA
                               --------------------  ------------------------
                                  SIS        GBT     ADJUSTMENTS    COMBINED
                               ----------  --------  -----------   ----------
ASSETS
Cash and due from banks....... $   42,807  $ 11,251    $   390 (a) $   54,448
Investment securities
 available for sale...........    493,862    54,291                   548,153
Investment securities held to
 maturity.....................    184,993    26,742                   211,735
Loans, net of allowance for
 possible loan losses.........    645,877   152,942                   798,819
Other assets..................     67,006    16,072                    83,078
                               ----------  --------    -------     ----------
  Total assets................ $1,434,545  $261,298    $   390     $1,696,233
                               ==========  ========    =======     ==========
LIABILITIES
Deposits...................... $1,015,404  $216,594    $           $1,231,998
Securities sold under
 agreements to repurchase.....    158,809     4,805                   163,614
Other liabilities.............    157,059    21,936      1,375 (b)    180,370
                               ----------  --------    -------     ----------
  Total liabilities...........  1,331,272   243,335      1,375      1,575,982
                               ----------  --------    -------     ----------
SHAREHOLDERS' EQUITY
Common Stock..................         57     4,575     (4,561)(c)         71
Additional paid-in capital....     43,039     6,609      4,613 (d)     54,261
Unearned compensation.........     (3,306)      --                     (3,306)
Retained earnings.............     65,472     7,069     (1,375)(e)     71,166
Net unrealized gain (loss) on
 investment securities
 available for sale...........      1,976      (290)                    1,686
Treasury stock................     (3,965)      --         338 (f)     (3,627)
                               ----------  --------    -------     ----------
  Total shareholders' equity..    103,273    17,963       (985)       120,251
                               ----------  --------    -------     ----------
  Total liabilities and
   shareholders' equity....... $1,434,545  $261,298    $   390     $1,696,233
                               ==========  ========    =======     ==========


   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               SIS BANCORP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   HISTORICAL              PRO FORMA
                               --------------------  ---------------------
                                  SIS        GBT     ADJUSTMENTS COMBINED
                               ---------  ---------  ----------- ---------
Interest and dividend income:
  Loans....................... $  26,327  $   6,672              $  32,999
  Investment securities.......    22,766      2,394                 25,160
  Other.......................       359         70                    429
                               ---------  ---------              ---------
    Total interest and
     dividend income..........    49,452      9,136                 58,588
                               ---------  ---------              ---------
Interest expense:
  Deposits....................    16,879      3,471                 20,350
  Borrowings..................     7,524        680                  8,204
                               ---------  ---------              ---------
    Total interest expense....    24,403      4,151                 28,554
                               ---------  ---------              ---------
Net interest and dividend
 income.......................    25,049      4,985                 30,034
Less: Provision for loan
 losses.......................       801        120                    921
                               ---------  ---------              ---------
  Net interest and dividend
   income after provision for
   loan losses................    24,248      4,865                 29,113
                               ---------  ---------              ---------
Noninterest income:
  Merchant income.............       --         909                    909
  Fees and other income.......     5,579        720                  6,299
                               ---------  ---------              ---------
    Total noninterest income..     5,579      1,629                  7,208
                               ---------  ---------              ---------
Noninterest expense:
 Operating expenses:
  Salaries and employee
   benefits...................     9,660      1,907                 11,567
  Occupancy expense of bank
   premises, net..............     1,903        456                  2,359
  Furniture and equipment
   expense....................     1,031        532                  1,563
  Other operating expense.....     7,241      1,662                  8,903
                               ---------  ---------              ---------
    Total operating expenses..    19,835      4,557                 24,392
  Foreclosed real estate
   income, net................       (32)       (53)                   (85)
  Net expense of real estate
   operations.................       479        --                     479
                               ---------  ---------              ---------
    Total noninterest
     expense..................    20,282      4,504                 24,786
                               ---------  ---------              ---------
Income before income tax
 provision....................     9,545      1,990                 11,535
Income tax provision..........     3,785        755                  4,540
                               ---------  ---------              ---------
  Net income.................. $   5,760  $   1,235              $   6,995
                               =========  =========              =========  ===
Earnings per share(g)
  Primary..................... $    1.03  $    0.68              $    1.00
  Fully diluted............... $    1.02  $    0.68              $    1.00
Weighted average shares(g)
  Primary..................... 5,608,141  1,829,920              6,962,282
  Fully diluted............... 5,640,349  1,829,920              6,994,490

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               SIS BANCORP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        HISTORICAL              PRO FORMA
                                    --------------------  ---------------------
                                       SIS        GBT     ADJUSTMENTS COMBINED
                                    ---------  ---------  ----------- ---------
Interest and dividend income:
  Loans...........................  $  23,474  $   6,351              $  29,825
  Investment securities...........     15,511      2,151                 17,662
  Other...........................        259         48                    307
                                    ---------  ---------              ---------
    Total interest and dividend
     income.......................     39,244      8,550                 47,794
                                    ---------  ---------              ---------
Interest expense:
  Deposits........................     16,068      3,065                 19,133
  Borrowings......................      3,148        637                  3,785
                                    ---------  ---------              ---------
    Total interest expense........     19,216      3,702                 22,918
                                    ---------  ---------              ---------
Net interest and dividend income..     20,028      4,848                 24,876
Less: Provision for loan losses...      1,450        375                  1,825
                                    ---------  ---------              ---------
  Net interest and dividend income
   after provision for loan
   losses.........................     18,578      4,473                 23,051
                                    ---------  ---------              ---------
Noninterest income:
  Merchant income.................        --         881                    881
  Fees and other income...........      5,318        665                  5,983
                                    ---------  ---------              ---------
    Total noninterest income......      5,318      1,546                  6,864
                                    ---------  ---------              ---------
Noninterest expense:
 Operating expenses:
  Salaries and employee benefits..      8,492      1,885                 10,377
  Occupancy expense of bank
   premises, net..................      1,577        508                  2,085
  Furniture and equipment
   expense........................      1,056        562                  1,618
  Other operating expense.........      6,771      2,014                  8,785
                                    ---------  ---------              ---------
    Total operating expenses......     17,896      4,969                 22,865
  Foreclosed real estate expense
   (income), net..................        223        (29)                   194
  Net income of real estate
   operations.....................       (162)       --                    (162)
                                    ---------  ---------              ---------
    Total noninterest expense.....     17,957      4,940                 22,897
                                    ---------  ---------              ---------
Income before income tax
 provision........................      5,939      1,079                  7,018
Income tax provision..............        490        --                     490
                                    ---------  ---------              ---------
  Net income......................  $   5,449  $   1,079              $   6,528
                                    =========  =========              =========
Earnings per share(g)
  Primary.........................  $    1.00  $    0.59              $    0.96
  Fully diluted...................  $    1.00  $    0.59              $    0.96
Weighted average shares(g)
  Primary.........................  5,432,265  1,829,920              6,786,406
  Fully diluted...................  5,445,968  1,829,920              6,800,109

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               SIS BANCORP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        HISTORICAL              PRO FORMA
                                    --------------------  ---------------------
                                       SIS        GBT     ADJUSTMENTS COMBINED
                                    ---------  ---------  ----------- ---------
Interest and dividend income:
  Loans...........................  $  48,657  $  12,884              $  61,541
  Investment securities...........     35,051      4,275                 39,326
  Other...........................        569        302                    871
                                    ---------  ---------              ---------
    Total interest and dividend
     income.......................     84,277     17,461                101,738
                                    ---------  ---------              ---------
Interest expense:
  Deposits........................     32,638      6,435                 39,073
  Borrowings......................      8,535      1,307                  9,842
                                    ---------  ---------              ---------
    Total interest expense........     41,173      7,742                 48,915
                                    ---------  ---------              ---------
Net interest and dividend income..     43,104      9,719                 52,823
Less: Provision for loan losses...      2,950        675                  3,625
                                    ---------  ---------              ---------
  Net interest and dividend income
   after
   provision for loan losses......     40,154      9,044                 49,198
                                    ---------  ---------              ---------
Noninterest income:
  Merchant income.................        --       1,894                  1,894
  Fees and other income...........     11,470      1,303                 12,773
                                    ---------  ---------              ---------
    Total noninterest income......     11,470      3,197                 14,667
                                    ---------  ---------              ---------
Noninterest expense:
 Operating expenses:
  Salaries and employee benefits..     17,839      3,933                 21,772
  Occupancy expense of bank
   premises, net..................      3,291      1,017                  4,308
  Furniture and equipment
   expense........................      2,240      1,193                  3,433
  Other operating expense.........     14,199      4,321                 18,520
                                    ---------  ---------              ---------
    Total operating expenses......     37,569     10,464                 48,033
  Foreclosed real estate expense,
   net............................        440          9                    449
  Net income of real estate
   operations.....................       (272)       --                    (272)
                                    ---------  ---------              ---------
    Total noninterest expense.....     37,737     10,473                 48,210
                                    ---------  ---------              ---------
Income before income tax benefit..     13,887      1,768                 15,655
Income tax benefit................     (4,273)      (757)                (5,030)
                                    ---------  ---------              ---------
  Net income......................  $  18,160  $   2,525              $  20,685
                                    =========  =========              =========
Earnings per share(g)
  Primary.........................  $    3.29  $    1.38              $    3.01
  Fully diluted...................  $    3.26  $    1.38              $    2.99
Weighted average shares(g)
  Primary.........................  5,522,594  1,829,920              6,876,735
  Fully diluted...................  5,573,390  1,829,920              6,927,531

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               SIS BANCORP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     HISTORICAL              PRO FORMA
                                 --------------------  -----------------------
                                    SIS        GBT     ADJUSTMENTS   COMBINED
                                 ---------  ---------  -----------   ---------
Interest and dividend income:
  Loans......................... $  45,536  $  12,270    $           $  57,806
  Investment securities.........    23,064      4,179                   27,243
  Other.........................     1,316         69                    1,385
                                 ---------  ---------    -------     ---------
    Total interest and dividend
     income.....................    69,916     16,518                   86,434
                                 ---------  ---------                ---------
Interest expense:
  Deposits......................    30,424      5,900                   36,324
  Borrowings....................     2,132        992                    3,124
                                 ---------  ---------    -------     ---------
    Total interest expense......    32,556      6,892                   39,448
                                 ---------  ---------                ---------
Net interest and dividend
 income.........................    37,360      9,626                   46,986
Less: Provision (benefit) for
 loan losses....................     4,359       (213)     2,045 (h)     6,191
                                 ---------  ---------    -------     ---------
  Net interest and dividend
   income after provision
   (benefit) for loan losses....    33,001      9,839     (2,045)       40,795
                                 ---------  ---------    -------     ---------
Noninterest income:
  Merchant income...............       --       1,690                    1,690
  Fees and other income.........     8,124      1,445        410 (h)     9,979
                                 ---------  ---------    -------     ---------
    Total noninterest income....     8,124      3,135        410        11,669
                                 ---------  ---------    -------     ---------
Noninterest expense:
 Operating expenses:
  Salaries and employee
   benefits.....................    15,961      3,588                   19,549
  Occupancy expense of bank
   premises, net................     3,459        851                    4,310
  Furniture and equipment
   expense......................     1,943      1,285                    3,228
  Other operating expense.......    13,768      3,636                   17,404
                                 ---------  ---------    -------     ---------
    Total operating expenses....    35,131      9,360                   44,491
  Foreclosed real estate
   expense, net.................       521        837                    1,358
  Net income of real estate
   operations...................      (227)       --                      (227)
                                 ---------  ---------    -------     ---------
    Total noninterest expense...    35,425     10,197                   45,622
                                 ---------  ---------                ---------
Loss on bulk sale of loans......       --       2,045     (2,045)(h)       --
Recovery on National Premium CD
 Program........................       --        (410)       410 (h)       --
                                 ---------  ---------    -------     ---------
Income before income tax
 benefit........................     5,700      1,142                    6,842
Income tax benefit..............    (5,759)      (500)                  (6,259)
                                 ---------  ---------    -------     ---------
  Net income.................... $  11,459  $   1,642    $           $  13,101
                                 =========  =========    =======     =========
Earnings per share(g)
  Primary....................... $    2.21  $    1.22                $    2.12
  Fully diluted................. $    2.19  $    1.22                $    2.11
Weighted average shares(g)
  Primary....................... 5,174,037  1,352,057                6,174,559
  Fully diluted................. 5,220,778  1,352,057                6,221,300

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

                               SIS BANCORP, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      HISTORICAL              PRO FORMA
                                  --------------------  -----------------------
                                     SIS        GBT     ADJUSTMENTS   COMBINED
                                  ---------  ---------  -----------   ---------
Interest and dividend income:
  Loans.........................  $  42,637  $  11,688    $           $  54,325
  Investment securities.........     14,749      3,646                   18,395
  Other.........................        527        119                      646
                                  ---------  ---------    -------     ---------
    Total interest and dividend
     income.....................     57,913     15,453                   73,366
                                  ---------  ---------                ---------
Interest expense:
  Deposits......................     23,792      5,195                   28,987
  Borrowings....................        --         742                      742
                                  ---------  ---------    -------     ---------
    Total interest expense......     23,792      5,937                   29,729
                                  ---------  ---------                ---------
Net interest and dividend in-
 come...........................     34,121      9,516                   43,637
Less: Provision for loan loss-
 es.............................     25,742      1,789                   27,531
                                  ---------  ---------    -------     ---------
  Net interest and dividend
   income after provision for
   loan losses..................      8,379      7,727                   16,106
                                  ---------  ---------                ---------
Noninterest income:
  Merchant income...............        --       1,549                    1,549
  Fees and other income.........      8,329      2,494     (1,370)(h)     9,453
                                  ---------  ---------    -------     ---------
    Total noninterest income....      8,329      4,043     (1,370)       11,002
                                  ---------  ---------    -------     ---------
Noninterest expense:
 Operating expenses:
  Salaries and employee
   benefits.....................     16,808      3,684                   20,492
  Occupancy expense of bank
   premises, net................      3,410        883                    4,293
  Furniture and equipment
   expense......................      1,830      1,326                    3,156
  Other operating expense.......     15,109      4,043                   19,152
                                  ---------  ---------    -------     ---------
    Total operating expenses....     37,157      9,936                   47,093
  Foreclosed real estate
   expense, net.................      5,470      1,289                    6,759
  Net expense of real estate
   operations...................        988        --                       988
                                  ---------  ---------    -------     ---------
    Total noninterest expense...     43,615     11,225                   54,840
                                  ---------  ---------                ---------
Loss on National Premium CD Pro-
 gram...........................        --       1,370     (1,370)(h)       --
                                  ---------  ---------    -------     ---------
Loss before income tax
 provision......................    (26,907)      (825)                 (27,732)
Income tax provision............        --          35                       35
                                  ---------  ---------    -------     ---------
  Net loss......................  $ (26,907) $    (860)   $           $ (27,767)
                                  =========  =========    =======     =========
Loss per share(g)
  Primary.......................  $   (5.21) $   (0.67)               $   (4.53)
  Fully diluted.................  $   (5.21) $   (0.67)               $   (4.50)
Weighted average shares(g)
  Primary.......................  5,174,037  1,289,920                6,128,578
  Fully diluted.................  5,220,778  1,289,920                6,175,319

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                   Statements

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only, giving effect to the Merger as accounted for by the pooling of interests method. The pro forma condensed consolidated balance sheet is as of June 30, 1997. Pro forma condensed consolidated statements of operations are presented for the six months ended June 30, 1997 and 1996, and the years ended December 31, 1996, 1995, and 1994.

  Because the transaction has not been completed, costs of the Merger transaction can only be estimated at this time. The pro forma condensed combined statement of income for the six months ended June 30, 1997 excludes
(i) the positive effects of potential cost savings which may be achieved upon combining the resources of the companies, and (ii) transaction costs of approximately $1.4 million, including investment banking, legal and accounting and other related fees.

  The pro forma condensed combined balance sheet as of June 30, 1997 includes, in accordance with SEC reporting rules, the impact of all transactions, whether of a recurring or nonrecurring nature, that can be reasonably estimated and should be reflected as of that date.

2. PRO FORMA ADJUSTMENTS

  Intercompany Transactions--There were no intercompany transactions which required elimination from the pro forma consolidated operating results or balance sheet.

    (a) Cash and Due from Banks--Cash has been adjusted to reflect the sale of 13,000 shares of SIS Common Stock out of treasury shares to one or more independent third parties prior to the Effective Time.

    (b) Other Liabilities--Other liabilities has been adjusted to reflect transaction costs associated with the Merger of approximately $1.4 million.

    (c) Common Stock--Common stock has been adjusted to reflect the assumed issuance of 1,354,141 shares of SIS Common Stock in exchange for 1,829,920 shares of GBT Common Stock outstanding as of June 30, 1997, using the Exchange Ratio of 0.74.

    (d) Additional Paid-In Capital--Additional paid-in capital is adjusted for the effects of: (i) the issuance of 1,354,141 shares of SIS Common Stock with a par value of $.01 per share in exchange for GBT Common Stock having a par value of $2.50 per share; and (ii) the sale of 13,000 shares of SIS Common Stock out of treasury shares to one or more independent third parties prior to the Effective Time.

    (e) Retained Earnings--Retained earnings has been adjusted to include the Merger transaction costs of approximately $1.4 million.

    (f) Treasury Stock--Treasury stock is adjusted for the sale of 13,000 shares of SIS Common Stock out of treasury shares to one or more independent third parties prior to the Effective Time.

    (g) Earnings Per Share and Weighted Shares Outstanding--Pro forma earnings per share and weighted shares outstanding for all periods presented are based upon SIS's and GBT's combined historical weighted average shares, after adjustment of GBT's historical number of shares by the Exchange Ratio of 0.74.

    (h) Pro Forma Combined Statements of Income--Amounts have been reclassified to conform GBT's classification to that of SIS.

                           INFORMATION REGARDING GBT

  GBT is a state-chartered Connecticut commercial bank founded in 1919. GBT provides banking and banking-related services in central Connecticut. The principal executive offices of GBT are located at 2461 Main Street, Glastonbury, Connecticut 06033. Its telephone number is (860) 633-4695. For more information about GBT, reference is made to GBT's 1996 annual report to shareholders, a copy of which accompanies this Proxy Statement--Prospectus, and to GBT's most recent annual report on Form F-2 and subsequent quarterly reports on Form F-4, which are incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

                           INFORMATION REGARDING SIS

  SIS is a bank holding company established as a Massachusetts corporation in 1996 and is registered under the Bank Holding Company Act of 1956, as amended, with its principal asset being the stock of the Bank. Through its banking subsidiary, SIS provides banking and banking-related services in western Massachusetts. The principal executive offices of SIS are located at 1441 Main Street, Springfield, Massachusetts 01102. Its telephone number is (413) 748-8000. For more information about SIS, reference is made to SIS's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

                       DESCRIPTION OF SIS CAPITAL STOCK

COMMON STOCK

  General. As of the SIS Record Date, the capital stock of SIS consisted of 30,000,000 authorized shares, par value $.01 per share, 25,000,000 of which are shares of SIS Common Stock, of which 5,580,842 were issued and outstanding (exclusive of treasury shares), and 5,000,000 of which are shares of SIS Preferred Stock, none of which are outstanding. SIS Common Stock is traded on the Nasdaq National Market under the trading symbol "SISB."

  Shares of SIS Common Stock may be issued from time to time, in such amount and proportions and for such consideration as may be fixed by the SIS Board. No holder of SIS Common Stock has any preemptive or preferential rights to purchase or to subscribe for any shares of capital stock or other securities which may be issued by SIS. SIS Common Stock has no redemption or sinking fund provisions applicable thereto and has no conversion rights.

  The outstanding shares of SIS Common Stock are fully paid and nonassessable.

  Liquidation. In the event of any liquidation, dissolution or winding up of SIS, whether voluntary or involuntary, the holders of SIS Common Stock are entitled to receive, on a share-for-share basis, any assets or funds of SIS which are distributable to the holders of SIS Common Stock upon such events, subject to the prior rights of creditors of SIS and the holders of outstanding shares of SIS Preferred Stock, if any.

  Voting. The holders of SIS Common Stock are entitled to one vote for each share in all matters voted upon by the shareholders of SIS. The shares of SIS Common Stock have noncumulative voting rights; consequently, the holders of a majority in interest of SIS Common Stock can conceivably elect all of the directors of SIS and, in such event, the holders of the remaining shares voting for election of directors would not be able to elect any person or persons to the SIS Board.

  Dividends. When and if dividends, payable as cash, stock or other property, are declared by the SIS Board out of funds legally available therefor, the holders of SIS Common Stock are entitled to share equally, share for share, in such dividends. The payment of dividends on SIS Common Stock is subject to applicable bank regulatory approval.

  Preferred Share Purchase Rights. On January 22, 1997, the SIS Board authorized the issuance of one Preferred Share Purchase Right (a "Right") for each outstanding share of SIS Common Stock pursuant to a Rights Agreement, dated as of January 22, 1997, between the SIS Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"). The issuance was made to shareholders of record as of the close of business on February 3, 1997. Holders of SIS Common Stock issued subsequent to that date automatically receive the Rights with their shares. Each Right entitles the holder thereof to purchase under certain circumstances one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, or, in certain circumstances, to receive cash, property, shares of SIS Common Stock or other securities of SIS at a purchase price of $100.00 per one-hundredth of a preferred share (the "Purchase Price").

  The Rights automatically attach to all certificates representing shares of SIS Common Stock and no separate Rights certificates have been distributed. The Rights would separate from the shares of SIS Common Stock and a "Distribution Date" would occur upon the earlier of (i) 10 business days (or such later date as the SIS Board may determine before a Distribution Date occurs) following a public announcement by SIS that a person or group of affiliated or associated persons, with certain exceptions (an "Acquiring Person"), has acquired, or has obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of SIS Common Stock (the date of such announcement being the "Stock Acquisition Date") or (ii) 10 business days (or such later date as the SIS Board may determine before a Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.

  Until a Distribution Date occurs, the Rights are evidenced by the certificates for shares of SIS Common Stock and are transferred with and only with such SIS Common Stock certificates, and the surrender for transfer of any such certificates also constitutes the transfer of the Rights associated with the shares represented by such certificates. As soon as practicable after a Distribution Date, Rights certificates would be mailed to holders of record of shares of SIS Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone would represent the Rights.

  The Rights are not exercisable until a Distribution Date and will expire at the close of business on January 22, 2007, unless earlier redeemed or exchanged by SIS as described below.

  In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of SIS Common Stock at a price and on terms which a majority of SIS's Outside Directors (as defined in the Rights Agreement) determines to be fair to and otherwise in the best interests of SIS and its shareholders (a "fair offer")), each holder of a Right thereafter has the right to receive, upon exercise of such Right, shares of SIS Common Stock (or, in certain circumstances, cash, property or other securities of SIS) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) become null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by SIS as described below.

  In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) SIS shall take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) and SIS shall not be the surviving entity or (ii) SIS shall take part in a merger or other business combination transaction in which the shares of SIS Common Stock are changed or exchanged (other than certain mergers that follow a fair offer) or (iii) 50% or more of SIS's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as described above) thereafter has the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right.

  The Purchase Price payable and the number of shares of Series A Junior Participating Preferred Stock (or the amount of cash, property or other securities) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a share dividend on, or a subdivision, combination or reclassification of, the shares of Series A Junior Participating Preferred Stock, (ii) if holders of the shares of Series A Junior Participating Preferred Stock are granted certain rights or warrants to subscribe for shares of Series A Junior Participating Preferred Stock or convertible securities at less than the Current Market Price of the Series A Junior Participating Preferred Stock or (iii) upon the distribution to holders of shares of the Series A Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

  At any time until 10 business days following a Stock Acquisition Date, SIS may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of SIS, in cash, shares of SIS Common Stock or other consideration as the SIS Board may determine. Immediately upon the effectiveness of the action of the SIS Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price.

  The terms of the Rights, other than key financial terms and the date on which the Rights expire, may be amended by the SIS Board prior to a Distribution Date. Thereafter, the provisions of the Rights Agreement may be amended by the SIS Board only in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

  The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement as included as Exhibit 4.1 to SIS's Registration Statement on Form 8-A dated January 23, 1997.

PREFERRED STOCK

  Under the SIS Articles, the SIS Board is authorized, without further shareholder action, to provide for the issuance of the SIS Preferred Stock, in one or more series, with such designations or titles, dividend rates, special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of SIS, sinking fund provisions, redemption or purchase account provisions, conversion provisions, and voting rights as shall be set forth as and when established by the SIS Board.

                          MARKET FOR SIS COMMON STOCK

  SIS Common Stock is traded over-the-counter on the Nasdaq National Market under the symbol "SISB."

  At October 10, 1997, there were 5,580,842 shares of SIS Common Stock outstanding and approximately 1,200 shareholders of record. This does not reflect the number of persons or entities who hold their stock in nominee or street name through various brokerage firms.

  The price information regarding SIS common stock in the following table is based on high and low closing prices on the Nasdaq National Market.

                                                                  CASH DIVIDENDS
                                                                   PER SHARE OF
   QUARTER ENDED                                     HIGH   LOW    COMMON STOCK
   -------------                                    ------ ------ --------------
   1995
   March 31........................................ $11.06 $ 9.63       --
   June 30.........................................  13.06  10.88       --
   September 30....................................  16.00  12.88       --
   December 31.....................................  17.13  14.63       --
   1996
   March 31........................................  18.75  16.25       --
   June 30.........................................  18.63  16.75       --
   September 30....................................  23.63  17.50       --
   December 31.....................................  24.50  22.13       --
   1997
   March 31........................................  27.33  22.33     $0.12
   June 30.........................................  29.63  23.33      0.12
   September 30....................................  34.75  27.63      0.14
   through October 22..............................  37.00  34.50

  On October 22, 1997, SIS announced a quarterly dividend of $0.14 per share payable on November 21, 1997 to holders of record as of the close of business on November 4, 1997.

  On August 15, 1997, the last business day prior to the public announcement of the Merger, the closing price of SIS Common Stock on the Nasdaq National Market was $30.00 per share. On October 22, 1997, the last practicable trading day prior to the printing of this Proxy Statement-Prospectus, the closing price was $35.50.

 Dividends

  The Federal Reserve Board has authority to prohibit bank holding companies from paying dividends if such payment would constitute an unsafe or unsound practice. The Federal Reserve Board has indicated generally that it may be an unsound practice for bank holding companies to pay dividends unless the bank holding company's net income over the preceding year is sufficient to fund the dividends and the expected rate of earnings retention is consistent with the organization's capital needs, asset quality, and overall financial condition. SIS's ability to pay dividends is dependent upon the flow of dividend income to it from its subsidiaries, which may be affected or limited by regulatory restrictions imposed by federal or state bank regulatory agencies. At June 30, 1997, the Bank had available approximately $26.9 million for payment of dividends to SIS under applicable Massachusetts statutory limitations.

   COMPARISON OF RIGHTS OF HOLDERS OF SIS COMMON STOCK AND GBT COMMON STOCK

  At the Effective Time, the shareholders of GBT, except those shareholders exercising dissenters' rights, will become shareholders of SIS. As shareholders of GBT, their rights are presently governed by Connecticut law and by the GBT certificate of incorporation (the "GBT Certificate") and the GBT bylaws (the "GBT Bylaws"). As shareholders of SIS, their rights will be governed by Massachusetts law, the SIS Articles and the SIS bylaws (the "SIS Bylaws"). The following discussion summarizes the material differences between the rights of holders of GBT Common Stock and holders of SIS Common Stock and differences between the charters and by-laws of GBT and SIS. This summary does not purport to be complete and is qualified in its entirety by reference to the GBT Certificate, the GBT Bylaws, the SIS Articles and the SIS Bylaws and the relevant provisions of Connecticut and Massachusetts law.

SPECIAL MEETINGS OF SHAREHOLDERS

  GBT. Connecticut law provides that special meetings of shareholders may be called by the board of directors, the person or persons authorized to do so by the certificate of incorporation or bylaws or upon written application to the secretary of the corporation by the holders of at least 10% of all shares entitled to vote at the meeting, provided that a corporation need not hold such meeting except upon the demand of holders of not less than 35% of such shares if the corporation has a class of voting stock registered pursuant to
Section 12 of the Exchange Act and if no person held 10% or more of such votes on February 1, 1988. The GBT Bylaws provide that, unless otherwise prescribed by statute, a special meeting may be called only by the Chairman of the Board, the President, or the board of directors, or upon written application therefor by the holders of not less than 35% of the shares entitled to vote at the meeting.

  SIS. Massachusetts law provides that special meetings of shareholders may be called by the president or the directors or upon written application to the clerk of the corporation by the holders of at least 10% of all shares entitled to vote at the meeting, provided that, unless otherwise provided in its articles of organization or bylaws, a corporation with a class of voting stock registered pursuant to the Exchange Act need not hold such meeting except upon the demand of holders of not less than 40% of such shares. The SIS Bylaws provide that a special meeting may be called at any time only by the President or by the affirmative vote of a majority of the directors then in office. The time, date and place of the special meeting may be changed at any time by vote of the SIS Board. If at the time a special meeting is called, there is an Interested Shareholder (as defined below), such call shall also require the affirmative vote of a majority of the Continuing Directors (as defined below) then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law. "Interested Shareholder" means any person (other than SIS, any subsidiary of SIS or any employee stock ownership plan formed by SIS and/or any subsidiary) who or which: (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of SIS; (ii) is an affiliate of SIS and at any time within the two-year period immediately prior to and including the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of SIS; or (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of voting stock which were at any time within the two-year period immediately prior to and including the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act and such assignment or succession was not approved by the affirmative vote of a majority of the Continuing Directors. "Continuing Director" means (i) any member of the SIS Board who is not an Interested Shareholder or an affiliate or associate of an Interested Shareholder and was a member of the SIS Board prior to the time that the Interested Shareholder became an Interested Shareholder, and (ii) any successor of a Continuing Director who is not an affiliate or associate of the Interested Shareholder and is recommended to succeed a Continuing Director by the affirmative vote of a majority of the Continuing Directors. If at any relevant time there is no Interested Shareholder, the term "Continuing Director" means any member of the SIS Board.

INSPECTION RIGHTS

  GBT. Under Connecticut law, a shareholder may inspect and copy, among other things, a corporation's certificate of incorporation and any amendments thereto, its bylaws and any amendments thereto, resolutions adopted by its board of directors creating one or more series or classes of shares and fixing their relative rights, privileges and preferences, if shares issued pursuant to those resolutions are outstanding, records of all minutes of all shareholder meetings and records of all actions taken by shareholders without a meeting for the past three years and all written communications to shareholders within the past three years (including certain financial statements), a list of the names and business addresses of its current directors and officers, and its most recent annual report delivered to the Connecticut Secretary of State, if the shareholder's demand is in writing and delivered to the corporation at least five business days before the date on which the shareholder wishes to so inspect and copy. Further, shareholders may inspect and copy excerpts from minutes of any meeting of the Board of Directors or records of any action of a committee of the Board of Directors acting in lieu thereof, records of action taken by the Board of Directors without a meeting, accounting records of the corporation, and the record of shareholders, provided that the shareholders' demand is in writing, is made in good faith, states a proper purpose, describes with reasonable particularity the purpose and the records desired to be inspected, and the records are directly connected with such purpose. In addition, shareholders have the right to inspect the shareholder list during the period such list is available for inspection beginning two business days after the notice of the meeting is given for which the list was prepared and continuing through the meeting.

  SIS. Under Massachusetts law, shareholders have the right to inspect a corporation's articles of organization, bylaws, records of incorporators' and shareholders' meetings and, upon demonstration of a proper purpose, a corporation's stock ledger and shareholder list.

ACTION BY CONSENT OF SHAREHOLDERS

  GBT. Under Connecticut law, any action to be taken by shareholders may be taken without a meeting if the action is taken with the written consent of all shareholders entitled to vote on the action or, if the certificate of incorporation so provides, by a written consent signed by persons holding the proportion, but not less than a majority, of voting shares designated in the certificate of incorporation. The GBT Certificate contains no provision authorizing a less-than-unanimous written consent on any matter.

  SIS. Under Massachusetts law, unless the articles of organization provide otherwise, any action to be taken by shareholders may be taken without a meeting, without prior notice, and without a vote, if the shareholders consent unanimously in writing to the action. However, under the SIS Articles, any action required or permitted to be taken by shareholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing.

PREEMPTIVE RIGHTS

  GBT. Under Connecticut law, shareholders do not generally have a preemptive right to acquire the corporation's unissued shares except to the extent provided in its certificate of incorporation. However, under a "grandfather" clause of the CBCA, GBT shareholders do have preemptive rights because the GBT Certificate as adopted in 1919 does not expressly prohibit such rights.

  SIS. Unless otherwise provided in the corporation's articles, Massachusetts law does not grant any preemptive rights. The SIS Articles provide that shareholders do not have preemptive rights.

DIVIDENDS AND REPURCHASES OF STOCK

  GBT. Under Connecticut law, the payment of dividends and the repurchase of a corporation's stock are generally permissible, if such actions do not violate the corporation's certificate of incorporation and, if after giving effect to such actions, the corporation is able to pay its debts as they become due in the usual course of business and the corporation's total assets exceed the sum of its total liabilities plus the amount needed to satisfy the rights of those shareholders whose rights are superior to those receiving any dividend. The Connecticut

Banking Law prohibits Connecticut-chartered banks such as GBT from paying dividends except out of its "net profits" for the current year and any retained net profits from the preceding two years. In addition, the Connecticut Banking Law and the Federal Deposit Insurance Act prohibit banks such as GBT from repurchasing their capital stock except with the prior approval of the Connecticut Banking Commissioner and the FDIC, respectively.

  SIS. Under Massachusetts law, the payment of dividends and the redemption or repurchase of a corporation's stock are generally permissible, if such actions do not violate the corporation's articles of organization, provided that the corporation is not insolvent or rendered insolvent by the action.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  GBT. Under Connecticut law, a corporation's certificate of incorporation may provide for staggering the terms of directors by dividing the total number of directors into up to five groups, with each group containing approximately the same percentage of the total, as near as may be. The GBT Certificate does not provide for such staggering.

  SIS. Massachusetts law requires classification of the board of directors of any Massachusetts corporation having a class of voting stock registered under the Exchange Act, as does SIS, into three classes, unless the corporation has affirmatively elected in accordance with the applicable statutory requirements to be exempt from such statutory director classification requirement. SIS has made no such election, and, to the contrary, the SIS Articles provide that the SIS Board is to be divided into three classes, with the directors in each class being elected for staggered three-year terms.

REMOVAL OF DIRECTORS

  GBT. Under Connecticut law, shareholders may vote to remove directors with or without cause, at a meeting expressly called for that purpose, unless the corporation's certificate of incorporation provide that directors may be removed only for cause. The GBT Certificate does not require that cause be shown to remove a director. Neither the Connecticut Banking Law nor the CBCA expressly provides for the removal of directors by other directors, and neither the GBT Certificate nor GBT Bylaws provide for such removal.

  SIS. Under Massachusetts law, unless the articles of organization or bylaws provide otherwise, shareholders may by a majority vote generally remove directors with or without cause and directors may by a majority vote generally remove directors for cause. The SIS Bylaws provide that, subject to the rights of holders of any series of preferred stock or any class of stock entitled to elect additional directors, any director may be removed from office only for cause and only by an affirmative vote of at least 80% of the voting power of the then outstanding voting stock, voting as a single class.

VACANCIES ON THE BOARD OF DIRECTORS

  GBT. Under Connecticut law, unless the certificate of incorporation provides otherwise, vacancies on the board or directors, including a vacancy resulting from an increase in the number of directors, may be filled by shareholders or directors. If the directors remaining in office constitute less than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of the remaining directors. The GBT Bylaws provides that vacancies created by an increase in the number of directors shall be filled by action of the shareholders and that any other vacancy shall be filled by the GBT Board.

  SIS. Under Massachusetts law, unless otherwise provided in the articles of organization or bylaws, vacancies on the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled in the manner prescribed in the bylaws or, in the absence of such a bylaw, by the directors. The SIS Bylaws permit vacancies to be filled in accordance with Massachusetts law, unless there is an Interested Shareholder, in which case the filling of such vacancy shall also require the affirmative vote of a majority of the Continuing Directors then in office. Any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director's successor shall have been elected and qualified.

EXCULPATION OF DIRECTORS AND OFFICERS

  GBT. Connecticut law provides that a director is not liable for any action taken as a director or any failure to take any action if he performed the duties of his office in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interests of the corporation. Both the GBT Certificate and Connecticut law provide, that the personal liability of a director to GBT or its shareholders for monetary damages for breaches of fiduciary duty shall be limited to the amount of the director's compensation during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to the institution under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the institution, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the institution or
(v) create liability under Section 36-9 of the Connecticut General Statutes.

  SIS. Massachusetts law permits, and the SIS Articles provide, that no director shall be personally liable to SIS or its shareholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. In Massachusetts, a director is not exculpated from liability under provisions of Massachusetts law relating to unlawful payments of dividends and unlawful stock purchases or redemptions. In addition, the SIS Articles provide that the this limitation cannot apply to liability of a director (i) for breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SIS, SIS has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SIS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SIS will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  GBT. Under Connecticut law, a corporation may indemnify a director, officer, employee or agent against liability if that person conducted himself in good faith and with the reasonable belief that his conduct in his official capacity with the corporation was in the best interests of the corporation or that his conduct in any other case was not opposed to its best interests. In addition, Connecticut law provides that, unless limited by the corporation's certificate of incorporation, indemnification is mandatory if a director was wholly successful in defense of a claim, and a court may impose an order to enforce mandatory indemnification or to grant indemnification in an instance where the director or officer is fairly and reasonably entitled to indemnification in view of all relevant circumstances. Indemnification is not permissible in connection with proceedings by or in the right of a corporation or those charging improper personal benefit in which the director is adjudged liable. The GBT Bylaws provide for indemnification of directors and officers and employees of the corporation.

  SIS. Massachusetts law generally permits indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. The SIS Bylaws provide that each person made or threatened to be made a party in any proceeding by reason of the fact that he or she was a director, officer, employee or agent of SIS shall be indemnified and held harmless by SIS against all expense, liability and loss reasonably incurred by such indemnitee in connection with such proceeding, provided that such indemnitee shall have acted in good faith in the reasonable belief that such action was in, or not opposed to, the best interests of SIS.

TRANSACTIONS WITH INTERESTED PERSONS

  GBT. Connecticut law provides that a transaction may not be enjoined, set aside or give rise to an award of damages or other sanctions, in a proceeding by a shareholder or by or in the right of the corporation, because a director has a conflicting interest in the transaction, if (i) the transaction received the affirmative vote of a majority, but no fewer than two, of those directors who do not have a conflicting interest or a familial, financial, professional or employment relationship with a director who does have a conflicting interest after required disclosure to them, (ii) the transaction received the affirmative vote of a majority of the shares cast at a duly called meeting after required notice and disclosure, but not including shares beneficially owned by a director who has a conflicting interest or a related person of the director, or (iii) the transaction is established to have been fair to the corporation.

  SIS. The SIS Articles provide that, unless entered into in bad faith or in violation of the SIS Articles, no contract or transaction by SIS shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Shareholder. The SIS Articles also provide that, unless entered into in bad faith or in violation of the SIS Articles, no person, whether a director, officer, stockholder, employee or otherwise interested in SIS (or any entity in which any such person is in any way interested), shall be liable to SIS or to any other person or organization for any loss or expense incurred by reason of such a contract or transaction or shall be accountable for any gain or profit realized from such a contract or transaction.

MERGERS, SHARE EXCHANGES OR ASSET SALES; ANTI-TAKEOVER PROVISIONS OF STATE LAW

  GBT. Connecticut law requires that the board of directors shall adopt and recommend a plan of merger or share exchange or a sale of all or substantially all of the corporation's assets other than in the regular course of business to the shareholders, unless the board of directors determines that because of a conflict of interest or otherwise it should make no recommendation and communicates the basis for its determination to the shareholders. The Connecticut Banking Law requires the affirmative vote of the holders of at least two-thirds of the shares of each voting group entitled to vote on the plan or transaction unless the certificate of incorporation or a board resolution requires otherwise.

  SIS. Massachusetts law requires the approval of the directors and the vote of the holders of a majority of the outstanding stock entitled to vote thereon for the merger of the corporation into any other corporation, although the certificate of incorporation may require a higher shareholder vote.

  The SIS Articles provide that any Business Combination (as defined below) involving SIS and an Interested Shareholder must be approved by the holders of at least 80% of the outstanding shares of SIS's voting stock (the "Voting Requirement") voting together as a single class at a duly constituted meeting of shareholders called expressly for such purpose. Such affirmative vote shall be in addition to and not in lieu of any other vote required under applicable law and is required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law. The Voting Requirement does not apply and the affirmative vote of only a majority of SIS's voting stock is required, if (i) the Business Combination is approved by an affirmative vote of a majority of both the Continuing Directors then in office or (ii) certain "fair price" (defined generally to mean, among other things, that the consideration to be received by shareholders in such Business Combination shall be in the same form and kind as the consideration paid by the Interested Shareholder for SIS's capital stock owned by such person and shall be at least equal to the highest of the following: (A) the highest per share price paid by such Interested Shareholder in acquiring any of its holdings of SIS Common Stock within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the

"Announcement Date") or in the transaction through which such person became an Interested Shareholder; (B) the highest Fair Market Value (as defined in the SIS Articles) per share of SIS Common Stock on any date during the one-year period prior to and including the Announcement Date; and (C) the price per share equal to (1) the Fair Market Value per share of common stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher, multiplied by (2) a fraction (x) the numerator of which is the highest per share price paid by the Interested Shareholder for any share of SIS Common Stock acquired by it within the two-year period immediately prior to and including the Announcement Date and (y) the denominator of which is the Fair Market Value per share of SIS Common Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of SIS Common Stock) and other criteria are met.

  As defined in the SIS Articles, a "Business Combination" includes, among other things (i) any merger or consolidation of SIS or any subsidiary with an Interested Shareholder or affiliate thereof, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by SIS of assets having a fair market value of $1,000,000 or more to or with an Interested Shareholder or an affiliate thereof, (iii) the issuance or transfer by SIS or any subsidiary (in one transaction or a series of transactions) of any securities of SIS or any subsidiary to an Interested Shareholder or any affiliate thereof in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $1,000,000 or more, (iv) the adoption of a plan or proposal for the liquidation or dissolution of SIS proposed by or on behalf of an Interested Shareholder or an affiliate thereof and (v) any transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity or convertible security of SIS or any subsidiary that is beneficially owned by an Interested Shareholder or any affiliate thereof. The CBCA, which is applicable to GBT in these circumstances, contains similar provisions.

  Connecticut Anti-Takeover Law. Sections 33-840 through 33-845 of the CBCA cover business combinations involving Connecticut corporations, and under the Connecticut Banking Laws are also applicable to business combinations involving Connecticut banks such as GBT. Section 33-841 provides that no Connecticut corporation shall engage in any business combination with any interested shareholder unless the business combination is approved by the Board of Directors of the corporation and by the affirmative vote of at least 80% of the outstanding voting stock of the corporation and at least 66 2/3% of the outstanding voting stock which is not held by the interested shareholder. For purposes of this provision, an "interested shareholder" is defined as any person that (i) is the owner of 10% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within two years immediately prior to the relevant date. In addition, Section 33-844 provides generally that no corporation incorporated in Connecticut and possessing certain statutory indicia reflecting substantial ties to Connecticut shall engage in any business combination with any interested shareholder for a five-year period following the date that such shareholder becomes an interested shareholder unless, prior to such date, the Board of Directors of the corporation (including a majority of the nonemployee directors, of which there shall be at least two) have approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. For purposes of this provision, an "interested shareholder" is defined as any person that (i) is the owner of 10% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within five years immediately prior to the relevant date. Under certain circumstances, these provisions of the CBCA make it more difficult for an interested shareholder to effect various business combinations with a corporation for the specified period, although the shareholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by these sections. The GBT Certificate and the GBT Bylaws do not exclude GBT from the restrictions imposed by Sections 33-840 through 33-845 of the CBCA.

  Massachusetts Anti-Takeover Laws. Chapter 110D of the Massachusetts General Laws covers "control share acquisitions" affecting corporations incorporated in Massachusetts that have at least 200 shareholders and possess certain statutory indicia reflecting additional substantial ties to Massachusetts (as is the case with SIS).

Chapter 110D limits the voting rights of shares held by persons who have acquired 20% or more of the voting power of the target corporation. Under this statute, shares acquired in a control share acquisition retain the same voting rights as all other shares of the same class or series only to the extent authorized by a vote of the majority of all shares entitled to vote for the election of directors, excluding such acquired shares. A corporation that is otherwise subject to Chapter 110D may expressly provide in its articles of organization or bylaws that the statute does not apply. SIS has not included any such "opt out" provision in either the SIS Articles or SIS Bylaws.

  Chapter 110F of the Massachusetts General Laws provides that if any acquiror buys 5% or more of a target company's stock, where the target company has at least 200 shareholders and possesses certain statutory indicia reflecting substantial ties or nexus to Massachusetts (as is the case with SIS), without the prior approval of the target company's board of directors, such acquirer generally may not, for a period of three years, (i) complete the acquisition of the target company through a merger, (ii) pledge or sell any assets of the target company or (iii) engage in other self-dealing transactions with the target company. The prior board of directors approval requirement does not apply if the acquirer buys at least 90% of the target company's outstanding stock in the transaction in which it crosses the 5% threshold or if the acquirer, after crossing the threshold, obtains the approval of the target company's board of directors and two-thirds of the target company's stock held by persons other than the acquirer. A corporation that would otherwise be covered by Chapter 110F may expressly provide in its articles of organization that the statute does not apply. The SIS Articles do not contain any such "opt out" provision.

AMENDMENTS TO CHARTER

  GBT. Under Connecticut law, unless the certificate of incorporation provides otherwise, a corporation's board of directors may amend the certificate of incorporation without shareholder action for certain limited purposes including extending the corporation's duration (if it was incorporated at a time when limited duration was required by law). All material charter amendments require recommendation of the amendment by the corporation's board of directors to its shareholders (unless because of a conflict of interest or other special circumstances the board of directors communicates to shareholders that it will make no recommendation), and approval of the amendment by the holders of a majority of the shares of each voting group entitled to vote on the amendment (two-thirds in the event of a proposed change of name), unless a higher percentage is required by the certificate of incorporation or by board resolution. The GBT Certificate requires no such higher vote requirement.

  SIS. Under Massachusetts law, charter amendments require the approval of the directors and the vote of the holders of a majority of the outstanding stock and a majority of each class of stock outstanding and entitled to vote thereon as a class, unless the certificate of incorporation require a greater proportion. In addition, Massachusetts law requires a class vote when, among other things, an amendment will adversely affect the powers, preferences or special rights of a class of stock. Pursuant to the SIS Articles, no amendment, addition, alteration, change or repeal of the SIS Articles shall be made, unless the same is first adopted by the affirmative vote of a majority of the board of directors of SIS then in office, and thereafter approved by the shareholders by not less than two-thirds of the total votes eligible to be cast at a duly constituted meeting, or, in the case of Articles 1, 2, 3 and the first sentence of Article 4 of the SIS Articles, by not less than a majority of the total votes eligible to be cast at a duly constituted meeting provided, however, that if, at any time within the sixty day period immediately preceding the meeting at which the shareholder vote is to be taken, there is an Interested Shareholder, such amendment, addition, alteration, change or repeal shall also require the approval of a majority of the Continuing Directors then in office, prior to approval by the shareholders.

AMENDMENTS TO BYLAWS

  GBT. Connecticut law provides that both shareholders and directors may amend a corporation's bylaws unless the certificate of incorporation or certain sections of the CBCA reserve that power to the shareholders in whole or part. The GBT Bylaws permits the directors to amend or repeal the GBT Bylaws.

  SIS. Under Massachusetts law, the power to adopt, amend or repeal bylaws lies in shareholders entitled to vote; provided, however, that if authorized by the corporation's articles of organization, the bylaws may confer the power to adopt, amend or repeal bylaws upon the directors. The SIS Articles provide that the SIS Bylaws may be amended by the affirmative vote of a majority of the directors (unless at the time of such action there shall be an Interested Shareholder, in which case such action shall also require the affirmative vote of a majority of the Continuing Directors then in office) or by vote of the holders of at least 80% of the voting stock, voting together as a single class.

DISSENTERS' APPRAISAL RIGHTS

  GBT. Connecticut law permits a shareholder to obtain fair value for his shares in the event of, among others, consummation of a plan of merger to which the corporation is a party, provided that the shareholder follows the requirements of the Dissenters' Rights Statute. A shareholder wishing to assert dissenters' rights must deliver to the corporation, before the vote at the shareholders' meeting pursuant to which corporate action creating dissenters' rights takes place, written notice of his intent to demand payment for his shares if the proposed action is taken and such shareholder must not vote his shares in favor of the proposed action. Failure to follow both these steps prevents a shareholder from asserting dissenters' rights. GBT shareholders may exercise dissenters' rights in connection with the Merger. See "THE MERGER-- Appraisal Rights and Dissenting Shareholders."

  SIS. Under Massachusetts law, appraisal rights are available in connection with certain statutory mergers or consolidations, but are not available to holders of shares of stock of a corporation which is to be the surviving corporation if no vote of its shareholders is required to approve the merger. Because the Merger involves a subsidiary of SIS rather than SIS itself, holders of SIS Common Stock do not have appraisal rights with respect to the Merger.

SHAREHOLDERS RIGHTS PLAN

  GBT. GBT has no shareholders rights plan.

  SIS. SIS has distributed to each holder of SIS Common Stock one Right for each outstanding share of SIS Common Stock. The Rights entitle the shareholder to certain rights in the event of certain transactions involving SIS. See "DESCRIPTION OF SIS CAPITAL STOCK--Common Stock--Preferred Share Purchase Rights."

                                 LEGAL MATTERS

  The validity of the shares of SIS Common Stock to be issued in the Merger will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts. Certain legal matters relating to the Merger, including the tax-free nature of the Merger, will be passed upon, for SIS, by Sullivan & Worcester LLP, and, for GBT, by Tyler Cooper & Alcorn, LLP, Hartford, Connecticut.

                                    EXPERTS

  The consolidated financial statements incorporated in this Proxy Statement-- Prospectus by reference to SIS's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of GBT included in the GBT annual report delivered with this Proxy Statement--Prospectus and incorporated herein by reference have been certified by Shatswell, MacLeod & Company, P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing, as set forth in their report included with such consolidated financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

  SIS files annual, quarterly and special reports, proxy statements and other information with the SEC, and GBT files such reports, statements and other information with the FDIC. You may read and copy any reports, statements or other information filed by SIS at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy any reports, statements or other information filed by GBT at the FDIC's public reference facilities located in Washington, D.C. You may also obtain reports and documents filed by GBT by writing the FDIC's Registration, Disclosure and Securities Operations Unit at 550 17th Street, N.W., Room F-6043, Washington, D.C. 20429, or calling 202-898-8913. Requests may also be faxed to the FDIC at 202-898-3909. SIS's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

  SIS filed a Registration Statement on Form S-4 to register with the SEC the SIS common stock to be issued to GBT shareholders in the Merger. This Proxy Statement-Prospectus is a part of that Registration Statement and constitutes a prospectus of SIS in addition to being a proxy statement of SIS and GBT for the special meetings. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                     INFORMATION INCORPORATED BY REFERENCE

  The SEC allows us to "incorporate by reference" information into this Proxy Statement-Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC by SIS or with the FDIC by GBT. The information incorporated by reference is deemed to be part of this Proxy Statement-Prospectus, except for any information superseded by information in this Proxy Statement-Prospectus. This Proxy Statement-Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC or the FDIC. These documents contain important information about our companies and their finances.

SIS SEC FILINGS (FILE NO. 000-20809)         PERIOD
------------------------------------         ------
Annual Report on Form 10-K                   Year ended December 31, 1996
Quarterly Reports on Form 10-Q               Quarters ended March 31, 1997 and June 30, 1997
Current Report on Form 8-K                   Filed on August 18, 1997
The description of SIS's common stock        Filed on June 4, 1996
contained in its Registration Statement on
Form 8-A
The Rights Agreement governing the terms of  Filed on January 23, 1997
SIS's shareholders rights plan filed as
Exhibit 4.1 to its Registration Statement
on Form 8-A

GBT FDIC FILINGS                            PERIOD
----------------                            ------
Annual Report on Form F-2                   Year ended December 31, 1996
Quarterly Reports on Form F-4               Quarters ended March 31, 1997 and June 30, 1997

  GBT is also incorporating by reference certain portions of its annual report to shareholders for the year ended December 31, 1996, relating to its business, the market for its common stock, its selected financial data, the GBT management's discussion and analysis of GBT's condition and operations and GBT's consolidated financial statements, including the notes to the financial statements. A copy of the annual report is being delivered to shareholders with this Proxy Statement-Prospectus.

  We are also incorporating by reference additional documents that SIS files with the SEC or GBT files with the FDIC between the date of this Proxy Statement-Prospectus and the dates of the Special Meetings of our shareholders.

  SIS has supplied all information contained or incorporated by reference in this Proxy Statement-Prospectus relating to SIS and GBT has supplied all such information relating to GBT.

  If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC or the FDIC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement-Prospectus. Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement-Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

      Michael E. Tucker, Clerk               Camille S. Bushnell, Secretary
          SIS Bancorp, Inc.                 Glastonbury Bank & Trust Company
          1441 Main Street                          2461 Main Street
  Springfield, Massachusetts 01102           Glastonbury, Connecticut 06033
       Telephone: 413-748-8000                   Telephone: 860-633-4695

  If you would like to request documents from us, please do so by November 26, 1997 to receive them before the Special Meetings.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED OCTOBER 28, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT-PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF SIS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                            Appendix A to Joint
                                                    Proxy Statement--Prospectus

                     AGREEMENT AND PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of August 18, 1997, by and between SIS Bancorp, Inc., a Massachusetts corporation (the "Buyer"), and Glastonbury Bank and Trust Company, a Connecticut bank and trust company (the "Seller").

  The Buyer and the Seller deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein.

  In consideration of the mutual covenants, representations, warranties and agreements contained herein and in consideration of (a) the execution and delivery of the Seller Option Agreement (as hereinafter defined in Article I hereof) between the Seller and the Buyer pursuant to which the Seller has on this day granted the Seller Option (as defined in Article I hereof) to the Buyer and (b) the execution and delivery by the Insider Stockholders of the Seller Stockholders' Agreement (as such terms are defined in Article I hereof), each as a condition and inducement to the Buyer to enter into this Agreement, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

  "Acquisition Merger" shall mean the merger of Merger Subsidiary with and into Seller in accordance with the terms and conditions of this Agreement and the Bank Merger Agreement.

  "Acquisition Transaction" shall have the meaning ascribed thereto in Section
5.03 hereof.

  "Adjusted Exchange Ratio" shall have the meaning ascribed thereto in Section 2.01(b) of the Bank Merger Agreement.

  "Agreement" shall mean this Agreement and Plan of Reorganization by and among the Buyer and the Seller.

  "Alternative Transaction" shall have the meaning ascribed thereto in Section 8.02(b) hereof.

  "Average Closing Price" shall have the meaning ascribed thereto in Section 2.01(b) of the Bank Merger Agreement.

  "Bank Merger Agreement" shall mean that certain Agreement and Plan of Merger to be entered into by and among the Buyer, the Seller and Merger Subsidiary at or prior to the Effective Time, substantially in the form attached hereto as Exhibit A.

  "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

  "BLC" shall mean the Banking Laws of the State of Connecticut as set forth in Title 36A of the Connecticut General Statutes.

  "Buyer" shall have the meaning ascribed thereto in the preamble to this Agreement.

  "Buyer Bank" shall mean Buyer's banking subsidiary, Springfield Institution for Savings, a Massachusetts savings bank in stock form.

  "Buyer Balance Sheet" shall have the meaning ascribed thereto in Section
3.05 hereof.

  "Buyer Common Stock" shall have the meaning ascribed thereto in Section 3.02(a) hereof.

  "Buyer Disclosure Schedule" shall mean the disclosure schedule prepared by Buyer and delivered to Seller on the date hereof in conjunction with the parties' execution and delivery of this Agreement.

  "Buyer Employee Plans" shall have the meaning ascribed thereto in Section
3.11 hereof.

  "Buyer Preferred Stock" shall have the meaning ascribed thereto in Section 3.02(a) hereof.

  "Buyer Registration Statement" shall have the meaning ascribed thereto in
Section 5.04 hereof.

  "Buyer Reports" shall have the meaning ascribed thereto in Section 3. l 1 hereof.

  "Buyer Rights" shall have the meaning ascribed thereto in Section 3.02 hereof.

  "Buyer Rights Agreement" shall mean that Rights Agreement dated as of January 22, 1997, between the Buyer and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

  "Buyer Stockholders' Agreement" means that certain letter agreement or agreements of even date herewith executed and delivered to Seller by each member of the Buyer's Board of Directors in the form attached hereto as Exhibit C-1.

  "Closing Date" shall mean the date on which the Effective Time occurs.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Companies" shall have the meaning ascribed thereto in Section 4.10(a) hereof.

  "Connecticut Commissioner" shall have the meaning ascribed thereto in
Section 3.04 hereof.

  "Connecticut Transfer Act" shall mean the Connecticut Transfer Act (Connecticut General Statutes (S)22a-134).

  "Confidentiality Agreement" shall mean that certain confidentiality agreement between the Buyer and the Seller dated July 24, 1997.

  "Confidential Information" shall have the meaning ascribed thereto in
Section 5.02(b) hereof.

  "CRA" shall mean the Community Reinvestment Act of 1977, as amended, or any substantially similar state statute.

  "DOJ" shall mean the United States Department of Justice.

  "DPC Shares" shall have the meaning ascribed thereto in Section 3.14 hereof.

  "Effective Time" shall mean the specific time on the Closing Date at which the Acquisition Merger has become effective pursuant to the laws of the State of Connecticut.

  "EPA" shall mean the United States Environmental Protection Agency.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Exchange Act" shall have the meaning ascribed thereto in Section 3.05 hereof.

  "Exchange Ratio" shall have the meaning ascribed thereto in Section 2.01(b) of the Bank Merger Agreement.

  "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.

  "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

  "Injunction" shall have the meaning ascribed thereto in Section 6.01(d) hereof.

  "Insider Stockholders" shall mean those persons identified in Section 1.00 of the Seller Disclosure Schedule.

  "IRS" shall mean the United States Internal Revenue Service.

  "Loans" shall have the meaning set forth in Section 4.24 hereof.

  "Massachusetts Board" shall have the meaning ascribed thereto in Section
3.04 hereof.

  "Material Adverse Effect" shall mean with respect to Buyer or Seller, or any other entity, a material adverse effect on the assets, properties, liabilities, business, operations, results of operations, condition (financial or otherwise) or prospects of Buyer or Seller or such other entity, as the case may be, and its subsidiaries, taken as a whole.

  "Merger Subsidiary" shall mean that certain interim bank, which shall be organized as a wholly-owned direct subsidiary of Buyer under the laws of the State of Connecticut for the purpose of merging with the Seller pursuant to the terms of this Agreement and the Bank Merger Agreement.

  "Minimum Price" shall have the meaning ascribed thereto in Section 2.01(b) of the Bank Merger Agreement.

  "NASD" shall mean the NASD, Inc.

  "NASDAQ" shall mean the Nasdaq Stock Market, including both the National Market and the SmallCap Market systems.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

  "Proxy Statement" shall have the meaning ascribed thereto in Section 5.04(a) hereof.

  "Records" means all records, agreements and original documents in the Seller's possession which pertain to and are utilized by the Seller and its subsidiaries to administer, reflect, monitor, evidence or record information respecting Seller's consolidated business and operations, including but not limited to all records and documents relating to (a) corporate, regulatory, supervisory and litigation matters, (b) tax planning and payment of taxes, (c) personnel and employment matters, and (d) the business or conduct of the consolidated business of the Seller.

  "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in
Section 6.01(b) hereof.

  "SEC" shall have the meaning ascribed thereto in Section 3.04 hereof.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Seller" shall have the meaning ascribed thereto in the preamble to this Agreement.

  "Seller Affiliates" shall have the meaning ascribed thereto in Section 5.06 hereof.

  "Seller Affiliates Agreement" shall mean the form of written agreement to be executed and delivered to the Buyer prior to the Effective Time by the Seller Affiliates, substantially in the form attached hereto as Exhibit D.

  "Seller Balance Sheet" shall have the meaning ascribed thereto in Section
4.05 hereof.

  "Seller Common Stock" shall have the meaning ascribed thereto in Section 4.02(a) hereof.

  "Seller Disclosure Schedule" shall have the meaning ascribed thereto in
Section 4.02(b) hereof.

  "Seller Employee Plans" shall have the meaning ascribed thereto in Section 4.11(a) hereof.

  "Seller Option" shall mean the option granted to the Buyer pursuant to the Seller Option Agreement.

  "Seller Option Agreement" shall mean that certain stock option agreement of even date herewith by and between the Buyer and the Seller in the form attached hereto as Exhibit B.

  "Seller Reports" shall have the meaning ascribed thereto in Section 4.15 hereof.

  "Seller Stockholders' Agreement" means that certain letter agreement or agreements of even date herewith executed and delivered to the Buyer by each of the Insider Stockholders in the form attached hereto as Exhibit C-2.

  "Significant Subsidiary" shall have the meaning ascribed thereto in Section 3.01(b) hereof.

  "subsidiaries" shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

  "Surviving Corporation" shall have the meaning ascribed thereto in Article II hereof.

  "Tax" shall have the meaning ascribed thereto in Section 4.10(r)(A) hereof.

  "Tax Return" shall have the meaning ascribed thereto in Section 4.10(r)(B) hereof.

  "Termination Date" shall have the meaning ascribed thereto in Section 8.01(b) hereof.

  "Trust Account Shares" shall have the meaning ascribed thereto in Section
3.12 hereof.

  "Valuation Period" shall have the meaning ascribed thereto in Section 2.01(b) of the Bank Merger Agreement.

                                  ARTICLE II

                            THE ACQUISITION MERGER

  Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Merger Subsidiary will merge with and into Seller (the "Acquisition Merger"), with Seller being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the BLC. The Bank Merger Agreement provides for the terms and conditions of the Acquisition Merger, including but not limited to the conversion and exchange of the Seller Common Stock for the Buyer Common Stock, all of which are incorporated herein and made a part of this Agreement by reference.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to Seller as follows:

    3.01 Corporate Organization.

    (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Buyer, a Material Adverse Effect. The Buyer is a bank holding company registered with the Federal Reserve Board under the BHCA.

    (b) Each subsidiary of the Buyer that is a "significant subsidiary" as such term is defined in Regulation S-X of the SEC (each a "Significant Subsidiary") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Significant Subsidiary of the Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would neither individually nor in the aggregate, result in, with respect to the Buyer, a Material Adverse Effect.

    (c) The minute books of the Buyer and its subsidiaries contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since January 1, 1992 by its stockholders and Board of Directors or, in the case of Buyer Bank prior to February 7, 1995, its corporators and Board of Trustees.

    3.02 Capitalization.

    (a) The authorized capital stock of the Buyer consists of 25,000,000 shares of common stock, par value $0.01 per share (the "Buyer Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Buyer Preferred Stock"). As of the close of business on June 30, 1997 there were 5,576,842 shares of the Buyer Common Stock issued and outstanding and no shares of the Buyer Preferred Stock issued and outstanding. As of the close of business on June 30, 1997, the Buyer had 5,576,842 preferred stock purchase rights issued and outstanding pursuant to the Buyer Rights Agreement, which entitle the holders thereof to purchase shares of Series A Junior Participating Preferred Stock under certain circumstances (the "Buyer Rights"). As of the close of business on June 30, 1997, there were 250,000 shares of Series A Junior Participating Preferred Stock reserved for issuance upon exercise of such preferred stock purchase rights, none of which shares were issued and outstanding. There were also 150,400 shares of the Buyer Common Stock held in the Buyer's treasury as of the close of business on June 30, 1997. In addition, as of the close of business on June 30, 1997, there were 104,350 shares of the Buyer Common Stock reserved for issuance upon exercise of outstanding stock options. All issued and outstanding shares of the Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for awards of shares of Buyer Common Stock and grants of options to purchase shares of Buyer Common Stock, such awards and grants made pursuant to certain of the Buyer Employee Plans, the Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Buyer to issue, deliver or sell, or cause to be issued, delivered or sold any shares of the Buyer Common Stock or any other equity security of the Buyer or any Buyer subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of the Buyer Common Stock or any other equity security of the Buyer or any Buyer subsidiary or obligating the Buyer to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer or any Buyer subsidiary.

    (b) Buyer's Annual Report on Form 10-K, as filed with the SEC for the year ended December 31, 1996, lists each of the subsidiaries of the Buyer as of December 31, 1996 and indicates for each such subsidiary as of such date the percentage and type of equity securities owned or controlled by the Buyer and the jurisdiction of incorporation. No other Significant Subsidiary has been organized or acquired by Buyer since December 31, 1996. No subsidiary of the Buyer has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for such Buyer subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity security of the Buyer or of any Buyer subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a Buyer subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any Buyer subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Buyer or any Buyer subsidiary. All of the shares of capital stock of each of the Buyer's subsidiaries held by the Buyer are fully paid and nonassessable and are owned by the Buyer free and clear of any claim, lien, encumbrance or agreement with respect thereto.

    3.03 Authority; No Violation.

    (a) The Buyer has full corporate power and authority to execute and deliver this Agreement, the Bank Merger Agreement and the Seller Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Bank Merger Agreement and the Seller Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Buyer. The Board of Directors of the Buyer has directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of the Buyer for approval at a meeting of such stockholders and no other corporate proceedings on the part of the Buyer are necessary to consummate any of the transactions contemplated by this Agreement, the Bank Merger Agreement or the Seller Option Agreement. This Agreement and the Seller Option Agreement have been, and the Bank Merger Agreement will be, duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) constitute the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

    (b) The Merger Subsidiary will have full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of the Merger Subsidiary and by the Buyer as the sole stockholder of the Merger Subsidiary. No other corporate proceedings on the part of the Merger Subsidiary are necessary to consummate the Acquisition Merger. The Bank Merger Agreement will be duly and validly executed by the Merger Subsidiary and (assuming due authorization, execution and delivery by the Seller) will constitute the valid and binding obligation of the Merger Subsidiary, enforceable against the Merger Subsidiary in accordance with its terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

    (c) Neither the execution and delivery of this Agreement, the Bank Merger Agreement and the Seller Option Agreement by the Buyer, nor the execution and delivery of the Bank Merger Agreement by the Merger Subsidiary, nor the consummation by the Buyer and the Merger Subsidiary, as applicable, of the transactions contemplated by this Agreement, the Bank Merger Agreement and the Seller Option Agreement, nor compliance by the Buyer and the Merger Subsidiary, as applicable, with any of the terms or provisions of this Agreement, the Bank Merger Agreement and the Seller Option Agreement, will
  (i) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Buyer or any of its subsidiaries or any of their respective properties or assets, or, (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Buyer or any of its subsidiaries under, any of the terms, conditions or provisions of (A) the articles of organization or other charter document of like nature or by-laws of the Buyer, or such Buyer subsidiary, as the case may be, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer or any of its subsidiaries is a party thereto as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not result, with respect to the Buyer, in a Material Adverse Effect.

  3.04 Consents and Approvals. Except for consents, waivers or approvals of, notice to, or filings or registrations with, the Federal Reserve Board, the Massachusetts Board of Bank Incorporation (the "Massachusetts Board"), the FDIC, the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner"), the Securities and Exchange Commission (the "SEC"), the NASD and/or NASDAQ, the DOJ, the Connecticut Secretary of State and certain state "Blue Sky" or securities commissioners, no consents, waivers or approvals of, notices to, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of or notices to any third parties (which term does not include the Board of Directors or stockholders of the Buyer or of the Merger Subsidiary) are necessary, in connection with (i) the execution and delivery by the Buyer of this Agreement, the Bank Merger Agreement or the Seller Option Agreement, (ii) the execution and delivery by the Merger Subsidiary of the Bank Merger Agreement or (iii) the consummation by the Buyer and the Merger Subsidiary, as applicable, of the transactions contemplated by this Agreement, the Bank Merger Agreement and the Seller Option Agreement. The affirmative vote of the holders of a majority of the Buyer Common Stock present and voting at the meeting of stockholders to be called to consider and vote upon this Agreement and the transactions contemplated hereby is the only vote of the holders of any class or series of the Buyer's capital stock or other securities necessary to approve this Agreement and the transactions contemplated hereby.

  3.05 Financial Statements. The Buyer has made available to the Seller copies of (a) the consolidated balance sheets of the Buyer and its subsidiaries as of December 31 for the fiscal years 1994 through 1996, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in the Buyer's Annual Reports on Form 10-K (or F-2 as previously applicable to Buyer Bank) for each of the three fiscal years ended December 31, 1994 through December 31, 1996 filed with the SEC (or FDIC as previously applicable to Buyer Bank) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Price Waterhouse LLP, independent accountants for the Buyer, and (b) the unaudited consolidated balance sheets of Buyer and its subsidiaries as of June 30, 1997 and June 30, 1996, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months ended June 30, 1997 and June 30, 1996, all as reported in Buyer's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the SEC under the Exchange Act. The December 31, 1996 consolidated balance sheet (the "Buyer Balance Sheet") of the Buyer (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements (including reports on Forms 10-Q, 10-K and 8-K) to be filed by the Buyer with the SEC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Buyer and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements and reflect only actual transactions.

  3.06 Absence of Undisclosed Liabilities. As of December 31, 1996, none of the Buyer or any of its subsidiaries had any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Buyer, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Buyer, except as disclosed or reflected in the Buyer Balance Sheet.

  3.07 Broker's Fees. Neither the Buyer nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement and the Bank Merger Agreement, except that Buyer has engaged, and will pay a fee or commission to, Oppenheimer & Co., Inc.

  3.08 Absence of Certain Changes or Events. Since December 31, 1996, the Buyer and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, condition (financial or otherwise) or results of operations of the Buyer or any of its subsidiaries which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

  3.09 Legal Proceedings. Except as disclosed in Section 3.09 of the Buyer Disclosure Schedule, there is no suit, action or proceeding pending or, to the best knowledge of the Buyer, threatened, against the Buyer or any subsidiary of the Buyer or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer or otherwise materially adversely affect the Buyer's ability to perform its obligations under this Agreement and the Bank Merger Agreement, as applicable, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Buyer or any subsidiary of the Buyer having any such effect.

  3.10 Taxes and Tax Returns. Except as disclosed in Section 3.10 of the Buyer Disclosure Schedule:

    (a) The Buyer has timely filed all Tax Returns (as such term is defined in Section 4.10 hereof) required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects material to the financial condition of the Buyer and its subsidiaries, taken as a whole. All Taxes (as such term is defined in Section 4.10 hereof) shown on such Tax Returns as due and payable by Buyer have been paid and Buyer will not be liable for any additional Taxes for any taxable period ending on or before the Closing Date in excess of the amounts set up as reserves for taxes on the Buyer Balance Sheet. Buyer has made available to Buyer correct and complete copies of all federal and state income and excise Tax Returns filed with respect to Buyer for taxable periods ended on or after December 31, 1990, and all examination reports, and statements of deficiencies assessed against or agreed to by Buyer with respect to such taxable periods;

    (b) Buyer has neither requested nor been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

    (c) With respect to each taxable period of Buyer, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting income Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority;

    (d) Buyer has not consented to extend the time in which any Tax may be assessed or collected by any tax authority;

    (e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been asserted or assessed by any taxing authority against Buyer;

    (f) There is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the knowledge of Buyer, threatened against or with respect to Buyer with respect to any Tax;

    (g) No claim has been made by a taxing authority in a jurisdiction for taxable periods ended on or after December 31, 1990 where Buyer does not pay Tax or file Tax Returns that Buyer is or may be subject to Taxes assessed by that jurisdiction;

    (h) There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of Buyer;

    (i) Buyer has not filed or been included in a combined, consolidated or unitary income Tax Return (other than consolidated Tax Returns in which it is the parent corporation);

    (j) Buyer has neither made nor is affected by any elections under Code Sections 108(b)(5), 338(g), or 565, or Treasury Regulation Sections 1.1502-20(g) or 1.1502-32(f)(2);

    (k) Buyer is not a party to or bound by any Tax allocation or Tax sharing agreement nor does Buyer have any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes (other than the tax sharing agreement among Buyer and its subsidiaries);

    (l) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

    (m) Buyer has no permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, nor otherwise operates or conducts business through any branch in any foreign country;

    (n) Buyer will not be required, as a result of a change in method of accounting for any period ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement of federal, state, local or foreign income Tax law) in taxable income for any period ending after the Closing Date;

    (o) None of the assets of Buyer directly or indirectly secures any indebtedness the interest on which is tax-exempt under Section 103(a) of the Code, and Buyer is not directly or indirectly an obligor or a guarantor with respect to any such indebtedness;

    (p) Buyer has not filed a consent under Section 341(f) of the Code concerning collapsible corporations; and

    (q) Buyer has not made any payments, nor is obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

    3.11 Employees.

    (a) Section 3.11(a) of the Buyer Disclosure Schedule contains a complete list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), and all other plans, policies and practices (whether or not subject to ERISA) applicable to employees or former employees of the Buyer or any of its subsidiaries, including, without limitation, plans, funds, or programs providing medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, or unemployment; vacation benefits, apprenticeship or other training programs; day care centers or dependent care; credit union, scholarship funds; prepaid legal services; benefits described in Section 302(c) of the Labor Management Relations Act; retirement income; income deferral for periods extending to the termination of covered employment or beyond; bonus or incentive compensation pay arrangements, stock purchase plans, severance pay arrangements; and supplemental retirement income payments including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former officer, employee or director of the Buyer or any of its subsidiaries (the "Buyer Employee Plans").

    (b) The Buyer and its subsidiaries have made available to Seller correct and complete copies of all Buyer Employee Plans, and, where applicable, each of the following documents with respect to such plans; (i) any amendments, (ii) any related trust documents, (iii) the two most recently filed IRS Forms 5500 with all attachments thereto, (iv) the last IRS determination letter, (v) the last actuarial report, (vi) the most recent summary plan descriptions and summaries of material modifications, and
  (vii) written communications to employees to the extent the substance of the Buyer Employee Plans described therein differs materially from the other documentation furnished under this Section 3.11.

    (c) None of the Buyer Employee Plans is subject to Title IV of ERISA or
  Section 412 of the Code, and the Buyer and its subsidiaries from time to time have not within the preceding six years had any obligation to make any contribution to a retirement plan subject to Title IV of ERISA or incurred any liability (contingent or otherwise) under Title IV or ERISA and neither the Buyer nor any of its subsidiaries has any actual or potential obligation or liability to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

    (d) Each Buyer Employee Plan, including any associated trust, intended to qualify under Section 401 of the Code does so qualify.

    (e) The Buyer Employee Plans have been maintained and administered in accordance with their terms and with the provisions of ERISA, the Code and other applicable laws.

    (f) There are no pending or, to the Buyer's knowledge, threatened actions, claims or lawsuits that have been asserted or instituted against any of the Buyer Employee Plans, the assets of any of the trusts under such plans or the plan sponsor, plan administrator or fiduciary of any of the Buyer Employee Plans with respect to the operation of such plans (other than routine benefit claims) that individually or in the aggregate could have a Material Adverse Effect with respect to the Buyer.

    (g) Except as disclosed in Section 3.11(g) of the Buyer Disclosure Schedule, the Buyer and its subsidiaries do not provide, and are not obligated to provide, retiree life insurance or retiree health benefits to any current or former employee after his or her termination of employment with the Buyer or any subsidiary, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I or ERISA.

    (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current or former) of the Buyer or any subsidiary, (ii) increase any benefits otherwise payable under any Buyer Employee Plan or (iii) result in the acceleration of the time of payment or the vesting of any benefits under any Buyer Employee Plan.

    (i) Except as disclosed on Section 3.11(i) of the Buyer Disclosure Schedule, (i) no employee of the Buyer or any subsidiary will be entitled to any severance payments upon the sale or change of control of the Buyer or any subsidiary, or any divisions or business units thereof, absent an employee's actual loss of employment and (ii) none of the employees of the Buyer or any subsidiary are eligible to receive any payment under any severance pay, stay bonus or other retention plan, program or arrangement of the Buyer or any of its subsidiaries.

    (j) There have been no acts or omissions by the Buyer or any subsidiary which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which the Buyer or any subsidiary may be liable.

    (k) There are no claims (other than routine claims for benefits) pending or, to the best knowledge of Buyer, threatened involving any of the Buyer Employee Plans or the assets of any of such plans, and no facts exist which could give rise to any such claims (other than routine claims for benefits);

    (l) With respect to every Buyer Employee Plan that provides group medical benefits, the Buyer has fully complied with the notice and continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA and the proposed regulations thereunder.

    (m) With respect to any of the Buyer Employee Plans, neither the Buyer nor any of the subsidiaries nor any administrator nor any fiduciary or trustee of any of the Buyer Employee Plans or of the related trusts thereof, has engaged in any prohibited transaction as described in Section 406 of ERISA or Section 4975 of the Code.

  3.12 Agreements with Banking Authorities. Neither Buyer nor any of its subsidiaries is a party to any commitment letter, written agreement, memorandum of understanding or order to cease and desist with, or has adopted any resolutions at the request of, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder.

  3.13 Material Agreements. Except as set forth in the index of exhibits in the Buyer's Annual Report on Form 10-K for the year ended December 31, 1996 or as otherwise disclosed in Section 3.13 of the Buyer Disclosure Schedule and except for this Agreement and the agreements specifically referred to herein, neither the Buyer nor any of its subsidiaries is a party to or is bound by (a) any written (or oral, if material) agreement, arrangement or commitment relating to the employment (including severance) of any person; (b) any contract, agreement or understanding with any labor union; or (c) any other contract or agreement or amendment thereto that is material to the business, operations, results of operations or condition (financial or otherwise) of the Buyer on a consolidated basis.

  3.14 Ownership of Property. The Buyer and its subsidiaries have good and marketable title to all assets and properties, whether real or personal, tangible or intangible (including, without limitation, the capital stock of its subsidiaries and all other assets and properties), reflected on the Buyer Balance Sheet, or acquired subsequent thereto subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in the Buyer Balance Sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to any Federal Reserve Bank, Federal Home Loan Bank, inter-bank credit facilities, or any transaction by the Buyer or any subsidiary acting in a fiduciary capacity, and (d) such encumbrances, liens, mortgages, security interests, and pledges that are not in the aggregate material to the Buyer on a consolidated basis. The Buyer and its subsidiaries as lessees have the right under valid and existing leases to use, possess and control all of the personal property and real estate leased by Buyer and its subsidiaries as presently used, possessed and controlled by the Buyer and its subsidiaries.

  3.15 Reports. Since January 1, 1994, the Buyer and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been or will be made available by the Buyer to the Seller), (b) the Federal Reserve Board, (c) the Massachusetts

Division of Banks, (d) the FDIC and (e) any applicable state securities authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports and statements are collectively referred to herein as the "Buyer Reports"). As of their respective dates, the Buyer Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Buyer Reports did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.16 Compliance with Applicable Law. Buyer and its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of Buyer's consolidated business, and Buyer and its subsidiaries have complied with, and are not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to Buyer on a consolidated basis, other than where such default or noncompliance does not have and could not reasonably be expected to have a Material Adverse Effect on Buyer or otherwise materially adversely affect Buyer's ability to perform its obligations under this Agreement or the Bank Merger Agreement, as applicable, and the Buyer has not received notice of any violation of, or commencement of any proceeding in connection with any violation of any such law, statute, order, rule, regulation, policy or agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, result in the imposition of civil money penalties under Section 8(i) of the FDIA or otherwise expose Buyer or any of its subsidiaries to any financial liability. Each of the ratings assigned to Buyer Bank in the three most recent CRA examinations of Buyer Bank completed by the FDIC and the Massachusetts Commissioner of Banks has been "Outstanding".

  3.17 Environmental Matters. Buyer and its subsidiaries are in compliance and have always been in compliance with all environmental laws, rules, regulations and standards promulgated, adopted or enforced by the EPA and of similar agencies in states in which they conduct their respective business, except for any noncompliance that singly or in the aggregate would not have a Material Adverse Effect on Buyer. There is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or, to the knowledge of Buyer, threatened by any person, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Buyer (i) for alleged noncompliance with any environmental law, rule or regulation or (ii) relating to the discharge or release into the environment of any hazardous material or waste at or on a site presently or formerly owned, leased or operated by Buyer or any subsidiary of Buyer or in which Buyer or any Buyer subsidiary has a lien or other security interest.

  3.18 Buyer Common Stock. The Buyer Common Stock (and the associated Buyer Rights) to be issued in connection with the Acquisition Merger is duly authorized and, when issued in accordance with Article II hereof, will be validly issued, fully paid and nonassessable and not subject to preemptive rights, with no personal liability attaching thereto.

  3.19 Ownership of Seller Common Stock. Neither the Buyer nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Seller, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Seller entitled to vote generally in the election of directors (other than shares in trust accounts, managed accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares") and any other shares held in respect of a debt previously contracted (any such shares, "DPC Shares")).

  3.20 Insurance. The Buyer and each of its subsidiaries is presently insured, and since January 1, 1994 has been insured, for reasonable amounts against such risks as companies engaged in a similar business in a similar location would, in accordance with good business practice, customarily be insured.

  3.21 Labor. No work stoppage involving the Buyer or any of its subsidiaries is pending or, to the best knowledge of Buyer, threatened. Neither the Buyer nor any of its subsidiaries is involved in, or, to the best knowledge of the Buyer, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a Material Adverse Effect with respect to the Buyer. No employees of the Buyer or any of its subsidiaries are represented by any labor union, and no labor union is attempting to organize employees of the Buyer or any of its subsidiaries.

  3.22 Loans. All currently outstanding loans of, or current extensions of credit by, Buyer (individually, a "Loan," and collectively, the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state statutory and common law and regulations and regulatory policies promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect with respect to Buyer. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Buyer's records, no claims of defense as to the enforcement of any Loan has been asserted and Buyer is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, except where any of the foregoing would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer. Buyer currently maintains, and shall continue to maintain, an allowance for loan losses allocable to the Loans which is adequate to provide for all known and estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any governmental authorities having jurisdiction with respect to Buyer or any of its subsidiaries.

  3.23 Investment Securities. None of the investments reflected in the Buyer Balance Sheet and none of the investments made by the Buyer since December 31, 1996, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time, except to the extent that any such restriction would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer. Buyer has (a) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at fair value, and (b) accounted for any decline in the market value of its securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, including without limitation the recognition through the Buyer's consolidated statement of income of any unrealized loss with respect to any individual security as a realized loss in the accounting period in which a decline in the market value of such securities is determined to be "other than temporary" except to the extent that any such failure to so properly report or to so properly account would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

  3.24 Derivative Transactions. Except as disclosed in Section 3.24 of the Buyer Disclosure Schedule, neither Buyer nor any Buyer subsidiary has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments.

  3.25 Intellectual Property. Buyer, together with its subsidiaries collectively, owns or, to Buyer's knowledge, possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, each without payment, and Buyer has not received any notice of conflict with respect thereto that asserts the rights of others. Buyer, together with its subsidiaries collectively, has performed in all material respects all the obligations required to be performed by it and is not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

  3.26 Administration of Fiduciary Accounts. The Buyer and each of its subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Neither the Buyer nor its officers, directors or employees has committed any breach of trust with respect to any fiduciary account which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Buyer. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  3.27 Continued Independence. Buyer's expectation is to maintain Seller as a viable, operating, independent banking subsidiary for a period of not less than two (2) years after the Closing Date, and to retain its current Board of Directors (subject to normal retirement and currently unexpected resignations and as expanded in accordance with Section 5.19 hereof) for at least two (2) years after the Closing Date. Buyer's intends to consult with and consider the views of the Seller's Board of Directors with regard to the opportunities for expansion of Seller's business, the treatment of Seller's employees, the Seller's role in and contributions to the communities it serves, and such other business matters as would ordinarily be determined by the Seller's Board of Directors alone were the Seller to remain an independent, publicly owned institution.

  3.28 Accounting Treatment. To the best of Buyer's knowledge, there are no facts or set of circumstances existing as of the date of this Agreement which are reasonably likely to prevent the Acquisition Merger from being accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16.

  3.29 Buyer Information. The information relating to the Buyer and its subsidiaries to be contained or incorporated by reference in the Buyer Registration Statement and the Proxy Statement, as described in Section 5.04 hereof, and any other documents filed with the SEC, the FDIC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Buyer, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

  3.30 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to the Seller pursuant to the provisions hereof, to the best knowledge of the Buyer, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information believed by Buyer to be material to Seller's interests in the transactions contemplated by this Agreement, which has not otherwise been disclosed to Seller in connection with this Agreement, has been intentionally withheld from Seller.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

  Seller hereby represents and warrants to Buyer as follows:

  4.01 Corporate Organization.

    (a) The Seller is a bank and trust company duly organized, validly existing and in good standing under the laws of the State of Connecticut. The Seller has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to the Seller, any Material Adverse Effect. The deposits of the Seller are insured by the FDIC in accordance with the FDIA, and the Seller has paid all assessments that have become due and payable to the FDIC.

    (b) Each subsidiary of the Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each subsidiary of the Seller has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would, neither individually nor in the aggregate, result in, with respect to the Seller, a Material Adverse Effect.

    (c) The minute books of the Seller and its subsidiaries contain complete and accurate records of all meetings and other corporate actions authorized at such meetings held or taken since January 1, 1992 by its stockholders and Board of Directors.

    4.02 Capitalization.

    (a) The authorized capital stock of the Seller consists of 2,000,000 shares of common stock, par value $2.50 per share (the "Seller Common Stock"), and no shares of preferred stock. As of the close of business on June 30, 1997, there were 1,829,920 shares of the Seller Common Stock issued and outstanding and no shares of the Seller Common Stock held in the Seller's treasury. All issued and outstanding shares of the Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Seller Option Agreement, the Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Seller to issue, deliver or sell, or cause to be issued, delivered or sold any shares of the Seller Common Stock or any other equity security of the Seller or any Seller subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of the Seller Common Stock or any other equity security of the Seller or any Seller subsidiary or obligating the Seller to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, except for the Seller Option Agreement, there are no outstanding contractual obligations of the Seller to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any Seller subsidiary.

    (b) Section 4.02(b) to the disclosure schedule prepared by the Seller and delivered to the Buyer on the date hereof in conjunction with the parties' execution and delivery of this Agreement (the "Seller Disclosure Schedule") lists each of the subsidiaries of the Seller as of the date of this Agreement and indicates for each such subsidiary as of such date the number, percentage and type of equity securities owned or controlled by the Seller and the jurisdiction of incorporation. No subsidiary of the Seller has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for such Seller subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity security of the Seller or of any Seller subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating a Seller subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of any Seller subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Seller or any Seller subsidiary. All of the shares of capital stock of each of the Seller's subsidiaries held by the Seller are fully paid and nonassessable and are owned by the Seller free and clear of any claim, lien, encumbrance or agreement with respect thereto.

    4.03 Authority; No Violation.

    (a) The Seller has full corporate power and authority to execute and deliver this Agreement, the Bank Merger Agreement and the Seller Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Bank Merger Agreement and the Seller Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Seller. The Board of Directors of Seller has directed that this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby be submitted to the stockholders of the Seller for approval at a meeting of such stockholders and no other corporate proceedings on the part of Seller are necessary to consummate any of the transactions so contemplated by this Agreement, the Bank Merger Agreement or the Seller Option Agreement. This Agreement and the Seller Option Agreement have been duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery of this Agreement and the Seller Option Agreement by the Buyer) constitute the valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

    (b) The Bank Merger Agreement will be duly and validly executed by the Seller and (assuming due authorization, execution and delivery by the Buyer and the Merger Subsidiary) will constitute the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that enforcement thereof may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

    (c) Neither the execution and delivery of this Agreement, the Seller Option Agreement and the Bank Merger Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby and thereby, nor compliance by the Seller with any of the terms or provisions hereof or thereof, will, except as disclosed in Section 4.03(c) of the Seller Disclosure Schedule, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Seller or any of its subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Seller or any of its subsidiaries under, any of the terms, conditions or provisions of (A) the certificate of incorporation or other charter documents of like nature or By-laws of the Seller or such Seller subsidiary, as the case may be, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller or any of its subsidiaries is a party thereto as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii)(B) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not result, with respect to the Seller, in a Material Adverse Effect.

  4.04 Consents and Approvals. Except for consents, waivers or approvals of, notices to, or filings or registrations with, the Federal Reserve Board, the Massachusetts Board, the FDIC, the Connecticut Commissioner, the SEC, the NASD and/or NASDAQ, the DOJ, the Connecticut Secretary of State or as may be set forth in Section 4.04 of the Seller Disclosure Schedule, no consents, waivers or approvals of, notices to, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of or notices to any third parties (which term does not include the Board of Directors or stockholders of the Seller) are necessary, in connection with the execution and delivery by the Seller of this Agreement, the Seller Option Agreement and the Bank Merger Agreement or the consummation by the Seller of the transactions contemplated by this Agreement, the Seller Option Agreement and the Bank Merger Agreement. The affirmative vote of holders of two-thirds of the outstanding shares of the Seller Common Stock is the only vote of the holders of any class or series of the Seller's capital stock or other securities necessary to approve this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby.

  4.05 Financial Statements. The Seller has made available to the Buyer copies of (a) the consolidated balance sheets of the Seller and its subsidiaries as of December 31 for the fiscal years 1994 through 1996, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in the Seller's Annual Report on Form F-2 for each of the three fiscal years ended December 31, 1994 through 1996 filed with the FDIC under the Exchange Act, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., independent accountants for the Seller, and (b) the unaudited consolidated balance sheets of the Seller and its subsidiaries as of June 30, 1997 and June 30, 1996 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months ended June 30, 1997 and June 30, 1996, all as reported in Seller's Quarterly Report on Form F-4 for the quarter ended June 30, 1997 filed with the FDIC under the Exchange Act. The December 31, 1996 consolidated balance sheet (the "Seller Balance Sheet") of the Seller (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements to be filed by the Seller with the FDIC after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of the Seller and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Seller and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements and reflect only actual transactions.

  4.06 Absence of Undisclosed Liabilities. As of December 31, 1996, none of the Seller or any of its subsidiaries had any obligation or liability (contingent or otherwise) that is material on a consolidated basis to the Seller, or that when combined with all similar obligations or liabilities would be material on a consolidated basis to the Seller, except as disclosed or reflected in the Seller Balance Sheet.

  4.07 Broker's Fees. Neither the Seller or any of its subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement and the Bank Merger Agreement, except that Seller has engaged, and will pay a fee or commission to, McConnell, Budd & Downes, Inc.

  4.08 Absence of Certain Changes or Events. Since December 31, 1996, the Seller and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change in the business, assets, condition (financial or otherwise) or results of operations of the Seller or any of its subsidiaries which has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller.

  4.09 Legal Proceedings. Except as disclosed in Section 4.09 of the Seller Disclosure Schedule, there is no suit, action or proceeding pending or, to the best knowledge of the Seller, threatened, against the Seller or any subsidiary of the Seller or challenging the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller or otherwise materially adversely affect the Seller's ability to perform its obligations under this Agreement, the Seller Option Agreement or the Bank Merger Agreement, as applicable, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against the Seller or any subsidiary of the Seller having any such effect.

  4.10 Taxes and Tax Returns. Except as disclosed in Section 4.10 of the Seller Disclosure Schedule:

    (a) The Seller has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects material to the financial condition of the Seller and its subsidiaries, taken as a whole. All Taxes shown on such Tax Returns as due and payable by Seller have been paid and Seller will not be liable for any additional Taxes for any taxable period ending on or before the Closing Date in excess of the amounts set up as reserves for taxes on the Seller Balance Sheet. Seller has made available to Buyer correct and complete copies of all federal and state income and excise Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 1990, and all examination reports, and statements of deficiencies assessed against or agreed to by Seller with respect to such taxable periods;

    (b) Seller has neither requested nor been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

    (c) With respect to each taxable period of Seller, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting income Tax with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority;

    (d) Seller has not consented to extend the time in which any Tax may be assessed or collected by any tax authority;

    (e) No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been asserted or assessed by any taxing authority against Seller;

    (f) There is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the knowledge of Seller, threatened against or with respect to Seller with respect to any Tax;

    (g) No claim has been made by a taxing authority in a jurisdiction for taxable periods ended on or after December 31, 1990 where Seller does not pay Tax or file Tax Returns that Seller is or may be subject to Taxes assessed by that jurisdiction;

    (h) There are no liens for Taxes (other than current Taxes not yet due and payable) on the assets of Seller;

    (i) Seller has not filed or been included in a combined, consolidated or unitary income Tax Return (other than consolidated Tax Returns in which it is the parent corporation);

    (j) Seller has neither made nor is affected by any elections under Code Sections 108(b)(5), 338(g), or 565, or Treasury Regulation Sections 1.1502-20(g) or 1.1502-32(f)(2);

    (k) Seller is not a party to or bound by any Tax allocation or Tax sharing agreement nor does Seller have any current or potential contractual obligation to indemnify any other person or entity with respect to Taxes (other than the tax sharing agreement among Seller and its subsidiaries);

    (l) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

    (m) Seller has no permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, nor otherwise operates or conducts business through any branch in any foreign country;

    (n) Seller will not be required, as a result of a change in method of accounting for any period ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement of federal, state, local or foreign income Tax law) in taxable income for any period ending after the Closing Date;

    (o) None of the assets of Seller directly or indirectly secures any indebtedness the interest on which is tax-exempt under Section 103(a) of the Code, and Seller is not directly or indirectly an obligor or a guarantor with respect to any such indebtedness;

    (p) Seller has not filed a consent under Section 341(f) of the Code concerning collapsible corporations;

    (q) Seller has not made any payments, nor is obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code; and

    (r) For purposes of this Agreement:

      (A) "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

      (B) "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

    4.11 Employees.

    (a) Section 4.11(a) of the Seller Disclosure Schedule contains a complete list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), and all other plans, policies and practices (whether or not subject to ERISA) applicable to employees or former employees of the Seller or any of its subsidiaries, including, without limitation, plans, funds, or programs providing medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, or unemployment; vacation benefits, apprenticeship or other training programs; day care centers or dependent care; credit union, scholarship funds; prepaid legal services; benefits described in Section 302(c) of the Labor Management Relations Act; retirement income; income deferral for periods extending to the termination of covered employment or beyond; bonus or incentive compensation pay arrangements, stock purchase plans, severance pay arrangements; and supplemental retirement income payments including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former officer, employee or director of the Seller or any of its subsidiaries (the "Seller Employee Plans").

    (b) The Seller and its subsidiaries have made available to Buyer correct and complete copies of all Seller Employee Plans, and, where applicable, each of the following documents with respect to such plans; (i) any amendments, (ii) any related trust documents, (iii) the two most recently filed IRS Forms 5500 with all attachments thereto, (iv) the last IRS determination letter, (v) the last actuarial report, (vi) the most recent summary plan descriptions and summaries of material modifications, and
  (vii) written communications to employees to the extent the substance of the Seller Employee Plans described therein differs materially from the other documentation furnished under this Section 4.11.

    (c) Except as disclosed in Section 4.11(c) of the Seller Disclosure Schedule, none of the Seller Employee Plans is subject to Title IV of ERISA or Section 412 of the Code, and the Seller and its subsidiaries from time to time have not within the preceding six years had any obligation to make any contribution to a retirement plan subject to Title IV of ERISA or incurred any liability (contingent or otherwise) under Title IV or ERISA and neither the Seller nor any of its subsidiaries has any actual or potential obligation or liability to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

    (d) Each Seller Employee Plan, including any associated trust, intended to qualify under Section 401 of the Code does so qualify.

    (e) The Seller Employee Plans have been maintained and administered in accordance with their terms and with the provisions of ERISA, the Code and other applicable laws.

    (f) There are no pending or, to the Seller's knowledge, threatened actions, claims or lawsuits that have been asserted or instituted against any of the Seller Employee Plans, the assets of any of the trusts under such plans or the plan sponsor, plan administrator or fiduciary of any of the Seller Employee Plans with respect to the operation of such plans (other than routine benefit claims) that individually or in the aggregate could have a Material Adverse Effect with respect to the Seller.

    (g) The Seller and its subsidiaries do not provide, and are not obligated to provide, retiree life insurance or retiree health benefits to any current or former employee after his or her termination of employment with the Seller or any subsidiary, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I or ERISA.

    (h) Except as disclosed on Section 4.11(h) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current or former) of the Seller or any subsidiary, (ii) increase any benefits otherwise payable under any Seller Employee Plan or (iii) result in the acceleration of the time of payment or the vesting of any benefits under any Seller Employee Plan.

    (i) Except as disclosed on Section 4.11(i) of the Seller Disclosure Schedule, (i) no employee of the Seller or any subsidiary will be entitled to any severance payments upon the sale or change of control of the Seller or any subsidiary, or any divisions or business units thereof, absent an employee's actual loss of employment and (ii) none of the employees of the Seller or any subsidiary are eligible to receive any payment under any severance pay, stay bonus or other retention plan, program or arrangement of the Seller or any of its subsidiaries.

    (j) There have been no acts or omissions by the Seller or any subsidiary which have given rise to or may give rise to any material fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code for which the Seller or any subsidiary may be liable.

    (k) There are no claims (other than routine claims for benefits) pending or, to the best knowledge of Seller, threatened involving any of the Seller Employee Plans or the assets of any of such plans, and no facts exist which could give rise to any such claims (other than routine claims for benefits);

    (l) With respect to every Seller Employee Plan that provides group medical benefits, the Seller has fully complied with the notice and continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA and the proposed regulations thereunder.

    (m) With respect to any of the Seller Employee Plans, neither the Seller nor any of the subsidiaries nor any administrator nor any fiduciary or trustee of any of the Seller Employee Plans or of the related trusts thereof, has engaged in any prohibited transaction as described in Section 406 of ERISA or Section 4975 of the Code.

  4.12 Agreements with Banking Authorities. Neither the Seller nor any of its subsidiaries is a party to any commitment letter, written agreement, memorandum of understanding or order to cease and desist with, or has adopted any resolutions at the request of, any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits which restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness or such entity's ability to perform its obligations hereunder.

  4.13 Material Agreements. Except as set forth in the index of exhibits in the Seller's Annual Report on Form F-2 for the year ended December 31, 1996 or as otherwise disclosed in Section 4.13 of the Seller Disclosure Schedule and except for this Agreement and the agreements specifically referred to herein, neither the Seller nor any of its subsidiaries is a party to or is bound by
(a) any agreement, arrangement, or commitment other than contracts entered into in the ordinary course of the Bank's banking business that are consistent with past practice and have terms of not more than one year and require payments by the Seller or any subsidiary of not more than $50,000 annually;
(b) any written (or oral, if material) agreement, arrangement or commitment relating to the employment (including severance) of any person; (c) any contract, agreement or understanding with any labor union; or (d) any other contract or agreement or amendment thereto that is material to the business, operations, results of operations or condition (financial or otherwise) of the Seller on a consolidated basis.

  4.14 Ownership of Property. The Seller and its subsidiaries have good and marketable title to all assets and properties, whether real or personal, tangible or intangible (including, without limitation, the capital stock of its subsidiaries and all other assets and properties), reflected on the Seller Balance Sheet, or acquired subsequent thereto subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items that secure liabilities that are reflected in the Seller Balance Sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) those items that secure public or statutory obligations or any discount with, borrowing from, or other obligations to any Federal Reserve Bank, Federal Home Loan Bank, inter-bank credit facilities, or any transaction by the Seller or any subsidiary acting in a fiduciary capacity, and (d) such encumbrances, liens, mortgages, security interests, and pledges that are not in the aggregate material to the Seller on a consolidated basis. The Seller and its subsidiaries as lessees have the right under valid and existing leases to use, possess and control all of the personal property and real estate leased by Seller and its subsidiaries as presently used, possessed and controlled by the Seller and its subsidiaries.

  4.15 Reports. Since January 1, 1994, the Seller and its subsidiaries have filed, and subsequent to the date hereof will file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (a) the FDIC, (b) the Connecticut Department of Banking (including without limitation the Connecticut Commissioner), (c) the Connecticut Department of Insurance and (d) any applicable state securities authorities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports, registrations and statements have been or will be, as applicable, made available by Seller to Buyer and are collectively referred to herein as the "Seller Reports"). As of their respective dates, the Seller Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Seller Reports did not contain and, with respect to filings made after the date of this Agreement, will not at the date of filing contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  4.16 Compliance with Applicable Law. Seller and its subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of Seller's consolidated business, and the Seller and its subsidiaries have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to the Seller on a consolidating basis, other than where such default or noncompliance does not have and could not reasonably be expected to have a Material Adverse Effect on Seller or otherwise materially adversely affect Seller's ability to perform its obligations under this Agreement, the Seller Option Agreement or the Bank Merger Agreement, as applicable, and the Seller has not received notice of any violation of, or commencement of any proceeding in connection with any violation of any such law, statute, order, rule, regulation, policy or agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, result in the imposition of civil money penalties under Section 8(i) of the FDIA or otherwise expose Seller or any of its subsidiaries to any financial liability. None of the ratings assigned to Seller in any of the three most recent CRA examinations of Seller completed by the FDIC or the Connecticut Commissioner has been less than "Satisfactory".

  4.17 Environmental Matters. Except as disclosed in Section 4.17 of the Seller Disclosure Schedule, Seller and its subsidiaries are in compliance and have always been in compliance with all environmental laws, rules, regulations and standards promulgated, adopted or enforced by the EPA and of similar agencies in states in which they conduct their respective business, except for any noncompliance that singly or in the aggregate would not have a Material Adverse Effect on Seller. Except as disclosed in Section 4.17 of the Disclosure Schedule, there is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or, to the knowledge of Seller, threatened by any person, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Seller (i) for alleged noncompliance with any environmental law, rule or regulation or (ii) relating to the discharge or release into the environment of any hazardous material or waste at or on a site presently or formerly owned, leased or operated by Seller or any subsidiary of Seller or in which Seller or any Seller subsidiary has a lien or other security interest.

  4.18 Antitakeover Statutes Not Applicable. Assuming the accuracy of Buyer's representation in Section 3.19 above, no "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation is applicable to the transactions contemplated by this Agreement.

  4.19 Ownership of Buyer Common Stock. As of the date hereof, neither the Seller nor, to its best knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially own, directly or indirectly, or (b) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Buyer, which in the aggregate represent five percent (5%) or more of the outstanding shares of capital stock of the Buyer entitled to vote generally in the election of directors (other than Trust Account Shares or DPC Shares).

  4.20 Insurance. The Seller and each of its subsidiaries is presently insured, and since January 1, 1994 has been insured, for reasonable amounts against such risks as companies engaged in a similar business in a similar location would, in accordance with good business practice, customarily be insured. Section 4.20 of the Seller Disclosure Schedule lists each of the Seller's insurance policies, all of which are in full force and effect, and contains a summary of the coverages and deductibles under each such policy.

  4.21 Labor. No work stoppage involving the Seller or any of its subsidiaries is pending or, to the best knowledge of the Seller, threatened. Neither the Seller nor any of its subsidiaries is involved in, or, to the best knowledge of the Seller, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters which might reasonably be expected to result in a Material Adverse Effect with respect to the Seller. No employees of the Seller or any of its subsidiaries are represented by any labor union, and no labor union is attempting to organize employees of the Seller or any of its subsidiaries.

  4.22 Material Interests of Certain Persons. Except as disclosed in Section
4.22 of the Seller Disclosure Schedule, no officer or director of the Seller, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange
Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Seller or any of its subsidiaries.

  4.23 Absence of Registration Obligations. Neither the Seller nor any of its subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register or otherwise issue any of its securities which will continue after the Effective Time.

  4.24 Loans. All currently outstanding loans of, or current extensions of credit by, Seller (individually, a "Loan," and collectively, the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state statutory and common law and regulations and regulatory policies promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or loan or credit agreement or security instrument related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect with respect to Seller. There are no oral modifications or amendments or additional agreements related to the Loans that are not reflected in Seller's records, no claims of defense as to the enforcement of any Loan has been asserted and Seller is aware of no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, except where any of the foregoing would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Seller. Seller currently maintains, and shall continue to maintain, an allowance for loan losses allocable to the Loans which is adequate to provide for all known and estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP and by any governmental authorities having jurisdiction with respect to Seller or any of its subsidiaries. Except as disclosed in Section 4.24 of the Seller Disclosure Schedule, (i) none of the Loans are presently serviced by third parties and there is no obligation which could result in any Loan becoming subject to any third party servicing and (ii) no Loan has been sold with continuing recourse liability on the part of Seller or any of its subsidiaries.

  4.25 Investment Securities. Except as disclosed in Section 4.25 of the Seller Disclosure Schedule, none of the investments reflected in the Seller Balance Sheet and none of the investments made by the Seller since December 31, 1996, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time, except to the extent that any such restriction would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Seller. Seller has (a) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at fair value, and (b) accounted for any decline in the market value of its securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, including without limitation the recognition through the Seller's consolidated statement of income of any unrealized loss with respect to any individual security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary" except to the extent that any such failure to so properly report or to so properly account would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Seller.

  4.26 Derivative Transactions. Except as disclosed in Section 4.26 of the Seller Disclosure Schedule, neither Seller nor any Seller subsidiary has engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments.

  4.27 Intellectual Property. Seller, together with its subsidiaries collectively, owns or, to Seller's knowledge, possesses valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, each without payment, and Seller has not received any notice of conflict with respect thereto that asserts the rights of others. Seller, together with its subsidiaries collectively, has performed in all material respects all the obligations required to be performed by it and is not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing.

  4.28 Administration of Fiduciary Accounts. The Seller and each of its subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Neither the Seller nor its officers, directors or employees has committed any breach of trust with respect to any fiduciary account which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Seller. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  4.29 Accounting Treatment. To the best of Seller's knowledge, there are no facts or set of circumstances existing as of the date of this Agreement which are reasonably likely to prevent the Acquisition Merger from being accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16.

  4.30 Seller Information. The information relating to the Seller and its subsidiaries to be contained or incorporated by reference in the Buyer Registration Statement and the Proxy Statement as described in Section 5.04 hereof, and any other documents filed with the SEC, the FDIC or any regulatory agency in connection herewith, to the extent such information is provided in writing by the Seller, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

  4.31 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Seller Disclosure Schedules, furnished to the Buyer pursuant to the provisions hereof, to the best knowledge of the Seller, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information believed by Seller to be material to Buyer's interests in the transactions contemplated by this Agreement, which has not otherwise been disclosed to Buyer in connection with this Agreement, has been intentionally withheld from Buyer.

                                   ARTICLE V

                           COVENANTS OF THE PARTIES

  5.01 Conduct of the Business of Seller. During the period from the date of this Agreement to the Effective Time, and except as may be specifically required or permitted pursuant to this Agreement or as specifically described in Section 5.01 of the Seller Disclosure Schedule, the parties shall comply, as applicable, with the following requirements:

    (a) Seller shall, and shall cause each of its subsidiaries to, conduct its business and engage in transactions only in the ordinary and usual course of business consistent with past practices, which shall include, without limitation, conducting its banking, trust, insurance and other businesses in the ordinary and usual course consistent with past practices, and refraining from any of the activities described in Section 5.01(b) below;

    (b) Seller shall not and shall not permit any of its subsidiaries to, without the prior written consent of the Buyer:

      (i) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its businesses consistent with past practices;

      (ii) accept, renew or roll over any "brokered deposit" as defined under 12 C.F.R. 337.6(a)(3) or offer an interest rate with respect to any deposit that would either constitute an impermissible interest rate with respect to deposits of an undercapitalized insured depository institution pursuant to the limitations contained under 12 C.F.R. 337.6(b)(3)(ii) or otherwise set interest rates on deposits that depart from past practices of the Seller with respect to the setting of interest rates on deposits;

      (iii) except in the ordinary, regular and usual course of business consistent with past practices and in an immaterial aggregate amount, sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to lease, transfer, assign, encumber or dispose of any of its assets;

      (iv) open or relocate, or file any application to open or relocate, any branch office;

      (v) terminate, or give any notice (written or verbal) to customers or governmental authorities or agencies to terminate the operations of any branch office; or

      (vi) waive any material right, whether in equity or at law, that it has with respect to any asset except in the ordinary, regular and usual course of business consistent with past practice;

    (c) Seller shall use all reasonable efforts, and cause each of its subsidiaries to use all reasonable efforts, to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, depositors, other customers and others having business relationships with it;

    (d) Seller shall, at the Buyer's request and expense, use its best efforts to plan for, and cooperate with the Buyer with respect to, the preparation for the combination and integration of the businesses, systems and operations of the Seller and the Buyer, including the conversion of the Seller's data processing and related electronic informational systems to those used by the Buyer and its subsidiaries, and shall confer on a regular and frequent basis with one or more representatives of the Buyer to report on operational and related matters;

    (e) each of Buyer and Seller shall, subject to any restrictions under applicable law or regulation, promptly notify the other of any emergency or other change in the normal course of its or its subsidiaries' businesses or in the operation of its or its subsidiaries' properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the assets, properties, liabilities, business, results of operations, condition (financial or otherwise) or prospects of the Buyer or any of its subsidiaries or the Seller or any of its subsidiaries, as the case may be;

    (f) Seller shall not declare or pay any dividends on or make any other distributions in respect of the Seller Common Stock, except that the Seller may declare and pay its regular $0.09 per share quarterly dividend and may increase such per share quarterly dividend if Buyer increases its regular $0.14 per share quarterly dividend (any such increased per share quarterly dividend of Seller not to exceed the product of Seller's then current regular per share quarterly dividend and a fraction, the numerator of which is equal to the per share amount of such increased per share quarterly dividend of Buyer which gives rise to the authorization for such increased per share quarterly dividend of Seller hereunder and the denominator of which is the per share amount of Buyer's regular per share quarterly dividend in effect immediately prior to such increase by Buyer of such dividend), and the parties agree to consult with respect to the amount of the last Seller quarterly cash dividend payable prior to the Effective Time with the objective of ensuring that the stockholders of Seller do not receive a shortfall or a premium based on the record and payment dates of their last dividend prior to the Effective Time and the record and payment dates of the first dividend of Buyer following the Effective Time;

    (g) Seller shall not adopt or amend (other than amendments required by applicable law or amendments that reduce amounts payable by it or its subsidiaries) in any material respect any Seller Employee Plan or enter (or permit any of its subsidiaries to enter) into any employment, severance or similar contract with any person (including, without limitation, contracts with management which might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing agreements, plans or contracts to increase any amounts payable thereunder or benefits provided thereunder, or grant or permit any increase in compensation to any of its or its subsidiaries' employees or pay any bonus to any such employees, except in the ordinary course of business consistent with past practices or as disclosed in Section 5.01(g) of the Seller Disclosure Schedule, or hire any new employee at an annual rate of salary of $40,000 or more or promote any existing employee to the level of vice president or above;

    (h) subject to its directors' fiduciary duties, Seller shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Acquisition Merger), any acquisition of a material amount of assets or securities or assumption of liabilities (including deposit liabilities), any disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practices;

    (i) Seller shall not propose or adopt amendments to its certificate of incorporation or by-laws;

    (j) Seller shall not authorize, issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock), except upon exercise of the Seller Option, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it exists on the date hereof;

    (k) Seller shall not grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock;

    (l) Seller shall not purchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except in a fiduciary capacity;

    (m) Seller shall not impose, or suffer the imposition, on any share of capital stock held by it or by any of its subsidiaries of any material lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist;

    (n) Seller shall not incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or to guaranty any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices, which shall include but not necessarily be limited to creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements or other similar arrangements commonly employed by banks;

    (o) Seller shall not incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and such related obligations or liabilities incurred or committed to in the ordinary and usual course of business consistent with past practices, which, in all cases, do not individually exceed $25,000 or cumulatively exceed $75,000;

    (p) Seller shall not change its methods of accounting in effect at December 31, 1996, except as may be required by changes in GAAP as concurred in by the Seller's independent auditors, and the Seller shall not change its fiscal year;

    (q) each of the Buyer and Seller shall file all reports, applications and other documents required to be filed by it with the SEC, the Federal Reserve Board, the Massachusetts Board, the FDIC, the Connecticut Commissioner and any other governmental agency or authority applicable to Buyer or Seller, as the case may be, between the date of this Agreement and the Effective Time and shall furnish to the other party copies of all such reports promptly after the same are filed; and

    (r) neither Seller nor Buyer, to the extent applicable, shall agree, in writing or otherwise, to take any of the actions prohibited under this
  Section 5.01 or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or would otherwise violate any of its other agreements or commitments contained in this Agreement in any material respect.

    5.02 Access to Properties and Records; Confidentiality.

    (a) The Seller shall permit the Buyer reasonable access to its properties and those of its subsidiaries, and shall disclose and make available to the Buyer all Records, including all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Seller and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which the Buyer may reasonably have an interest in light of the transactions contemplated hereby. Each of the parties shall make arrangements with each third party provider of services to such party to permit the other party reasonable access to all of the disclosing party's Records (to the extent that such Records are otherwise required to be disclosed hereunder) held by each such third party. The Buyer shall permit the Seller reasonable access to such properties and records of the Buyer and/or its subsidiaries in which the Seller may reasonably have an interest in light of the transactions contemplated hereby. Neither the Buyer nor the Seller nor any of their respective subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) All Confidential Information, as such term is defined below, furnished by each party hereto to the other, or to any of its affiliates or to any of its affiliates' directors, officers, employees, or representatives or agents (such persons being referred to collectively herein as "Representatives") shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby, and, if such transactions shall not occur, the party receiving the information, or any of its affiliates or Representatives, as the case may be, shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall keep confidential all such information for the period hereinafter referred to, and shall not directly or indirectly at any time use such information for any competitive or other commercial purpose; provided, however, that each of the parties and its affiliates shall be permitted to retain and share with their regulators, examiners and auditors (who need to know such information and are informed of the confidential nature thereof and directed to treat such information confidentially), and with no other persons, such materials, files and information relating to or constituting such party's or any of its affiliates' or Representatives' work product, presentations or evaluation materials as such party deems reasonably necessary or advisable in connection with auditing or examination purposes, and neither party shall make use of any such materials, files or information for any other purpose. The obligation to keep such information confidential shall continue for two years from the date this Agreement is terminated or as long as may be required by law. In the event that either party or its affiliates or Representatives are requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Confidential Information, the party or its affiliate or its Representative so requested or required will directly or through the party or such affiliate or Representative, if practicable and legally permitted, prior to providing such information, and as promptly as practicable after receiving such request, provide the other party with notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or, if appropriate, waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or Representative so requested or required is, in the written opinion of its counsel, legally required to disclose Confidential Information to any tribunal, governmental or regulatory authority, or similar body, the party or affiliate or Representative so required may disclose that portion of the Confidential Information which it is advised in writing by such counsel it is legally required to so disclose to such tribunal or authority or similar body without liability to the other party hereto for such disclosure. The parties and their affiliates and Representatives will exercise reasonable efforts, at the expense of the party who disclosed Confidential Information to the other party, to obtain assurance that confidential treatment will be accorded the information so disclosed.

    As used in this Section 5.02(b), "Confidential Information" means all data, reports, interpretations, forecasts and Records (whether in written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the disclosing party or its affiliates which is not available to the general public and which the disclosing party or any affiliate or any of their respective Representatives provides or has previously provided to the receiving party or to the receiving party's affiliates or Representatives at any time in connection with the transactions contemplated by this Agreement, including but not limited to any information obtained by meeting with Representatives of the disclosing party or its affiliates, together with summaries, analyses, extracts, compilations, studies, personal notes or other documents or records, whether prepared by the receiving party or others, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information will not constitute "Confidential Information": (i) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any affiliate or Representative of the receiving party, (ii) information that was previously known to the receiving party or its affiliates or Representatives on a nonconfidential basis prior to its disclosure by the disclosing party, its affiliates or Representatives, (iii) information that became or becomes available to the receiving party or any affiliate or Representative thereof on a nonconfidential basis from a source other than the disclosing party or any affiliate or Representatives of the disclosing party, provided that such source is not known by the disclosing party or its affiliates or Representatives to be subject to any confidentiality agreement or other legal restriction on disclosing such information and (iv) information that has been independently acquired or developed by the receiving party or its affiliates or Representatives without violating the obligations of this
  Section 5.02(b).

  5.03 No Solicitation. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 8.01 hereof, neither the Seller nor any of its subsidiaries shall (and the Seller and each of its subsidiaries shall use all reasonable efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or, subject to the fiduciary obligations of the Seller's Board of Directors (as advised in writing by outside counsel), participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Buyer and its affiliates or representatives) concerning any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities or similar transaction involving the Seller or any of its subsidiaries (any of the foregoing being referred to herein as an "Acquisition Transaction"). Notwithstanding the foregoing, nothing contained in this Section 5.03 shall prohibit the Seller or its Board of Directors from taking and disclosing to the Seller's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Seller's stockholders which, in the judgment of the Board of Directors, with the written advice of outside counsel, may be required under applicable law. The Seller will immediately communicate to the Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition Transaction and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within twenty-four (24) hours of the Seller's receipt of any such proposal or inquiry) or its receipt of any request for information from the Federal Reserve Board, DOJ or any other governmental agency or authority with respect to a proposed Acquisition Transaction.

  5.04 Regulatory Matters; Consents.

    (a) The parties will cooperate in connection with (i) the preparation and filing by the Buyer with the SEC under the Securities Act of a registration statement on Form S-4 and/or such other form as may be necessary or appropriate relating to the shares of the Buyer Common Stock to be issued in connection with the Acquisition Merger (the "Buyer Registration Statement"), and (ii) the preparation by the Buyer and the Seller of a joint proxy statement (the "Proxy Statement") as shall be necessary or desirable in order to consummate the transactions contemplated by this Agreement, each to be undertaken as promptly as practicable, and the Buyer and the Seller will use their respective best efforts to have the Buyer Registration Statement declared effective by the SEC and to mail the Proxy Statement to the Buyer's and the Seller's stockholders as promptly as practicable. The parties shall also take any reasonable action required to be taken under any state "Blue Sky" laws in connection with the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither party shall take or permit any of its subsidiaries to take any action that materially adversely affects its ability to consummate the transactions contemplated under this Agreement or the Bank Merger Agreement in a timely manner.

    (b) Each of the Seller and the Buyer will cooperate with the other and use all reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary or appropriate to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement. Each party hereto shall have the right to review and approve in advance all descriptions of it and its subsidiaries which appear in any filing made in connection with the transactions contemplated by this Agreement, including without limitation all filings contemplated by Section 5.04(a) above, with any governmental body. In exercising the foregoing right, the parties hereto shall act reasonably and as promptly as practicable.

  5.05 Approval of Stockholders. Each of the Buyer and the Seller will (a) as promptly as practicable, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the transactions contemplated hereby, and for such other purposes as may be necessary or desirable, (b) subject to the fiduciary duties of its board of directors as advised in writing by outside counsel, recommend to its stockholders the approval of such foregoing matters to be submitted by it to its stockholders, and (c) cooperate and consult with each other with respect to each of the foregoing matters. Subject to the fiduciary duties of its board of directors as advised in writing by outside counsel, each of the Buyer and the Seller will use its respective best efforts to obtain the necessary approvals of its stockholders of the proposals described above to be submitted by it in connection with this Agreement, including without limitation retaining nationally recognized proxy solicitation firms to provide such services as are customary in transactions of the nature contemplated hereby. If the board of directors of either party is required by applicable law to review or restate the recommendation to its stockholders contemplated in clause (b) of the preceding sentence, this
Section 5.05 shall not prohibit accurate disclosure by such party that is required in any release or regulatory filing (including the Proxy Statement and the Buyer Registration Statement) or otherwise under applicable law in the opinion of such party's board of directors, upon the written advice of outside counsel, as of the date of such release or regulatory filing or such other required disclosure as to the transactions contemplated hereby or as to any Acquisition Transaction.

  5.06 Agreements of Seller's Affiliates. The Seller shall identify in a letter to the Buyer, after consultation with its counsel and outside accountants, all persons who, at the time of the meeting of its stockholders referred to in Section 5.05 hereof, it believes may be deemed to be "affiliates" of the Seller, as that term is defined for purposes of paragraphs
(c) and (d) of Rule 145 under the Securities Act and/or used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC (the "Seller Affiliates"). The Seller shall use all reasonable efforts to cause each person who is identified as a Seller Affiliate in the letter referred to above to deliver to the Buyer at least forty (40) days prior to the Closing Date an executed copy of the Seller Affiliates Agreement. Prior to the Closing Date, the Seller shall amend and supplement such letter and use all reasonable efforts to cause each additional person who is identified as a Seller Affiliate as of the Closing Date to execute a copy of the Seller Affiliates Agreement. Within thirty (30) days after the end of the first complete calendar month ending at least thirty (30) days after the Closing Date, Buyer will publish results including at least thirty (30) days of combined operations of Buyer and Seller as referred to in the Seller Affiliates Agreement.

  5.07 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, as promptly as practicable, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement, the proper officers and directors of each party to this Agreement and the Bank Merger Agreement, as applicable, shall take all such necessary action.

  5.08 Disclosure Supplements. From time to time prior to the Effective Time, and in any event immediately prior to the Effective Time, Seller will promptly supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule or which is necessary to correct any information in the Seller Disclosure Schedule which has become inaccurate. No such supplement or amendment to the Seller Disclosure Schedules pursuant to this Section 5.08 shall have any effect for the purpose of determining satisfaction of any of the conditions set forth in Article VI hereof.

  5.09 Public Announcements. Except as otherwise required by law or the rules of the NASD or NASDAQ, the Seller and the Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, and Seller shall not issue or otherwise distribute any such news releases or other public disclosures without the prior approval of Buyer (which shall not be unreasonably withheld).

  5.10 Organization of Merger Subsidiary. Prior to the Effective Time, Buyer shall cause Merger Subsidiary to be organized under the laws of the State of Connecticut. All of the authorized and issued shares of the capital stock of Merger Subsidiary shall be held directly by Buyer. Prior to the Effective Time, Merger Subsidiary shall not conduct any business or otherwise engage in any material activities or incur any material liabilities, except as specifically contemplated by this Agreement or as the parties hereto may otherwise agree. Following the organization of Merger Subsidiary, Buyer shall cause Merger Subsidiary to execute and deliver the Bank Merger Agreement.

  5.11 Tax-Free Reorganization Treatment. None of the parties hereto or any of their respective subsidiaries or affiliates has taken, shall take or will cause to be taken any action, whether before or after the

Effective Time, which would disqualify the Acquisition Merger and the transactions contemplated by this Agreement and the Bank Merger Agreement as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that nothing herein shall limit the ability of the Buyer to exercise its rights under the Seller Option Agreement.

  5.12 Stock Exchange Listing. The Buyer shall use all reasonable efforts to cause the shares of the Buyer Common Stock to be issued in connection with the Acquisition Merger to be approved for listing on the Nasdaq Stock Market-National Market system, subject to official notice of issuance, as of or prior to the Effective Time.

  5.13 Employee Benefit Matters.

    (a) Maintenance of Plans; Benefits Service Credit. Through March 31, 1998, or such other date as Buyer in its sole discretion may determine (the "Transition Date"), Buyer agrees to provide the employees of Seller and its affiliates who are so employed at the Effective Time with the employee benefits set forth in Section 4.11 of the Seller Disclosure Schedule as maintained for their benefit immediately prior to the Effective Time. After the Transition Date, Buyer agrees to provide employees of Seller and its affiliates with the group benefits maintained by Buyer and its affiliates from time to time for the benefit of their employees similarly situated to such Seller employees. Buyer shall cause each such plan, program or arrangement to treat the prior service of each such employee with the Seller or its affiliates, to the extent such prior service is recognized under the comparable plan, program or arrangement of the Seller, as service rendered to Buyer or its affiliate, as the case may be, for purposes of eligibility to participate, vesting, and eligibility for special benefits under each such plan, program or arrangement of Buyer, but not for benefit accrual attributable to any period before the Effective Time. Without limiting the foregoing, Buyer and its affiliates shall not treat any employee of Seller or any of its affiliates as a "new" employee for purposes of any exclusion under any health or similar plan of Buyer or any of its affiliates for a preexisting medical condition, and will make appropriate arrangements with its insurance carrier(s) to ensure such result.

    (b) Additional Obligations. Following the Effective Time, Buyer shall, or shall cause the Surviving Corporation to, honor in accordance with their terms all employment, severance, and other compensation contracts between Seller or any subsidiary thereof and any director, officer or employee thereof, as all such contracts are disclosed in Section 4.13 of the Seller Disclosure Schedule, and all provisions for benefits or other amounts earned or accrued through the Effective Time under the Seller Employee Plans.

  5.14 Directors' and Officers' Indemnification and Insurance.

    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of the Seller or any of Seller's subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Seller or any of Seller's subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto. It is understood and agreed that Seller (with the prior consent of Buyer, which shall not be unreasonably withheld) shall indemnify and hold harmless, and that after the Effective Time Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (i) Seller (with the prior consent of Buyer, which shall not be unreasonably withheld), and Buyer after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law, (ii) the Indemnified Parties may retain counsel mutually satisfactory to them and Seller and, after the Effective Time, Buyer, and Seller

  (with the prior consent of Buyer, which shall not be unreasonably withheld), and Buyer after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within thirty days after statements therefor are received, and (iii) Seller, and Buyer after the Effective Time, will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither Seller nor Buyer shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, however, that the Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Seller and, after the Effective Time, Buyer thereof, provided that the failure to so notify shall not affect the obligations of Seller or Buyer, except to the extent such failure to notify materially prejudices such party.

    (b) Buyer agrees that all rights to indemnification existing in favor, and all limitations on the personal liability, of any director, officer or other employee of Seller or any of its subsidiaries provided for in Seller's certificate of incorporation or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Acquisition Merger. In the event Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.14.

    (c) Buyer shall use all reasonable efforts to cause the persons serving as officers and directors of the Seller and any subsidiary of Seller immediately prior to the Effective Time to be covered for a period of six
  (6) years from the Closing Date by the directors' and officers' liability insurance policy maintained as of the date hereof by the Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring at or prior to the Effective Time, which were committed by such officers and directors in their capacity as such.

    (d) Buyer shall not take any actions after the Effective Time to prevent Seller's payment for or reimbursement of reasonable expenses incurred by any current or former director of Seller who is a party to any proceeding as of the date hereof in advance of the final disposition of any such proceeding, so long as all of the requirements contained in Section 33-773 of the Connecticut General Statutes have been satisfied with respect to each such current or former director as of the date hereof and continue to be satisfied at all times after the Effective Time, including without limitation that Seller's determination that indemnification to each such current or former director is not precluded under Sections 33-770 through 33-778, inclusive, of the Connecticut General Statutes, continues to be a reasonable determination, properly supported by the facts then known or ascertainable by Seller, at all such times following the Effective Time.

  5.15 Accountants' Letters. Each of the parties shall cause to be delivered to the other "comfort" letters from its independent public accountants, dated the date on which the Buyer Registration Statement (or last amendment thereto) shall become effective and dated the Closing Date, relating to the information about such party included in the Buyer Registration Statement, including the Proxy Statement, and addressed to the other party, in form and substance which is reasonably satisfactory to the receiving party and customary in transactions of the nature contemplated hereby.

  5.16 Maintenance of Records. Through the Effective Time, the Seller will maintain the Records in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. The Buyer may, at its own expense, make such copies of and excerpts from the Records as it may deem desirable. All Records, whether held by the Buyer or the Seller, shall be maintained for such periods as are required by law, unless the parties shall, applicable law permitting, agree in writing to a different period.

  5.17 Leases. Seller shall consult with Buyer before renewing or extending any lease of Seller or any subsidiary of real property or any material lease of Seller or any subsidiary relating to furniture, fixtures or equipment (i.e., any such lease having a term of more than one year or requiring a total payment by Seller or any such subsidiary of more than $25,000 during the term thereof), in each case that is currently in effect but that would otherwise expire on or prior to the Effective Time. Seller shall not cancel, terminate or take other action that is likely to result in any cancellation or termination of any such lease without first consulting with Buyer.

  5.18 Certain Policies of Seller. At the request of Buyer, after the time at which all Requisite Regulatory Approvals have been received for the Acquisition Merger, all other conditions precedent to Seller's obligations under this Agreement have been satisfied or waived and Buyer has confirmed in writing that all other conditions precedent to Buyer's obligations under this Agreement have been satisfied or waived, and prior to the Effective Time, Seller shall cooperate with Buyer with the objective of modifying and changing its receivables, loan accrual, charge-off, real estate valuation, loan loss reserve and investment policies and practices and such other accounting and/or financial policies and practices as may be requested by Buyer to reflect Buyer's plans with respect to the conduct of Seller's business following the Acquisition Merger and to make adequate provision for the cost and expenses relating thereto. The Seller's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.18.

  5.19 Post-Closing Governance. As of the Effective Time, Seller shall have taken all necessary action to increase the size of its Board of Directors by one and shall have elected to its Board of Directors such person as shall be designated by the Buyer. Immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those persons comprising the Board of Directors of the Seller immediately prior to the Effective Time plus such additional person designated by the Buyer, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. As of the Effective Time, the Buyer shall have taken all necessary action to increase the size of its Board of Directors by one and shall have elected to its Board of Directors (into the class the term of which shall expire at the annual meeting of Buyer's stockholders to be held in 2000) such person as shall be designated by the Seller. Immediately after the Effective Time, the Board of Directors of Buyer shall consist of those persons comprising the Board of Directors of Buyer immediately prior to the Effective Time plus such additional person designated by the Seller, each to hold office in accordance with the articles of organization and by-laws of Buyer.

  5.20 Compliance with Connecticut Transfer Act. The Seller shall take all necessary actions to ensure its full compliance under the Connecticut Transfer Act, Sections 22a-134 through 22a-134d, inclusive, of the Connecticut General Statutes, including but not necessarily limited to undertaking and completing the necessary environmental assessments on each parcel of real estate owned by the Seller immediately prior to the Effective Time.

  5.21 Buyer and Seller Consultation as to Other Transactions. During the period from the date hereof until the Closing Date, Buyer shall advise Seller of any proposed material transaction involving Buyer's acquisition of or by, or merger with, another banking or financial services organization. Such advice shall be communicated to Seller's chief executive officer, who shall be required to keep such information confidential unless he determines, upon advice of counsel, that he has a fiduciary duty to inform the Seller's Board of Directors. If the Seller's chief executive officer does so determine, he will inform the Buyer's chief executive officer and Buyer shall, subject to receipt of confidentiality commitments (including without limitation commitments from individual officers, directors and outside advisers of Seller) that are satisfactory to Buyer and its counsel in their reasonable determination, provide to the Seller such relevant information about the proposed transaction as may be reasonably requested by Seller.

                                  ARTICLE VI

                              CLOSING CONDITIONS

  6.01 Conditions to Each Party's Obligations Under This Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

    (a) Stockholders' Approval. This Agreement and the transactions contemplated hereby shall have been approved by the affirmative votes required of the stockholders of each of the Buyer and the Seller in accordance with applicable law.

    (b) Governmental Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency which are necessary for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, including without limitation the Acquisition Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect. In addition, the Buyer shall have received all state securities or blue sky permits and other authorizations necessary to issue the Buyer Common Stock in connection with the Acquisition Merger in accordance with all applicable state securities or blue sky laws.

    (c) Buyer Registration Statement. The Buyer Registration Statement shall have become effective under the Securities Act and shall not be subject to a stop order or a threatened stop order.

    (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

  6.02 Conditions to the Obligations of Buyer Under This Agreement. The obligations of the Buyer under this Agreement shall be further subject to the satisfaction or waiver by the Buyer, at or prior to the Effective Time, of the following conditions:

    (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Seller or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on the Seller.

    (b) Representations and Warranties; Performance of Obligations. The obligations of the Seller required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Buyer shall have received a certificate to that effect signed by the president and chief executive officer and by the chief financial officer of the Seller.

    (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Seller, shall have been obtained by the Seller, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement nor result in any Material Adverse Effect on the Seller after the Effective Time.

    (d) Tax Opinion. The Buyer shall have received an opinion dated the Closing Date from its counsel, Sullivan & Worcester LLP, or other counsel selected by the Buyer and reasonably acceptable to the Seller, substantially to the effect that (A) the Acquisition Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (B) each of the Buyer and the Seller should be a party to a reorganization within the meaning of Section 368(b) of the Code, and (C) no gain or loss should be recognized by the Buyer or the Seller as a result of the Acquisition Merger. In rendering such opinion, Sullivan & Worcester LLP shall be entitled to require delivery of, and to refer to and rely upon, such facts and representations set forth in certificates received from the Buyer, the Seller and their respective officers, directors and affiliates, as Sullivan & Worcester LLP shall deem necessary or appropriate to enable it to render such opinion, and the parties hereto agree to use their respective best efforts to obtain such representations and certificates.

    (e) Seller Affiliates Agreements. Seller shall have delivered to Buyer the letter pertaining to the Seller Affiliates, as contemplated under
  Section 5.06 above, and each of the executed Seller Affiliates Agreements that have been received by Seller as of the Effective Time.

    (f) Accounting Treatment. Buyer shall have received a letter from its independent public accountants, Price Waterhouse LLP, dated the Closing Date, substantially to the effect that on the basis of a review of this Agreement and the transactions contemplated hereby and certain additional information provided in writing to Price Waterhouse LLP by Buyer and by Seller's independent public accountants, Shatswell, MacLeod & Company, P.C., Price Waterhouse LLP concurs that, as of the Closing Date, no conditions exist that would preclude Buyer's accounting for the Acquisition Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16.

    (g) Legal Opinion. The Buyer shall have received the opinion of Tyler Cooper & Alcorn LLP, or such other counsel as may be acceptable to Buyer and Seller, dated the Closing Date, such opinion to be substantially in the form attached hereto as Exhibit E. As to any matter in such opinion which involves matters of fact, such counsel may rely upon certificates of officers and directors of Seller or any of its subsidiaries and of public officials.

  In addition to the foregoing, the Seller will furnish the Buyer with such additional certificates, instruments or other documents in the name or on behalf of the Seller or any of its subsidiaries, as the case may be, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this
Section 6.02 as the Buyer may reasonably request.

  6.03 Conditions to the Obligations of Seller Under This Agreement. The obligations of the Seller under this Agreement shall be further subject to the satisfaction or waiver by the Seller, at or prior to the Effective Time, of the following conditions:

    (a) Absence of Material Adverse Changes. There shall not have occurred any change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Buyer or any of its subsidiaries which has had, individually or in the aggregate, a Material Adverse Effect on the Buyer.

    (b) Representations and Warranties; Performance of Obligations. The obligations of the Buyer required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Seller shall have received a certificate to that effect signed by the president and chief executive officer and by the chief financial officer of the Buyer.

    (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of all non-governmental and non-regulatory third parties which are necessary in connection with the consummation of the transactions contemplated by this Agreement and are required to be received or obtained by the Buyer, shall have been obtained by the Buyer, other than permits, consents, waivers, clearances, approvals and authorizations the failure of which to obtain would neither make it impossible to consummate the transactions contemplated by this Agreement nor result in a Material Adverse Effect on the Buyer after the Effective Time.

    (d) Tax Opinion. The Seller shall have received an opinion dated the Closing Date from its counsel, Tyler Cooper & Alcorn LLP, or other counsel selected by the Seller and reasonably acceptable to the Buyer, substantially to the effect that (A) the Acquisition Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (B) each of the Buyer and the Seller should be a party to a reorganization within the meaning of Section 368(b) of the Code, and (C) no gain or loss will be recognized by the stockholders of the Seller upon the receipt, pursuant to this Agreement and the Bank Merger Agreement, of Buyer Common Stock solely in exchange for Seller Common Stock (it being understood that such opinion will not extend to cash received in lieu of fractional share interests or cash received by dissenters, if any). In rendering such opinion, Tyler Cooper & Alcorn LLP shall be entitled to require delivery of, and to refer to and rely upon, such facts and representations set forth in certificates received from the Buyer, the Seller and their respective officers, directors and affiliates, as Tyler Cooper & Alcorn LLP shall deem necessary or appropriate to enable it to render such opinion, and the parties hereto agree to use their respective best efforts to obtain such representations and certificates.

    (e) NASDAQ Listing. The shares of the Buyer Common Stock issuable upon the Effective Time shall have been authorized for listing on the Nasdaq Stock Market-National Market system upon official notice of issuance.

    (f) Legal Opinion. The Seller shall have received the Opinion of Sullivan & Worcester LLP, or such other counsel as may be acceptable to Buyer and Seller, dated the Closing Date, such opinion to be substantially in the form attached hereto as Exhibit F. As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of the Buyer or any of its subsidiaries and of public officials.

  In addition to the foregoing, the Buyer will furnish the Seller with such additional certificates, instruments or other documents in the name or on behalf of the Buyer, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.03 as the Seller may reasonably request.

                                  ARTICLE VII

                                    CLOSING

  7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the closing of the transactions contemplated by this Agreement shall take place at the Boston, Massachusetts offices of Sullivan & Worcester LLP at 10:00 A.M., local time, on such date that is not later than the fifth business day after the date on which all of the conditions contained in Article VI hereof are satisfied or waived; or at such other place, at such other time, or on such other date as Seller and Buyer may mutually agree upon for such closing to take place.

  7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the closing contemplated by Section 7.01 above there shall be delivered to Seller and Buyer, the opinions, certificates and other documents and instruments required to be delivered under Article VI hereof.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

  8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the Seller's stockholders:

    (a) by mutual written consent of the Seller and the Buyer authorized by their respective Boards of Directors;

    (b) by the Seller or the Buyer if the Effective Time shall not have occurred on or prior to June 30, 1998 (the "Termination Date") or such later date as shall have been agreed to in writing by the Buyer and the Seller;

    (c) by the Buyer or the Seller (i) thirty days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied, unless within the thirty-day period following such denial a petition for rehearing or an amended application has been filed with such governmental regulatory authority or agency, except that no party shall have the right to terminate this Agreement pursuant to this clause (i) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respects the covenants and agreements of such party set forth herein, or (ii) if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted or such order or Injunction shall otherwise have become final and non-appealable;

    (d) by the Buyer or the Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein or in the Seller Option Agreement), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein (which, in the case of Seller, shall be deemed to include any intentional breach by any Insider Stockholder under the Seller Stockholders' Agreement and, in the case of Buyer, shall be deemed to include any intentional breach by a director of Buyer under the Buyer Stockholders' Agreement), in the Seller Option Agreement or in the Bank Merger Agreement, which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

    (e) by Buyer or Seller (provided that the terminating party is not then in material breach of any representation, warranty or covenant or other agreement contained herein or in the Seller Option Agreement), if the approval of either party's stockholders specified in Section 5.05 above shall not have been obtained by reason of such party's failure to have obtained the requisite stockholder vote at a duly held meeting of such party's stockholders or at any adjournment thereof;

    (f) by Buyer if Seller's Board of Directors does not publicly recommend in the Proxy Statement that Seller's stockholders approve the proposals submitted to them in accordance with this Agreement, or if after recommending in the Proxy Statement that Seller's shareholders approve such proposals, Seller's Board of Directors shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer; or

    (g) by Seller, by action of its Board of Directors, by giving written notice of such election to Buyer within two business days after the Valuation Period, in the event the Average Closing Price is less than the Minimum Price; provided, however, that no right of termination shall arise under this Section 8.01(g) if Buyer elects within two business days of receipt of such written notice to increase the Exchange Ratio by notifying Seller in writing that it has elected to utilize the Adjusted Exchange Ratio in lieu of the Exchange Ratio that would otherwise be required under
  Section 2.01(b) of the Bank Merger Agreement.

  8.02 Effect of Termination.

    (a) In the event of termination of this Agreement by either the Seller or the Buyer as provided above, this Agreement shall forthwith become null and void (other than Sections 5.02(b), 8.02(b) (if applicable),

  8.02(c) (if applicable) and 9.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of any of the parties hereto or their respective officers or directors to the others, except (a) any liability of any party under said Sections 5.02(b), 8.02(b) (if applicable), 8.02(c) (if applicable) and 9.01, (b) that the Seller Option Agreement shall be governed by its own terms as to termination, and
  (c) in the event of a party's gross negligence or willful breach of any representation, warranty, covenant or agreement contained in this Agreement (which, in the case of Seller, shall be deemed to include any gross negligence of or willful breach by any of the Insider Stockholders with respect to the terms of the Seller Stockholders' Agreement and, in the case of Buyer, shall be deemed to include any gross negligence of or willful breach by any of Buyer's directors with respect to the terms of the Buyer Stockholders' Agreement), in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder, unless the non-breaching party otherwise invokes and seeks to enforce its rights under Section 8.02(b) or 8.02(c) hereof.

    (b) As a condition of Buyer's willingness, and in order to induce Buyer, to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Seller will make a cash payment to Buyer of $1,000,000.00 if and only if:

      (i) either (x) Buyer has terminated this Agreement because Seller's Board of Directors does not publicly recommend in the Proxy Statement that Seller's stockholders approve the proposals submitted to them in accordance with this Agreement, or if after recommending in the Proxy Statement that Seller's stockholders approve such proposals, Seller's Board of Directors shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Buyer or (y) Buyer has terminated this Agreement pursuant to Section 8.01(d) and the breach of the representation, warranty, covenant or agreement was caused by the willful conduct or gross negligence of Seller (including the willful conduct of any Insider Stockholder in the event of a breach of the Seller Stockholders' Agreement); and

      (ii) either (x) within twelve months of any such termination, (A) Seller shall have entered into an agreement to engage in an Alternative Transaction (as hereinafter defined) with any person other than Buyer or any subsidiary or other affiliate of Buyer or (B) the Board of Directors of Seller shall have approved an Alternative Transaction or recommended that shareholders of Seller approve or accept any Alternative Transaction with any person other than Buyer or any subsidiary or other affiliate of Buyer, or (y) in the case of Section 8.01(f), at the time of such termination any person other than Buyer or any subsidiary or affiliate of Buyer shall have made a bona fide proposal to Seller or its shareholders to engage in an Alternative Transaction by public announcement or written communication that shall be or become the subject of public disclosure.

  Any payment required under this Section 8.02(b) will be (i) payable by Seller to Buyer (by wire transfer of immediately available funds to an account designated by Buyer) within five business days after demand by Buyer and (ii) net of any other cash payments made by Seller to Buyer pursuant to the provisions of Section 8.02(a) and 8.02(c) and the Seller Option Agreement (but in no event shall the amount payable under this Section 8.02(b) be less than zero).

  For purposes of this Agreement, "Alternative Transaction" shall mean (i) a merger, consolidation or other similar transaction involving Seller, (ii) any sale, lease or other disposition of 20% or more of the assets of Seller and its subsidiaries, taken as a whole, in a single transaction or series of transactions, (iii) any tender or exchange offer for 20% or more of the outstanding shares of Seller Common Stock, or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then outstanding shares of capital stock of Seller.

    (c) If either Seller or Buyer fails to perform any material covenant or agreement in this Agreement as a result of its willful conduct or gross negligence, or if any representation or warranty by Seller or Buyer is determined to be materially untrue due to Seller's or Buyer's, as the case may be, willful misrepresentation or gross negligence (the party which so fails to perform or which so makes such an untrue representation or warranty being referred to as a "Breaching Party"), and if, at the time of such failure to perform or such untrue representation or warranty by the Breaching Party, the other party is not a Breaching Party (the "Non-Breaching Party"), and if the Agreement is thereafter terminated by the Non-Breaching Party prior to the Effective Time as a result of such failure to perform or such untrue representation or warranty by the Breaching Party, then the Breaching Party shall, within five (5) business days following demand, pay to the Non-Breaching Party $1,000,000.00 as liquidated damages (any such amount paid to Buyer shall be net of any cash payments made by Seller to Buyer pursuant to the provisions of Section 8.02(a) and 8.02(b) hereof and the Seller Option Agreement). The parties further acknowledge and agree that for purposes of this Section 8.02(c) any intentional breach by an Insider Stockholder under the Seller Stockholders' Agreement shall be deemed to be an intentional failure to perform a material covenant of this Agreement by the Seller hereunder and any intentional breach by a director of Buyer under the Buyer Stockholders' Agreement shall be deemed to be an intentional failure to perform a material covenant of this Agreement by the Buyer hereunder.

  8.03 Amendment, Extension and Waiver. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section
8.01 hereof, whether before or after approval of this Agreement and the transactions contemplated hereby by the stockholders of the Seller, the parties may, (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01) hereof; provided, however, that there may not be, without further approval of Seller's stockholders, any amendment, extension or waiver of this Agreement which reduces the amount or changes the form of the consideration to be delivered to such stockholders hereunder other than as may be expressly contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE IX

                                 MISCELLANEOUS

  9.01 Expenses. Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

  9.02 Non-Survival. None of the representations, warranties, covenants and agreements of the parties shall survive after the Effective Time, except for the agreements and covenants contained or referred to in Article II, Section 5.02(b), the last sentence of Section 5.07, Sections 5.11, 5.13, 5.14, 5.19, 8.02, 9.01 and 9.02 and the agreements of the Seller Affiliates delivered pursuant to Section 5.06, which agreements and covenants shall survive the Effective Time.

  9.03 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

      (a) If to the Seller, to:

                Glastonbury Bank and Trust Company
                2461 Main Street
                Glastonbury, Connecticut 06033
                Attention: J. Gilbert Soucie
                  President

      Copy to:

                Tyler Cooper & Alcorn, LLP
                CityPlace--35th Floor
                Hartford, Connecticut 06103
                Attention: William W. Bouton III, Esq.

      (b) If to the Buyer, to:

                SIS Bancorp, Inc.
                1441 Main Street
                Springfield, Massachusetts 01102
                Attention: F. William Marshall, Jr.
                  President

      Copy to:

                Sullivan & Worcester LLP
                One Post Office Square
                Boston, Massachusetts 02109
                Attention: Stephen J. Coukos, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date delivered to the recipient party.

  9.04 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement, except for Sections 5.13 and 5.14 above, is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

  9.05 Entire Agreement. This Agreement, including the documents and other writing referred to herein or delivered pursuant hereto, including the Seller Disclosure Schedule, the Seller Option Agreement, the Seller Stockholders' Agreement and the Bank Merger Agreement, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by either party hereto, have been expressed herein. This Agreement (including the aforementioned documents and writings) supersedes any prior or contemporaneous agreement or understanding between the parties hereto, oral or written, pertaining to any such matters, including without limitation the Confidentiality Agreement, which agreements or understandings shall be of no further force or effect for any persons.

  9.06 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties.

  9.07 Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof, and, to the extent applicable, by federal law.

  9.08 Captions. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  9.09 Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation, subject, however, to Section 9.02 hereof.

  9.10 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

  9.11 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

  9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

  9.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Effective Date, Buyer shall be entitled, with the prior written consent of Seller (which consent shall not be unreasonably withheld), to revise the structure of the Acquisition Merger as contemplated by this Agreement and the Bank Merger Agreement so long as the transactions comprising such revised structure shall
(i) be capable of consummation in as timely a manner as the structure contemplated herein and (ii) not otherwise have a material adverse impact on the Seller or its stockholders, including on the financial benefits reasonably expected to be derived by such stockholders from the transactions provided for herein. This Agreement, the Bank Merger Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

  IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.,

                                          SIS Bancorp, Inc.

                                                /s/ F. William Marshall, Jr.
                                          By: _________________________________
                                                  F. William Marshall, Jr.
                                               President and Chief Executive
                                                          Officer

                                          Glastonbury Bank and Trust Company

                                                   /s/ J. Gilbert Soucie
                                          By: _________________________________
                                                     J. Gilbert Soucie
                                               President and Chief Executive
                                                          Officer

                                                      Exhibit A to Agreement and
                                                          Plan of Reorganization

                          AGREEMENT AND PLAN OF MERGER

         [OMITTED--SEE APPENDIX B TO JOINT PROXY STATEMENT--PROSPECTUS]

                                                     Exhibit B to Agreement and
                                                         Plan of Reorganization

                        FORM OF STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of August 18, 1997, between Glastonbury Bank and Trust Company, a Connecticut bank and trust company (the "Issuer") and SIS Bancorp, Inc., a Massachusetts corporation (the "Grantee").

  WHEREAS, the Grantee and the Issuer are entering into an Agreement and Plan of Reorganization of even date herewith (the "Acquisition Agreement"), which agreement is being executed by the parties thereto simultaneously with this Agreement; and

  WHEREAS, as a condition to the Grantee's entry into the Acquisition Agreement and in consideration for such entry, the Issuer has agreed to grant the Grantee the Option and pay the related Option Fee (each as hereinafter defined).

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Acquisition Agreement, the parties hereto agree as follows:

  1. (a) The Issuer hereby grants to the Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 170,080 fully paid and nonassessable shares (the "Option Shares") of common stock, $2.50 par value per share, of the Issuer ("Common Stock") at a price of $18.00 per share (the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth provided that in no event shall the number of shares for which this Option is exercisable exceed 19.99% of the Issuer's issued and outstanding shares of Common Stock (without giving effect to any shares of Common Stock issuable pursuant to the Option) less the number of shares previously issued pursuant to exercise of the Option.

  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to exercise of the Option pursuant to this Agreement or as contemplated by Section 5(a) of this Agreement), including, without limitation, pursuant to stock option or other employee plans or as a result of the exercise of conversion rights, the number of Option Shares shall be increased so that, after such issuance, it equals not less than 9.29% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject or issued pursuant to the Option less the number of shares previously issued pursuant to exercise of the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize the Issuer to breach any provision of the Acquisition Agreement.

  2. (a) Provided that the Grantee is not in material breach of the Acquisition Agreement, the Holder (as such term is defined in paragraph (c) below) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as defined in paragraph (d) below) and a Subsequent Triggering Event (as defined in paragraph (e) below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in paragraph
(b) below), provided that the Holder shall have sent the written notice of such exercise (as provided in paragraph (g) of this Section 2) within thirty
(30) days following such Subsequent Triggering Event and prior to the Exercise Termination Event.

  (b) The term "Exercise Termination Event" shall mean the earliest of (i) the Effective Time of the Acquisition Merger, (ii) any termination of the Acquisition Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, and
(iii) in the event of any termination of the Acquisition Agreement in accordance with the provisions thereof after the occurrence of an Initial Triggering Event, the passage of twelve (12) months after such termination. Notwithstanding the termination of the Option, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in whole or in part prior to the termination of the Option.

  (c) The term "Holder" shall mean the holder or holders of the Option.

  (d) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) The Issuer or any subsidiary of the Issuer, without having received the Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any Person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than the Grantee or any subsidiary of the Grantee, or, without the consent of the Grantee, the Board of Directors of the Issuer shall have approved an Acquisition Transaction or recommended that the shareholders of the Issuer approve or accept any Acquisition Transaction other than as contemplated by the Acquisition Agreement. For purposes of this Agreement, the term "Acquisition Transaction" shall mean
  (A) a merger or consolidation, or any similar transaction, with the Issuer or any subsidiary of the Issuer that is a "significant subsidiary" as defined in Regulation S-X promulgated by the SEC (a "Significant Subsidiary"), or any subsidiary of the Issuer which, after such transaction, would be a Significant Subsidiary of the Issuer, (B) a purchase, lease or other acquisition of all or substantially all of the assets of the Issuer or any Significant Subsidiary of the Issuer (except as contemplated by the Acquisition Agreement), or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing ten percent (10%) or more of the voting power of the Issuer or any Significant Subsidiary of the Issuer;

    (ii) Any Person, other than the Grantee or any subsidiary of the Grantee or the Issuer in a fiduciary capacity, shall have acquired beneficial ownership (as hereinafter defined) or the right to acquire beneficial ownership of ten percent (10%) or more of the outstanding shares of Common Stock if such Person owned beneficially less than ten percent (10%) of the outstanding shares of Common Stock on the date of this Agreement, or any Person shall have acquired beneficial ownership of an additional three percent (3%) of the outstanding shares of Common Stock if such Person owned beneficially ten percent (10%) or more of the outstanding shares of Common Stock on the date of this Agreement (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and in the rules and regulations thereunder);

    (iii) Any Person, other than the Grantee or any subsidiary of the Grantee, shall have made a bona-fide proposal to the Issuer or its shareholders to engage in an Acquisition Transaction by public announcement or written communication that shall be or become the subject of public disclosure;

    (iv) After any Person other than the Grantee or any subsidiary of the Grantee has made a proposal to the Issuer or its shareholders to engage in an Acquisition Transaction, the Issuer shall have breached any covenant or obligation contained in Sections 5.01, 5.03, 5.04 or 5.05 of the Acquisition Agreement and such breach (A) would entitle the Grantee to terminate the Acquisition Agreement and (B) shall not have been remedied prior to the Notice Date (as defined in paragraph (g) below); or

    (v) Any Person other than the Grantee or any subsidiary of the Grantee, other than in connection with a transaction to which the Grantee has given its prior written consent, shall have filed an application or notice with the FDIC or Federal Reserve Board, as applicable, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

  (e) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any Person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in subparagraph (i) of paragraph (d) of this Section 2, except that the percentage referenced in clause (C) shall be 20% in lieu of ten percent (10%).

  (f) The Issuer shall notify the Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by the Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (g) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to the Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three (3) business days nor later than forty-five (45) business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of the FDIC or Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed; provided, however, that in no event shall the Closing be more than sixteen (16) months after the Notice Date, and if the Closing shall not have occurred within sixteen (16) months after the Notice Date due to the failure of the Holder to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive order to close.

  (h) At the Closing, the Holder shall pay to the Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Issuer, provided that failure or refusal of the Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

  (i) At such Closing, simultaneously with the delivery of immediately available funds as provided in paragraph (h) above, the Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to the Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

  (j) Certificates for the Common Stock delivered at a Closing hereunder may (in the sole discretion of the Issuer) be endorsed with a restrictive legend that shall read substantially as follows:

  "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE RULES OF THE FEDERAL DEPOSIT INSURANCE CORPORATION AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 18, 1997, A COPY OF WHICH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR."

  It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act and the rules of the FDIC in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to the Issuer copies of letters from the staff of the SEC and the staff of the FDIC, or an opinion of counsel, in form and substance reasonably satisfactory to the Issuer, to the effect that such legend is not required for purposes of the Securities Act and the rules of the FDIC; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and
(ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (k) Upon the giving by the Holder to the Issuer of the written notice of exercise of the Option provided for under paragraph (g) above, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to the Issuer, such Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. The Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  (l) At such time as the Option first becomes exercisable in accordance with the terms of this Agreement, the Issuer shall be obligated to pay a fee in the amount of $1,500,000.00 (the "Option Fee") to the Grantee. The Option Fee, which is intended to compensate the Grantee for the Issuer's inability to grant the Option for such amount of shares of Common Stock as is customary in transactions of the type provided for in the Acquisition Agreement, shall be payable by the Issuer to the Grantee by wire transfer of immediately available funds to an account designated by the Grantee within five business days after the Option becomes exercisable hereunder.

  3. The Issuer agrees (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without requiring the Issuer's stockholders to approve an increase in the number of authorized shares of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock, (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Issuer, and (c) promptly to take all action as may from time to time be required (including without limitation (i) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (ii) cooperating fully with any Holders in preparing any applications or notices required under the Bank Holding Company Act of 1956, as amended, or the Change in Bank Control Act of 1978, as amended, or any state banking law), in order to permit such Holders to exercise the Option and the Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

  4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of each Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the Holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute for all purposes and under all circumstances an additional contractual obligation on the part of the Issuer.

  5. (a) In addition to the adjustment in the number of Option Shares pursuant to Section 1 of this Agreement, the number of Option Shares shall be subject to adjustment from time to time as provided in this Section 5.

    (i) In the event of any change in the shares of Common Stock by reason of stock dividend, split-up, merger, recapitalization, subdivision, conversion, combination, exchange of shares or similar transaction, the type and number of Option Shares, and the Option Price therefor, shall be adjusted appropriately in accordance with subsection (b) of this Section 5, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares of Common Stock that Grantee would have held immediately after such event if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

    (ii) Issuer may make such increases in the number of Option Shares, in addition to those required under subsection (a)(i), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable, of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

    (b) Whenever the number of Option Shares is adjusted as provided in this
  Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which is equal to the number of Option Shares prior to the adjustment and the denominator of which is equal to the number of Option Shares after the adjustment.

  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, and provided that the Grantee is not precluded, pursuant to subsection (a) of Section 2 hereof, from exercising the Option, the Issuer shall, at the request of the Grantee delivered within thirty (30) days following such Subsequent Triggering Event (whether on the Grantee's own behalf or on the behalf of any subsequent Holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current, with respect to the Option and the Option Shares, a "shelf " registration statement under Rule 415 of the Securities Act or any successor provision, if registration of such is required under the Securities Act, otherwise such registration or equivalent statement as may be required under the rules of the FDIC, and in any event an offering circular if no such registration is required in order to enable the Grantee to comply with Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and the Issuer shall use all reasonable efforts to qualify such shares under any applicable state securities laws. The Issuer will use all reasonable efforts to cause any such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect sales or other dispositions of Option Shares. The Grantee shall have the right to demand two (2) such registrations or offerings. The foregoing notwithstanding, if, at the time of any request by the Grantee for registration or offering of the Option or Option Shares as provided above, the Issuer is in registration or other pre-offering process with respect to any underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the inclusion of the Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by the Issuer in such underwritten public offering, the number of shares represented by the Option and/or the number of Option Shares otherwise to be covered in the registration statement or offering circular contemplated hereby may be reduced; provided, however, that if such reduction occurs, then the Issuer shall file a registration or equivalent statement if required or otherwise prepare an appropriate offering circular for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by the Issuer for inclusion in any such registration or equivalent statement or offering circular to be filed or otherwise prepared hereunder. If requested by any such Holder in connection with such registration or offering, the Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer.

  7. (a) Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, and provided that the Grantee is not precluded, pursuant to subsection (a) of Section 2 hereof, from exercising the Option, (i) at the request of any Holder, delivered within thirty (30) days following such occurrence (or such later period as provided in Section 10), the Issuer or any successor shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised, plus, to the extent not previously reimbursed, the Grantee's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by, and the enforcement of the Grantee's rights under, the Acquisition Agreement, including without limitation legal, accounting and investment banking fees (the "Grantee's Out-of-Pocket Expenses"), and (ii) at the request of any owner of Option Shares from time to time (the "Owner"), delivered within thirty (30) days following such occurrence (or such later period as provided in Section 10), the Issuer shall repurchase such number of the Option Shares from such Owner as the Owner shall designate at a price per share ("Option Share Repurchase Price") equal to the greater of (A) the market/offer price and (B) the average exercise price per share paid by the Owner for the Option Shares so designated, plus, to the extent not previously reimbursed, the Grantee's Out-of-Pocket Expenses. The term "market/offer price" shall mean the highest of (w) the price per share of the Common Stock at which a tender offer or exchange offer therefor has been made, (x) the price per share of the Common Stock to be paid by any Person, other than the Grantee or a subsidiary of the Grantee, pursuant to an agreement with the Issuer of the kind described in Section 2(d)(i), (y) the highest closing price for shares of Common Stock within the shorter of the period from the date of this Agreement up to the date on which such required repurchase of Options or Option Shares, as the case may be, occurs or the six (6) month period immediately preceding the date of such required repurchase of Options or Option Shares, as the case may be, or (z) in the event of a sale of all or substantially all of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined in good faith by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of the Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined in good faith by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be, and reasonably acceptable to the Issuer.

  (b) Each Holder and Owner, as the case may be, may exercise its right to require the Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to the Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that such Holder or Owner elects to require the Issuer to repurchase this Option and/or Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within ten (10) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, the Issuer shall deliver or cause to be delivered to each Holder the Option Repurchase Price and/or to each Owner the Option Share Repurchase Price therefor or the portion thereof that the Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Option and/or the Option Shares in full, the Issuer shall immediately so notify each Holder and/or each Owner and thereafter deliver or cause to be delivered, from time to time, to such Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten (10) business days after the date on which the Issuer is no longer so prohibited; provided, however, that if the Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to any Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and the Issuer hereby undertakes to use all reasonable efforts to receive all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), such Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon the Issuer shall promptly
(i) deliver to such Holder and/or Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that the Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to such Holder, a new Stock Option Agreement evidencing the right of such Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to such Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

  8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or any subsidiary of Grantee, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger,
(ii) to permit any person, other than Grantee or a subsidiary of Grantee, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Common Stock shall, after such merger, represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or a subsidiary of Grantee, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (y) the Acquiring Corporation (as hereinafter defined) or (z) any person that controls the Acquiring Corporation.

  (b) The following terms have the meanings indicated:

    (i) The term "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets.

    (ii) The term "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (iii) The term "Assigned Value" shall mean the "market/offer price", as defined in Section 7.

    (iv) The term "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls such person, as the Holder may elect.

  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall, to the extent legally permissible, be as similar as possible to, and in no event less advantageous to the Holder than, the terms of the Option. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of the Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of Option Shares and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.99% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option (without giving effect to any shares of Substitute Common Stock issued pursuant to the Substitute Option) less the number of shares previously issued pursuant to the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.99% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). The difference in value shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders or the Owners, as the case may be.

  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation shall have assumed in writing all the obligations of Issuer hereunder.

  9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of the Substitute Common Stock for which the Substitute Option may then be exercised, plus the Grantee's Out-of-Pocket Expenses, and at the request of each owner (the "Substitute Share Owner") of shares of the Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price per share (the "Substitute Share Repurchase Price") equal to the greater of (y) the Highest Closing Price and (z) the average exercise price per share paid by the Substitute Share Owner for the Substitute Shares so designated, plus Grantee's Out-of-Pocket Expenses. The term "Highest Closing Price" shall mean the highest closing price for shares of the Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

  (b) Each Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that such Substitute Option Holder or Substitute Share Owner elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section
9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or the certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor, or the portion(s) thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in full, the Substitute Option Issuer shall immediately so notify each Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is, at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in part or in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

  10. The thirty (30) day period for exercise of certain rights under Sections 2, 6, 7 and 12 hereof shall be extended in each such case: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise, provided that notice of intent to exercise such rights shall be given to the Issuer within the requisite thirty (30) day period and the Grantee and the Holders shall use all reasonable efforts to promptly obtain all requisite approvals and cause the expiration of all requisite waiting periods.

  11. The Issuer hereby represents and warrants to the Grantee, as the Grantee hereby represents and warrants to the Issuers, as applicable, as follows:

    (a) The Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Issuer and no other corporate proceedings on the part of the Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Issuer. This Agreement is the valid and legally binding obligation of the Issuer.

    (b) The Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

    (c) The Grantee has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Grantee. This Agreement is the valid and legally binding obligation of the Grantee.

  12. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other Person, whether by operation of law or otherwise, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event and the Grantee is not precluded, pursuant to Section 2(a), from exercising the Option, the Grantee may, subject to the right of first refusal set forth in Section 13, assign, transfer or sell in whole or in part its rights and obligations hereunder within thirty (30) days following such Subsequent Triggering Event (or such later period as provided in Section 10).

  13. If at any time after the occurrence of a Subsequent Triggering Event and, with respect to shares of Common Stock or other securities acquired by the Grantee pursuant to an exercise of the Option, prior to the expiration of twenty-four (24) months after the expiration of the Option pursuant to Section 2(b), the Grantee shall desire to sell, assign, transfer or otherwise dispose of the Option, in whole or in part, or all or any of the shares of Common Stock or other securities acquired by the Grantee pursuant to the Option, the Grantee shall give the Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by the Grantee to the Issuer, which may be accepted within ten (10) business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which the Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or such shares or other securities by the Issuer shall be settled within ten (10) business days of the date of the acceptance of the offer and the purchase price shall be paid to the Grantee in immediately available funds, provided that, if prior notification to or approval, consent or waiver of the FDIC or Federal Reserve Board or any other regulatory authority is required in connection with such purchase, the Issuer shall promptly file the required notice or application for approval, consent or waiver and shall expeditiously process the same (and the Grantee shall cooperate with the Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (a) the required notification period has expired or been terminated or (b) such approval has been obtained and, in either event, any requisite waiting period shall have passed. In the event of the failure or refusal of the Issuer to purchase the Option or the shares or other securities, as the case may be, covered by an Offeror's Notice or if the FDIC or Federal Reserve Board or any other regulatory authority disapproves the Issuer's proposed purchase of the Option or such shares or other securities, the Grantee may, within sixty (60) days following the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval, or waiting periods), sell all, but not less than all, of the portion of the Option (which may be one hundred percent (100%)) or such shares or other securities, as the case may be, proposed to be transferred to the proposed transferee identified in the Offeror's Notice at no less than the price specified and on terms no more favorable to the proposed transferee than those set forth in the Offeror's Notice. The requirements of this Section 13 shall not apply to (i) any disposition of the Option or any shares of Common Stock or other securities by a Person to whom the Grantee has assigned its rights under the Option with the prior written consent of the Issuer, (ii) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably ensure that no purchaser will own securities representing more than two percent (2%) of the outstanding shares of Common Stock of the Issuer or (iii) any transfer to a direct or indirect wholly-owned subsidiary of the Grantee which agrees in writing to be bound by the terms hereof.

  14. Notwithstanding anything to the contrary herein, in the event that the Holder or Owner or any Related Person thereof (as hereinafter defined) is a person making an offer or proposal to engage in an Acquisition Transaction (other than the transaction contemplated by the Acquisition Agreement), then
(i) in the case of a Holder or any Related Person thereof, the Option held by it shall immediately terminate and be of no further force or effect, and (ii) in the case of an Owner or any Related Person thereof, the Option Shares held by it shall, at the Issuer's election, be immediately repurchasable by Issuer at the Option Price. For purposes of this Agreement, a Related Person of a Holder or Owner means any Affiliate (as defined in Rule 12b-2 of the rules and regulations under the Exchange Act) of the Holder or Owner and any person that is required to file a Schedule 13D or Form F-11 or other analogous schedule or form under the applicable rules of the FDIC with the Holder or Owner with respect to shares of Common Stock or options to acquire the Common Stock.

  15. Each of the Grantee and the Issuer will use all reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the FDIC or the Federal Reserve Board, as applicable, for approval to acquire the shares issuable hereunder.

  16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or the Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Sections l(b) or 5 hereof), it is the express intention of the Issuer to allow the Holder to acquire or to require the Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Acquisition Agreement.

  19. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  21. Except as otherwise expressly provided herein or in the Acquisition Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  22. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Acquisition Agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed as a sealed instrument on its behalf by its officers thereunder duly authorized, all as of the day and year first above written.

                                          Glastonbury Bank and Trust Company

                                          By: _________________________________
                                             J. Gilbert Soucie
                                             President and Chief Executive
                                              Officer

                                          SIS Bancorp, Inc.

                                          By: _________________________________
                                             F. William Marshall, Jr.
                                             President and Chief Executive
                                             Officer

                                                   Exhibit C-1 to Agreement and
                                                         Plan of Reorganization

                                          August 18, 1997

Glastonbury Bank and Trust Company
2461 Main Street
Glastonbury, Connecticut 06033

Ladies and Gentlemen:

  Each of the undersigned (each a "Stockholder" and collectively the "Stockholders") beneficially owns and has sole or shared voting power with respect to the number of shares of the common stock, par value $0.01 per share (the "Shares"), of SIS Bancorp, Inc., a Massachusetts corporation (the "Buyer"), indicated opposite each such Stockholder's name on Schedule 1 attached hereto.

  Simultaneously with the execution of this letter agreement, the Buyer and Glastonbury Bank and Trust Company (the "Seller") are entering into an Agreement and Plan of Reorganization (the "Acquisition Agreement") providing, among other things, for the acquisition of Seller by Buyer by means of the merger of an interim bank, to be organized as a wholly owned subsidiary of the Buyer, with and into Seller (the "Acquisition"). Each of the undersigned understands that the Seller has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Acquisition Agreement and the subsequent actions necessary to consummate the transactions contemplated by the Acquisition Agreement.

  In consideration of, and as a condition to, the Seller's entering into the Acquisition Agreement, and in consideration of the expenses incurred and to be incurred by the Seller in connection therewith, each of the Stockholders and the Seller agree as follows:

  1. Each Stockholder, while this letter agreement is in effect, shall vote or cause to be voted all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired, at any meeting of the Seller's stockholders that may be called and held following the date hereof, for the approval of the Acquisition, as contemplated under the Acquisition Agreement.

  2. Each Stockholder represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each Stockholder further represents that this letter agreement (assuming this letter agreement constitutes a valid and binding agreement of the Seller) constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as may be set forth in Schedule 1, each Stockholder represents that such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on said Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares.

  3. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (a) the consummation of the Acquisition or (b) the termination of the Acquisition Agreement in accordance with Article VIII thereof.

  4. Each Stockholder has signed this letter agreement intending to be bound hereby. Each Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against such Stockholder. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

  5. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

  6. No waivers of any breach of this letter agreement extended by the Seller to any Stockholder shall be construed as a waiver of any rights or remedies of the Seller with respect to any other Stockholder with respect to Shares held by such other Stockholder or with respect to any subsequent breach of the first referenced Stockholder or any other Stockholder hereunder.

  7. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

  If the foregoing accurately reflects your understanding of the subject matter intended to be contained herein, please confirm our agreement by signing this letter where indicated below.

Very truly yours,

_____________________________________     _____________________________________
Sr. Mary Caritas                          John M. Naughton

_____________________________________     _____________________________________
William B. Hart, Jr.                      Thomas O'Brien

_____________________________________     _____________________________________
Charles L. Johnson                        Stephen A. Shatz

_____________________________________
F. William Marshall, Jr.

AGREED TO AND ACCEPTED BY AS
OF THE DATE FIRST ABOVE WRITTEN

GLASTONBURY BANK AND TRUST COMPANY

By: _________________________________
  J. Gilbert Soucie
  President and Chief Executive Officer

                                  SCHEDULE I

   NAME OF                                  NUMBER OF SHARES       SHARES
 STOCKHOLDER                               BENEFICIALLY OWNED SUBJECT TO PLEDGE
 -----------                               ------------------ -----------------
Sr. Mary Caritas..........................        6,715              -0-
William B. Hart, Jr.......................        6,120             6,120
Charles L. Johnson........................        9,840              -0-
F. William Marshall, Jr...................      115,034            20,772
John M. Naughton..........................       19,000              -0-
Thomas O'Brien............................        8,520              -0-
Stephen A. Shatz..........................       20,790              -0-
                                                -------
  Total...................................      186,019*

--------
* Includes 78,560 shares subject to vested stock options (Caritas: 2,640;
  Hart: 1,320; Johnson: 2,640; Marshall: 64,000; Naughton: 4,000; O'Brien:
  1,320; Shatz: 2,640)

                                                   Exhibit C-2 to Agreement and
                                                         Plan of Reorganization

                                          August 18, 1997

SIS Bancorp, Inc.
1441 Main Street
Springfield, Massachusetts 01103

Ladies and Gentlemen:

  Each of the undersigned (each a "Stockholder" and collectively the "Stockholders") beneficially owns and has sole or shared voting power with respect to the number of shares of the common stock, par value $2.50 per share (the "Shares"), of Glastonbury Bank and Trust Company, a Connecticut bank and trust company (the "Seller"), indicated opposite each such Stockholder's name on Schedule 1 attached hereto.

  Simultaneously with the execution of this letter agreement, SIS Bancorp, Inc. (the "Buyer") and the Seller are entering into an Agreement and Plan of Reorganization (the "Acquisition Agreement") providing, among other things, for the acquisition of Seller by Buyer by means of the merger of an interim bank, to be organized as a wholly owned subsidiary of the Buyer, with and into Seller (the "Acquisition"). Each of the undersigned understands that the Buyer has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Acquisition Agreement and the subsequent actions necessary to consummate the transactions contemplated by the Acquisition Agreement.

  In consideration of, and as a condition to, the Buyer's entering into the Acquisition Agreement, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, each of the Stockholders and the Buyer agree as follows:

  8. Each Stockholder, while this letter agreement is in effect, shall vote or cause to be voted all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired, at any meeting of the Seller's stockholders that may be called and held following the date hereof, for the approval of the Acquisition, as contemplated under the Acquisition Agreement, and shall vote or cause to be voted all such Shares, at any such meeting or any other meeting of the Seller's stockholders following the date hereof, against the approval of any other agreement or proposal providing for a merger, acquisition, consolidation, sale of all or substantially all of the assets or other business combination of the Seller or any of its subsidiaries with any person or entity other than the Buyer or any subsidiary of the Buyer.

  9. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 4 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired, except (a) transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) transfers pursuant to any pledge agreement (subject to the pledgee agreeing in writing to be bound by the terms of this letter agreement), (c) transfers, in connection with estate planning purposes, to members of such Stockholder's immediate family, trusts or charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this letter agreement, and (d) as the Buyer may otherwise agree in its sole discretion. The Buyer shall have the option to elect to have any existing certificates representing Shares subject to this letter agreement canceled and reissued bearing the following legend:

    "THIS CERTIFICATE, AND THE SHARES REPRESENTED HEREBY, ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A VOTING AGREEMENT BY AND BETWEEN SIS BANCORP, INC. AND THE BENEFICIAL OWNER OF THESE SHARES AND MAY BE TRANSFERRED ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF SIS BANCORP, INC."

  10. The agreements contained herein are intended to relate to restrictions on transferability and to continue only for such time as may reasonably be necessary to obtain all necessary approvals, including all necessary shareholder and governmental approvals, of the Acquisition and all other transactions contemplated by the Acquisition Agreement, and, in any event, will terminate coincident with termination of the Acquisition Agreement.

  11. Each Stockholder represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each Stockholder further represents that this letter agreement (assuming this letter agreement constitutes a valid and binding agreement of the Buyer) constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as may be set forth in Schedule 1, each Stockholder represents that such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on said Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares.

  12. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of
(a) the consummation of the Acquisition or (b) the termination of the Acquisition Agreement in accordance with Article VIII thereof.

  13. Each Stockholder has signed this letter agreement intending to be bound hereby. Each Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against such Stockholder, subject to approval of this Agreement by the Banking Commissioner of the State of Connecticut (the "Commissioner"). Each Stockholder shall cooperate with Buyer and take all necessary and appropriate action, and otherwise use his or her best efforts, to obtain such approval of the Commissioner; provided, however, that nothing herein shall require the Stockholder to pay any fees or expenses, or expend any significant time, or assume any significant obligation in connection with such cooperation. Each Stockholder acknowledges and agrees that any breach by such Stockholder of any of the terms of this Agreement prior to the Commissioner's approval hereof shall be deemed to be a breach of this Agreement, and Buyer shall be entitled to enforce its rights to the fullest extent provided hereunder with respect to such breach at any time following the Commissioner's approval of this Agreement. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

  14. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

  15. No waivers of any breach of this letter agreement extended by the Buyer to any Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any other Stockholder with respect to Shares held by such other Stockholder or with respect to any subsequent breach of the first referenced Stockholder or any other Stockholder hereunder.

  16. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

  If the foregoing accurately reflects your understanding of the subject matter intended to be contained herein, please confirm our agreement by signing this letter where indicated below.

Very truly yours,

_____________________________________     _____________________________________
Loren J. Andreo                           Mark A. Sheptoff

_____________________________________     _____________________________________
Ronald E. Bourbeau                        J. Gilbert Soucie

_____________________________________     _____________________________________
Camille S. Bushnell                       James Uccello

_____________________________________     _____________________________________
John J. Carson                            Charles Balocca

_____________________________________     _____________________________________
Alden A. Ives                             Wayne F. Patenaude

_____________________________________     _____________________________________
Harvey A. Katz                            David B. Rowley

_____________________________________
Grace C. Nome

AGREED TO AND ACCEPTED BY AS
OF THE DATE FIRST ABOVE WRITTEN

SIS BANCORP, INC.

By: _________________________________
  F. William Marshall, Jr.
  President and Chief Executive
   Officer

                                   SCHEDULE I

   NAME OF                                  NUMBER OF SHARES       SHARES
 STOCKHOLDER                               BENEFICIALLY OWNED SUBJECT TO PLEDGE
 -----------                               ------------------ -----------------
Loren J. Andreo...........................       78,591              -0-
Ronald E. Bourbeau........................      179,823            128,000
Camille S. Bushnell.......................        1,190              -0-
John J. Carson............................          185              -0-
Alden A. Ives.............................       11,944              -0-
Harvey A. Katz............................       80,084              -0-
Grace C. Nome.............................          691              -0-
Mark A. Sheptoff..........................        5,456              -0-
J. Gilbert Soucie.........................       54,310              -0-
James Uccello.............................        2,059              -0-
Charles Balocca...........................        2,000              -0-
Wayne F. Patenaude........................        2,289              -0-
David B. Rowley...........................        1,000              -0-
                                                -------
  Total...................................      419,622

                                                     Exhibit D to Agreement and
                                                         Plan of Reorganization

                     FORM OF SELLER AFFILIATE'S AGREEMENT

                                                       , 1997

SIS Bancorp, Inc.
1441 Main Street
Springfield, Massachusetts 01103

Ladies and Gentlemen:

  I have been advised that, as of the date hereof, I may be deemed to be an "affiliate" of Glastonbury Bank and Trust Company ("Seller"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. In accordance with the terms of that certain Agreement and Plan of Reorganization, dated as of August 18, 1997 (the "Agreement"), by and between SIS Bancorp, Inc. ("Buyer") and Seller and pursuant to that certain Agreement and Plan of
Merger, dated as of      , 1997, by and among Buyer, Seller and SIS Interim
Bank ("Merger Subsidiary"), a direct subsidiary of Buyer, Merger Subsidiary will be merged with and into Seller (the "Merger").

  As a result of the Merger, I may receive shares of the common stock of Buyer, par value $0.01 per share ("Buyer Common Stock"). I would receive such shares of Buyer Common Stock in exchange for shares of the common stock of Seller, par value $2.50 per share ("Seller Common Stock"), held by me immediately prior to the consummation of the Merger.

  I represent, warrant and covenant to Buyer that, in the event I receive any shares of Buyer Common Stock as a result of the Merger:

  1. I shall not make any sale, transfer or other disposition of such shares of Buyer Common Stock in violation of the Act or the Rules and Regulations.

  2. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Buyer Common Stock to the extent I felt necessary, with my counsel or counsel for Seller.

  3. I have been advised that the issuance of shares of Buyer Common Stock to me in accordance with the terms of the Agreement has been registered with the Commission under the Act. However, I have also been advised that, since, at the time the Merger was submitted for a vote of the stockholders of Seller, I may be deemed to have been an affiliate of Seller, and that the distribution by me of shares of Buyer Common Stock has not been registered under the Act, that I may not sell, transfer or otherwise dispose of any shares of Buyer Common Stock issued to me following the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

  4. I understand that Buyer is under no obligation to register the sale, transfer or other disposition of shares of Buyer Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

  5. I also understand that stop transfer instructions will be given to Buyer's transfer agents with respect to the Buyer Common Stock and that there will be placed on the certificates for the shares of Buyer Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applied. The shares represented by this certificate may only be transferred in
  accordance with the terms of an agreement dated as of      , 1997, between
  the registered holder hereof and [BUYER], a copy of which agreement is on file at the principal offices of [BUYER]."

  6. I also understand that, unless the transfer by me of any shares of Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Buyer reserves the right to put the following legend on the certificates issued to my transferee:

    "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

  It is understood and agreed that the legends set forth in paragraphs 5 and 6 above shall be removed by delivery of substitute certificates without such legends if the undersigned shall have delivered to Buyer a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonable satisfactory to Buyer, to the effect that such legend is not required for purposes of the Act, or upon the expiration of the relevant time periods under Rule 145 (the expiration thereof having been demonstrated by the holder of the shares evidenced by such legended certificate(s) to the reasonable satisfaction of Buyer).

  I further represent to and covenant with Buyer that I will not, within the thirty (30) days prior to the Closing Date (as defined in the Agreement), sell, transfer or otherwise dispose of any shares of Seller Common Stock or shares of the capital stock of Buyer held by me and that I will not sell, transfer or otherwise dispose of any shares of Buyer Common Stock received by me in the Merger or other shares of the capital stock of Buyer until after such time as results covering at least 30 days of combined operations of Seller and Buyer have been published by Buyer, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations.

                                          Very truly yours,

                                          _____________________________________

Accepted this   day of      , 1997, by

SIS BANCORP. INC.

By: _________________________________
  Name:
  Title:

                                                     Exhibit E to Agreement and
                                                         Plan of Reorganization

                      FORM OF OPINION OF SELLER'S COUNSEL

      [STANDARD PREFATORY LANGUAGE, INCLUDING AGREED-UPON QUALIFICATIONS
                         AND ASSUMPTIONS, TO BE ADDED]

  1. Seller is a bank and trust company duly organized, validly existing and in good standing under the laws of the State of Connecticut. Seller has the corporate power and authority to own, lease or operate all of its properties and assets and to conduct the business in which it is currently engaged. The deposits of Seller are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to the maximum allowable limit, and, to the best of our knowledge, there are no pending or threatened proceedings for the termination of such insurance.

  2. Seller has full power, capacity and authority to enter into the Agreement and the Bank Merger Agreement and to perform its obligations thereunder.

  3. The authorized capital stock of Seller consists of 2,000,000 shares of common stock, par value $2.50 per share ("Seller Common Stock"), and no shares of preferred stock. As of the date hereof, there are 1,829,920 shares of Seller Common Stock issued and outstanding, all of which have been validly issued and are fully paid and nonassessable.

  4. The execution and delivery of the Agreement and the Bank Merger Agreement by the Seller and the performance by the Seller of its obligations thereunder have been duly authorized by all requisite corporate authorizations and approvals, including stockholder approval, required on the part of the Seller.

  5. Each of the Agreement and the Bank Merger Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms.

  6. The execution and delivery of the Agreement and the Bank Merger Agreement by the Seller does not, and the consummation by the Seller of the transactions contemplated thereby, including without limitation the Acquisition Merger, and the performance by the Seller of its obligations thereunder will not violate
(a) any provision of the certificate of incorporation and bylaws of the Seller, (b) any provision of the laws or regulations of the State of Connecticut or of federal law or regulations applicable to the Seller or any of its subsidiaries, or (c) any decree, judgment or order, or material agreement or instrument known to us, to which the Seller is a party or by which it or any of its properties or assets is bound or affected.

  7. Except for consents, waivers or approvals of, notices to, or filings with, governmental agencies or authorities required to be obtained, given or filed by the Seller, as set forth in Section 4.04 of the Agreement, all of which have been obtained or made, no approval or consent or other action by, and no notice or filing with, any governmental agency or authority is required under any provision of federal law or the laws of the State of Connecticut as a condition to the valid execution and delivery by the Seller of the Agreement and the Bank Merger Agreement and the performance by the Seller of its obligations thereunder. Except as disclosed in Section 4.04 of the Seller Disclosure Schedule, there are no consents or approvals of, or notices to, any nongovernmental third parties known to us to be required of the Seller, the absence of which would have a Material Adverse Effect on the Seller after the Effective Time or would otherwise deprive the Buyer of any material benefit under or contemplated by the Agreement.

  8. We are not aware of any litigation pending or threatened against either the Seller or any of its subsidiaries which questions the legality, validity or propriety of the Agreement or the Bank Merger Agreement or of any action taken or to be taken by the Seller pursuant to the terms thereof.

  9. The Proxy Statement filed by the Seller with the FDIC pursuant to Section
5.04 of the Agreement complies as to form in all material respects with the requirements of the Exchange Act (except as to any financial statements and other financial, accounting and statistical data included or incorporated by reference therein and the information included or incorporated by reference therein which relates to the Buyer and its subsidiaries, as to which we express no opinion).

  In addition, we have participated in conferences with officers and other representatives of the Seller and representatives of the Buyer, at which the contents of the Proxy Statement and the Buyer Registration Statement and related matters were discussed and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement or the Buyer Registration Statement and have not made any independent check or verification thereof, on the basis of the foregoing, no facts have come to our attention that lead us to believe that the Buyer Registration Statement, as of the time it became effective, or the Proxy Statement, as of the date of the special meeting of stockholders of the Seller to which it relates, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that we express no view with respect to the financial statements, notes, schedules and other financial, accounting and statistical data, and any information related to the Buyer and its subsidiaries, included in the Buyer Registration Statement or the Proxy Statement.

                                                     Exhibit F to Agreement and
                                                         Plan of Reorganization

                      FORM OF OPINION OF BUYER'S COUNSEL

      [STANDARD PREFATORY LANGUAGE, INCLUDING AGREED-UPON QUALIFICATIONS
                         AND ASSUMPTIONS, TO BE ADDED]

  1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Buyer has the corporate power and authority to own, lease or operate all of its properties and assets and to conduct the business in which it is currently engaged. Merger Subsidiary has been organized as an interim bank in accordance with
Section   of the General Statutes of the State of Connecticut.

  2. Buyer has full power, capacity and authority to enter into the Agreement and the Bank Merger Agreement and to perform its obligations thereunder. Merger Subsidiary has full power, capacity and authority to enter into the Bank Merger Agreement and to perform its obligations thereunder.

  3. The authorized capital stock of Buyer consists of 25,000,000 shares of common stock, par value $0.01 per share ("Buyer Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share ("Buyer Preferred
Stock"). As of      , 1997, there were      shares of Buyer Common Stock
issued and outstanding and no shares of Buyer Preferred Stock issued or outstanding. All of the shares of Buyer Common Stock to be issued upon the Effective Time will be validly issued, fully paid and nonassessable. The authorized capital stock of Merger Subsidiary immediately prior to the
Effective Time consisted of      shares of common stock, par value $   per
share, and no shares of preferred stock, all of which shares of common stock were held at such time by Buyer.

  4. The execution and delivery of the Agreement and the Bank Merger Agreement by the Buyer and Merger Subsidiary, as applicable, and the performance by the Buyer and Merger Subsidiary of their respective obligations thereunder have been duly authorized by all requisite corporate authorizations and approvals, including stockholder approvals, required on the part of both the Buyer and Merger Subsidiary.

  5. Each of the Agreement and the Bank Merger Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms. The Bank Merger Agreement has been duly executed and delivered by Merger Subsidiary and constitutes the valid and binding obligation of Merger Subsidiary and is enforceable against Merger Subsidiary in accordance with its terms.

  6. The execution and delivery of the Agreement and the Bank Merger Agreement by the Buyer and Merger Subsidiary, as applicable, does not, and the consummation by the Buyer and Merger Subsidiary of the transactions contemplated thereby, including without limitation the Acquisition Merger, and the performance by the Buyer and Merger Subsidiary of their respective obligations thereunder will not violate (a) any provision of the articles of organization and bylaws of the Buyer, (b) any provision of the laws or regulations of the Commonwealth of Massachusetts or of federal law or regulations applicable to the Buyer or any of its subsidiaries, or (c) any decree, judgment or order, or material agreement or instrument known to us, to which the Buyer is a party or by which it or any of its properties or assets is bound or affected.

  7. Except for consents, waivers or approvals of, notices to, or filings with, governmental agencies or authorities required to be obtained, given or filed by the Buyer, as set forth in Section 3.04 of the Agreement, all of which have been obtained or made, no approval or consent or other action by, and no notice or filing with, any governmental agency or authority is required under any provision of federal law or the laws of the Commonwealth of Massachusetts as a condition to the valid execution and delivery by the Buyer and Merger Subsidiary of the Agreement and the Bank Merger Agreement, as applicable, and the performance by the Buyer and Merger Subsidiary of their respective obligations thereunder. There are no consents or approvals of, or notices to, any nongovernmental third parties known to us to be required of the Buyer, the absence of which would have a Material Adverse Effect on Buyer after the Effective Time.

  8. We are not aware of any litigation pending or threatened against the Buyer or any of its subsidiaries which questions the legality, validity or propriety of the Agreement or the Bank Merger Agreement or of any action taken or to be taken by the Buyer or Merger Subsidiary pursuant to the terms thereof.

  9. The Proxy Statement and Buyer Registration Statement filed by the Buyer with the SEC pursuant to Section 5.04 of the Agreement complies as to form in all material respects with the requirements of the Exchange Act (except as to any financial statements and other financial, accounting and statistical data included or incorporated by reference therein and the information included or incorporated by reference therein which relates to the Seller and its subsidiaries, as to which we express no opinion).

  In addition, we have participated in conferences with officers and other representatives of the Buyer and representatives of the Seller, at which the contents of the Proxy Statement and the Buyer Registration Statement and related matters were discussed and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Proxy Statement or the Buyer Registration Statement and have not made any independent check or verification thereof, on the basis of the foregoing, no facts have come to our attention that lead us to believe that the Buyer Registration Statement, as of the time it became effective, or the Proxy Statement, as of the date of the special meeting of stockholders of the Buyer to which it relates, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that we express no view with respect to the financial statements, notes, schedules and other financial, accounting and statistical data, and any information related to the Seller and its subsidiaries, included in the Buyer Registration Statement or the Proxy Statement.

                                                            Appendix B to Joint
                                                    Proxy Statement--Prospectus

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of September 12, 1997 (this "Plan of Merger") by and among SIS Bancorp Inc., a Massachusetts corporation (the "Buyer"), Glastonbury Bank and Trust Company, a Connecticut bank and trust company (the "Seller"), and SIS Interim Bank, a Connecticut interim bank and a direct subsidiary of the Buyer (the "Merger Subsidiary"). The Seller and the Merger Subsidiary are hereinafter sometimes collectively referred to as the "Constituent Corporations".

  This Plan of Merger is being entered into pursuant to an Agreement and Plan of Reorganization, dated as of August 18, 1997 (the "Agreement"), between the Buyer and the Seller.

  All capitalized terms used herein without definition are used with the meanings ascribed thereto in the Agreement.

  In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  1.01 Surviving Corporation. In accordance with the provisions of this Plan of Merger and the Banking Laws of Connecticut, as set forth in Title 36A of the Connecticut General Statutes (the "BLC"), at the Effective Time (as hereinafter defined), the Merger Subsidiary shall be merged with and into the Seller (the "Merger"), and the separate corporate existence of the Merger Subsidiary shall cease. The Seller shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Connecticut. The name of the Surviving Corporation shall be "Glastonbury Bank and Trust Company".

  1.02 Purposes of Surviving Corporation. As of the Effective Time, the purposes of the Surviving Corporation shall continue to be as stated in the Certificate of Incorporation of the Seller immediately prior to the Effective Time.

  1.03 Authorized Capital Stock of Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be authorized to issue that number of shares of capital stock that the Seller is authorized to issue immediately prior to the Effective Time, which, in accordance with the terms of Seller's Certificate of Incorporation, as amended and in effect on the date hereof, shall be two million (2,000,000) shares of common stock, par value $2.50 per share.

  1.04 Description of Classes of Stock. As of the Effective Time, each class or series of capital stock of the Surviving Corporation shall have the same par value, preferences, voting powers, qualifications, special or relative rights or privileges as such class or series of capital stock of the Seller possessed immediately prior to the Effective Time.

  1.05 Effect of the Merger.

    (a) At the Effective Time, all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations and all of their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed, and all claims, demands, property and other interest shall be the property of the Surviving Corporation, and the title to all real estate vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corporation.

    (b) From and after the Effective Time, the rights of creditors or any liens upon property of any Constituent Corporation shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such corporation, or any stockholder, director, or officer thereof, be released or impaired by the Merger, but the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Constituent Corporations in the same manner and to the same extent as if the Surviving Corporation had itself incurred such liabilities or obligations. The stockholders, directors, and officers of the Constituent Corporations shall continue to be subject to all liabilities, claims and demands existing against them as such at or before the Merger. No action or proceeding then pending before any court or tribunal of the State of Connecticut or otherwise in which any Constituent Corporation is a party, or in which any such stockholder, director, or officer is a party, shall abate or be discontinued by reason of the Merger, but any such action or proceeding may be prosecuted to final judgment as though no merger had taken place, or the Surviving Corporation may be substituted as a party in place of any Constituent Corporation by the court in which such action or proceeding is pending. Any judgment rendered against any Constituent Corporation may be enforced against the Surviving Corporation.

  1.06 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Seller or the Merger Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or to otherwise carry out this Plan of Merger, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or to otherwise carry out this Plan of Merger.

  1.07 Certificate of Incorporation. The Certificate of Incorporation and By-Laws of the Seller, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation and, subject to the rights of the Buyer as the sole stockholder, shall thereafter continue to be its Certificate of Incorporation and By-Laws until amended as provided therein or by law. A copy of the proposed Certificate of Incorporation of the Surviving Corporation, which shall be Seller's Certificate of Incorporation, as amended and in effect on the date hereof, is attached hereto as Exhibit A.

  1.08 Directors and Officers. At the Effective Time, subject to the rights of the Buyer as the sole stockholder, the Board of Directors of the Surviving Corporation shall consist of those persons comprising the Board of Directors of the Seller immediately prior to the Effective Time plus one additional person as shall be designated by the Buyer prior to the Effective Time and the officers of the Surviving Corporation shall consist of those persons serving as officers of the Seller immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. In accordance with the Certificate of Incorporation of the Surviving Corporation, the Board of Directors of the Surviving Corporation shall consist of not less than nine nor more than fifteen directors.

  1.09 Main Office. At the Effective Time, the main office of the Surviving Corporation shall be located at 2461 Main Street, Glastonbury, Connecticut.

  1.10 Effective Time; Conditions. If all of the conditions precedent set forth in Article VI of the Agreement have been satisfied or waived, and this Plan of Merger is not terminated under Section 3.01 hereof, this Plan of Merger shall be filed and recorded pursuant to the BLC. The Merger shall become effective at, and the Effective

Time shall be, the close of business on the date of such filing (such date and time is herein referred to as the "Effective Time").

  1.11 Dissenters' Rights. Notwithstanding anything in this Plan of Merger to the contrary and unless otherwise provided by applicable law, the shares of common stock of the Seller which are issued and outstanding immediately prior to the Effective Time and which are owned by stockholders who, pursuant to the BLC and Sections 33-855 to 33-872 of the Connecticut Business Corporations Act (the "CBCA"), (a) deliver to the Seller, before the taking of the vote of the Seller's stockholders on the Merger, written demand for the appraisal of their shares, if the Merger is effected, and (b) whose shares are not voted in favor of the Merger (the "Dissenting Shares"), shall not be converted into and become a right to receive the Merger Consideration (as such term is defined in Section 2.01(b) below) in accordance with the terms of this Plan of Merger, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their right of appraisal and payment under applicable laws. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of the Seller's common stock held by such holder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration in accordance with the terms of this Plan of Merger.

                                  ARTICLE II

                             CONVERSION OF SHARES

  2.01 Effect on Outstanding Shares.

    (a) Merger Subsidiary Common Stock. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock of the Merger Subsidiary, par value $1.00 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time (the number of which shares is anticipated to be 1,000), shall become and be converted into one (1.00) share of common stock of the Surviving Corporation, par value $2.50 per share ("Surviving Corporation Common Stock"). Each certificate which immediately prior to the Effective Time represented outstanding shares of the Merger Subsidiary Common Stock shall on and after the Effective Time be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which the shares of Merger Subsidiary Common Stock represented by such certificate shall have been converted in accordance with this Section 2.01(a).

    (b) Seller Common Stock. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock of Seller, par value $2.50 per share ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any such shares held either directly or indirectly by the Buyer (other than Trust Account Shares and DPC Shares) or held as treasury stock by Seller, which in either case shall be canceled, retired and cease to exist, and for which no payment hereunder shall be made, shall become and be converted into and become exchangeable for 0.740 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") (together with the number of Buyer Rights or fraction thereof associated therewith). Notwithstanding the foregoing, however, if the Average Closing Price (as such term is defined below) is less than $25.00 per share (the "Minimum Price"), then Seller shall have the right to terminate the Agreement pursuant to Section 8.01(g) of the Agreement, unless Buyer elects, in its sole discretion, to adopt as the Exchange Ratio the Adjusted Exchange Ratio (as such term is defined below). For purposes of this Plan of Merger, (i) "Average Closing Price" shall mean the average of the closing bid prices of shares of Buyer Common Stock as reported on the Nasdaq Stock Market-National Market system composite transactions reporting system for the twenty consecutive trading days (the "Valuation Period") ending on the fifth business day prior to the Closing Date, (ii) "Merger Consideration" shall mean the shares of Buyer Common Stock that holders of Seller Common Stock are entitled to receive hereunder and (iii) "Adjusted Exchange Ratio" shall mean that number, rounded to the nearest thousandth, determined by dividing $18.50 by the Average Closing Price. Each certificate which immediately prior to the Effective

  Time represented outstanding shares of Seller Common Stock shall on and after the Effective Time be deemed for all purposes to represent the Merger Consideration into which the shares of Seller Common Stock represented by such certificate shall have been converted pursuant to this Section 2.01(b).

    (c) Dissenting Shares. No conversion under Section 2.01(b) hereof shall be made with respect to the Dissenting Shares (as such term is defined in Section 1.10 above), if any; provided, however, that (i) each Dissenting Share outstanding immediately prior to the Effective Time and held by a Seller stockholder who shall, at any time, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the applicable provisions of the CBCA, shall be deemed to be converted into and become a right to receive, as of the Effective Time, the Merger Consideration in accordance with Section 2.01(b) hereof.

  2.02 Anti-Dilution. In the event that, subsequent to the date of this Plan of Merger but prior to the Effective Time, the outstanding shares of either the Buyer Common Stock or the Seller Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Buyer's or Seller's capitalization, as the case may be, other than pursuant to the Agreement (a "Recapitalization"), then an appropriate and proportionate adjustment shall be made to the Exchange Ratio so that each holder of the Seller Common Stock shall receive under Section 2.01(b) hereof the number of shares of the Buyer Common Stock (except for fractional shares) that such holder would have held immediately following the Recapitalization if the Merger had occurred immediately prior to the Recapitalization or the record date therefor, as applicable.

  2.03 Exchange Procedures.

    (a) Certificates which represent shares of the Seller Common Stock that are outstanding immediately prior to the Effective Time (a "Certificate") and are converted into the Merger Consideration pursuant to this Article II shall, after the Effective Time, be deemed to represent the Merger Consideration into which such shares have been converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of the Buyer Common Stock into which such shares have been converted.

    (b) As promptly as practicable after the Effective Time, the Buyer shall send to each holder of record of shares of the Seller Common Stock outstanding at the Effective Time transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of such Certificates to the Exchange Agent) for use in exchanging the Certificates for such shares for the Merger Consideration into which such shares of the Seller Common Stock have been converted pursuant to this Article II. Upon surrender of a Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate for the number of shares of the Buyer Common Stock to which such holder is entitled pursuant to Section 2.01(b) hereof, and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Time with respect to the Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time, subject to Section 2.03(e) below, such holder shall receive all dividends and distributions, without interest thereon, previously payable but withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books of the Seller of shares of the Seller Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of this Article II. If, after the Effective Time, Certificates are presented for transfer to the Seller, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof as determined in accordance with the provisions and procedures set forth in this Article II.

    (c) In lieu of the issuance of fractional shares of the Buyer Common Stock pursuant to the applicable provisions of Section 2.01(b) above, cash adjustments, without interest, will be paid to the holders of the Seller Common Stock in respect of any fractional share that would otherwise be issuable and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by the Average Closing Price (rounded up to the nearest cent). For purposes of determining whether, and in what amounts, a particular holder of the Seller Common Stock would be entitled to receive cash adjustments under this Section 2.03(c), shares of record held by such holder and represented by two or more Certificates shall be aggregated.

    (d) After the Effective Time, holders of the Seller Common Stock shall cease to be, and shall have no rights as, stockholders of the Seller, other than (i) to receive the Merger Consideration into which such shares have been converted or fractional share payments pursuant to the provisions hereof and (ii) the rights afforded to any holder of Dissenting Shares under applicable provisions of the CBCA.

    (e) Notwithstanding any of the foregoing, neither the Buyer nor the Seller nor any other person shall be liable to any former holder of shares of the Seller Common Stock for any shares or any dividends or distributions with respect thereto or any other cash amounts properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) In the event any Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Buyer of appropriate and customary indemnification, the Buyer will deliver, in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any fractional share payment deliverable in respect of such Certificate as determined in accordance with this Article II.

    (g) If any Merger Consideration is to be delivered in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the deliver thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including, but not limited to that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company, member firm of the New York Stock Exchange or other eligible guarantor institution), and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                                  ARTICLE III

                           Amendment and Termination

  3.01 Termination. Notwithstanding the approval and adoption of this Plan of Merger by the stockholders of the Seller and Merger Subsidiary, this Plan of Merger shall terminate forthwith in the event that the Agreement shall be terminated as therein provided. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become null and void and there shall be no liability on the part of any of the parties hereto except as otherwise provided in the Agreement.

  3.02 Amendment. This Plan of Merger shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto pursuant to an amendment to the Agreement approved in the manner therein provided. If any such amendment to the Agreement is so approved, any amendment to this Plan of Merger required by such amendment to the Agreement shall be effected by the parties hereto by action taken by their respective Boards of Directors.

                                  ARTICLE IV

                                 Miscellaneous

  4.01 Exchange Agent. Prior to the Effective Time, the Buyer shall appoint ChaseMellon Shareholder Services, L.L.C. or such other exchange agent as may be designated by Buyer as exchange agent for the purpose of exchanging certificates representing shares of the Buyer Common Stock for Certificates representing shares of the Seller Common Stock (the "Exchange Agent"). The Buyer shall issue and deliver to the Exchange Agent certificates representing the whole shares of Buyer Common Stock issuable pursuant to the Merger and shall pay to the Exchange Agent such aggregate amount of cash as shall be required to be delivered to holders of shares of the Seller Common Stock in lieu of fractional shares of Buyer Common Stock pursuant to Article II of this Plan of Merger.

  4.02 Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

  4.03 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be duly executed and delivered as a sealed instrument as of the date first above written.

SIS BANCORP, INC.

     /s/ F. William Marshall, Jr.
By: _________________________________
       F. William Marshall, Jr.
     President and Chief Executive
                Officer

GLASTONBURY BANK AND TRUST COMPANY

           /s/ Loren Andreo                       /s/ Mark A. Sheptoff
-------------------------------------     -------------------------------------
            Loren J. Andreo                         Mark A. Sheptoff

        /s/ Ronald E. Bourbeau                    /s/ J. Gilbert Soucie
-------------------------------------     -------------------------------------
          Ronald E. Bourbeau                        J. Gilbert Soucie

        /s/ Camille S. Bushnell                     /s/ James Uccello
-------------------------------------     -------------------------------------
          Camille S. Bushnell                         James Uccello

          /s/ John J. Carson                        /s/ Alden A. Ives
-------------------------------------     -------------------------------------
            John J. Carson                            Alden A. Ives

          /s/ Harvey A. Katz                        /s/ Grace C. Nome
-------------------------------------     -------------------------------------
            Harvey A. Katz                            Grace C. Nome

SIS INTERIM BANK

By: SIS BANCORP, Inc.
  as sole organizer

     /s/ F. William Marshall, Jr.
By: _________________________________
       F. William Marshall, Jr.
     President and Chief Executive
                Officer

                                                            Appendix C to Joint
                                                    Proxy Statement--Prospectus

                        MCCONNELL, BUDD & DOWNES, INC.
                               365 SOUTH STREET
                         MORRISTOWN, NEW JERSEY 07960
                                 201-538-7800
                               FAX: 201-538-0522

October 28, 1997

The Board of Directors
Glastonbury Bank & Trust Company
6241 Main Street
Glastonbury, Connecticut 06033

The Board of Directors:

  You have requested our opinion as to the fairness from a financial point of view to the shareholders of Glastonbury Bank & Trust Company ("Glastonbury") of the consideration to be paid to the shareholders of Glastonbury in connection with the proposed acquisition of Glastonbury by SIS Bancorp, Inc. ("SIS") pursuant to the Agreement and Plan of Reorganization (the "Merger Agreement") dated as of August 18, 1997 by and between Glastonbury and SIS. Pursuant to the Merger Agreement, SIS will form an Acquirer Subsidiary, which will be merged with and into Glastonbury (the "Merger").

  As is more specifically set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of the common stock of Glastonbury, par value $2.50 per share ("Glastonbury Common Stock"), except for any dissenting shares and except for shares held by SIS and its subsidiaries or by Glastonbury (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for 0.74 of a share of the common stock, par value $0.01 per share, of SIS. However, if the average closing bid prices of SIS common stock on the Nasdaq National Market for the 20-trading-day period ending five business days before the Merger is less than $25.00, Glastonbury may terminate the Merger Agreement unless SIS increases the number of shares to be issued in the Merger to ensure that GBT shareholders will receive a minimum value of $18.50 in shares of SIS common stock.

  The reader is urged to carefully read all the terms of the Merger Agreement, which is reproduced in its entirety elsewhere in the Proxy Statement-- Prospectus.

  McConnell, Budd & Downes, Inc., as part of its investment banking business, is engaged exclusively in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a Nasdaq market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Glastonbury includes having worked as a financial advisor to Glastonbury since April of 1997 on a contractual basis and specifically includes our participation in the process and negotiations leading up to the proposed transaction with SIS. In the course of our role as financial advisor to Glastonbury in connection with the transaction we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. We will receive a fee in connection with the rendering of this opinion. In the ordinary course of our business, we may, from time to time, trade the equity securities of Glastonbury in our capacity as a Nasdaq market maker, for our own account, for the accounts of our customers and for the accounts of individual employees of McConnell, Budd & Downes, Inc. Accordingly we may, from time to time, hold a long or short position in the equity securities of Glastonbury.

  In arriving at our opinion, we have reviewed the Merger Agreement and Proxy Statement--Prospectus in substantially the form to be mailed to Glastonbury and SIS shareholders. We have also reviewed publicly available business, financial and shareholder information relating to Glastonbury and its subsidiaries, certain publicly available financial information relating to SIS and certain financial information relating to SIS and its subsidiaries provided to Glastonbury by SIS management. In addition, we have reviewed certain other information, including internal reports and documents of Glastonbury and SIS and certain management-prepared financial information provided to us by Glastonbury and SIS. We have also met with and had discussions with members of the senior management of Glastonbury and SIS to discuss their past and current business operations, current financial condition and future prospects. In connection with the foregoing, we have reviewed the annual report to shareholders and annual report on Form 10K of SIS for the fiscal year ended December 31, 1996, and the report to shareholders for SIS Bank for the fiscal year ended December 31, 1995. We have similarly reviewed the annual reports of Glastonbury for the calendar years ended December 31, 1994, 1995 and 1996. We have reviewed and studied the historical stock prices and trading volumes of the common stock of Glastonbury and SIS as well as the terms and conditions of 23 recent acquisition transactions involving publicly traded financial institutions conducting business in the northeast which can be compared to the proposed acquisition of Glastonbury by SIS. We also considered the current state of and future prospects for the economies of Connecticut and Massachusetts generally and the relevant market areas for SIS and Glastonbury in particular. We have also conducted such other studies, analyses and investigations as we deemed appropriate under the circumstances surrounding this proposed transaction.

  In the course of our review and analysis we considered, among other things, such topics as relative capitalization, capital adequacy, profitability, availability of noninterest income, relative asset quality, adequacy of the reserve for loan losses and the composition of the loan portfolio of each of Glastonbury and SIS. We also considered management's estimates of cost savings and revenue enhancements which might result from a consolidation of Glastonbury and SIS. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Glastonbury and SIS and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Glastonbury or SIS nor have we obtained from any other source, any current appraisals of the assets or liabilities of either Glastonbury or SIS. We have also relied on the management of Glastonbury as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

  In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the transaction, we have assumed that no conditions will be imposed by any regulatory agency in connection with its approval of the transaction that will have a material adverse effect on the results of operations, the financial condition or the prospects of SIS following consummation of the transaction.

  Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the Exchange Ratio is fair to the shareholders of Glastonbury from a financial point of view.

Very truly yours,

McConnell, Budd & Downes, Inc.

  /s/ David A. Budd
By: _________________________________
  David A. Budd
  Managing Director

                                                             Appendix D to Joint
                                                     Proxy Statement--Prospectus

                                                         Oppenheimer Tower

OPPENHEIMER & CO., INC.                                  World Financial
                                                         Center
                                                         New York, New York
                                                         10281
                                                         (212) 667-7000

INVESTMENT BANKING GROUP

                                                                October 28, 1997

Board of Directors
SIS Bancorp, Inc.
1441 Main Street
Springfield, Massachusetts 01102-3034

Directors:

  You have requested our opinion as to the fairness, from a financial point of view, to SIS Bancorp, Inc. (the "Company") of the aggregate consideration to be paid by the Company (the "Consideration"), to the holders of the outstanding shares of common stock (the "Glastonbury Shares"), of Glastonbury Bank and Trust Company ("Glastonbury") pursuant to the Agreement and Plan of Reorganization to be dated as of August 18, 1997 by and between the Company and Glastonbury (the "Agreement").

  Pursuant to the Agreement, Glastonbury will become a wholly-owned subsidiary of SIS Bancorp, Inc. (the "Merger").

  In connection with this opinion we have reviewed, among other things: (a) the Agreement; (b) the Seller and Buyer Stockholders' Agreement and Seller Option Agreement (as such terms are defined in the Agreement); (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of Glastonbury and the Company for the three fiscal years ended December 31, 1996; (d) unaudited consolidated financial statements for each of Glastonbury and the Company for the six months ended June 30, 1997; (e) certain other publicly available business and financial information relating to the Company and Glastonbury; (f) certain internal financial analyses, budgets, projections and forecasts for Glastonbury and the Company, including estimates as to the future cost savings relating to the Merger; prepared by and reviewed with the management of the Company; (g) certain other summary materials and analyses with respect to Glastonbury's loan portfolio and deposits prepared by the Company; (h) the views of senior management of Glastonbury and the Company of the past and current business operations, results thereof, financial condition and future prospects; (i) a comparison of certain financial information for Glastonbury, with similar information for certain other companies we considered comparable to Glastonbury; (j) the financial terms of certain recent business combinations in the banking industry; (k) the pro forma effect of the transaction on the Company based on certain assumptions provided by the Company; (l) the current market environment generally and the banking environment in particular; and (m) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

  We have relied, without independent verification or investigation, on all of the financial information, analyses and other information furnished to us for purposes of this opinion, including information relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the managements of Glastonbury and the Company as to the reasonableness and achievability of the financial and operating forecasts and projections, including estimates of future cost savings relating to the Merger (and the assumptions and bases therefore) provided to us. In that regard, we have assumed, with your consent, that such forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgements of the managements of Glastonbury and the Company as to the future financial performance of the Company and Glastonbury and that, for purposes of our opinion, such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the managements of Glastonbury and the Company. We have not made an independent evaluation or appraisal of the assets and liabilities of Glastonbury or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses or liabilities (contingent or otherwise) and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of Glastonbury or reviewed any individual loan credit files.

  You have informed us and we have assumed that the Merger will be accounted for as a pooling under generally accepted accounting principles.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

  It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent or as otherwise agreed to in our engagement letter.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company and its shareholders.

                                          Very truly yours,

                                          /s/ Oppenheimer & Co., Inc.

                                          Oppenheimer & Co., Inc.

                                                            Appendix E to Joint
                                                    Proxy Statement--Prospectus

        TEXT OF CONNECTICUT BUSINESS CORPORATION LAW DISSENTERS' RIGHTS

                         PART XIII. DISSENTERS' RIGHTS

              (A) RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

(S) 33-855. DEFINITIONS

  As used in sections 33-855 to 33-872, inclusive:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

    (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(S) 33-856. RIGHT TO DISSENT

  (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party
  (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

    (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
  (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

(S) 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

  (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

(S)(S) 33-858, 33-859. RESERVED FOR FUTURE USE

               (B) PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

(S) 33-860. NOTICE OF DISSENTERS' RIGHTS

  (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

  (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

(S) 33-861. NOTICE OF INTENT TO DEMAND PAYMENT

  (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

  (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

(S) 33-862. DISSENTERS' NOTICE

  (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

  (b) The dissenters' notice shall be sent no later than ten days after the corporation action was taken and shall:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

    (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

    (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

(S) 33-863. DUTY TO DEMAND PAYMENT

  (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

  (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

(S) 33-864. SHARE RESTRICTIONS

  (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

  (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(S) 33-865. PAYMENT

  (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated;
(4) a statement of the dissenter's right to demand payment under section 33-860; and (5) a copy of sections 33-855 to 33-872, inclusive.

(S) 33-866. FAILURE TO TAKE ACTION

  (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

(S) 33-867. AFTER-ACQUIRED SHARES

  (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

(S) 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

  (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

    (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

                       (C) JUDICIAL APPRAISAL OF SHARES

(S) 33-871. COURT ACTION

  (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

(S) 33-872. COURT COSTS AND COUNSEL FEES

  (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

  (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

  (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 67 of Chapter 156B of the Massachusetts General Laws, the Massachusetts Business Corporation Law (the "MBCL") provides, in effect, that a corporation may indemnify any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation against, in the case of a nonderivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the corporation, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonable entitled to indemnity for expenses, and, in a nonderivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

  Article 7 of SIS's Bylaws provides that SIS shall indemnify each person who is or was an officer or director of SIS to the fullest extent permitted by
Section 67 of the MBCL.

  Section 6.8 of Article 6 of SIS's Articles of Organization states that no director of the Company shall be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the MBCL as in effect when such breach occurred.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 NUMBER                               DESCRIPTION
 ------                               -----------
  2.1   Agreement and Plan of Reorganization dated as of August 18, 1997;
        included as Appendix A to Joint Proxy Statement--Prospectus.
  2.2   Agreement and Plan of Merger dated as of September 12, 1997; included as Appendix B to Joint Proxy Statement--Prospectus.
  2.3   Stock Option Agreement dated as of August 18, 1997; form included as
        Exhibit B to the Agreement and Plan of Reorganization (see Exhibit 2.1
        above).
  3.1   Articles of Organization of SIS (incorporated by reference to Exhibit
        99.1 to SIS's Registration Statement on Form 8-A dated June 4, 1996).
  3.2   Bylaws of SIS (incorporated by reference to Exhibit 99.2 to SIS's
        Registration Statement on Form 8-A dated June 4, 1996).
  5     Opinion of Sullivan & Worcester LLP as to legality.
  8.1   Opinion of Sullivan & Worcester LLP as to tax matters.
  8.2   Opinion of Tyler Cooper & Alcorn, LLP as to tax matters.
 10.1   Amended and Restated Employment Agreement between the Bank and F.
        William Marshall, Jr., dated June 30, 1997 (incorporated by reference to Exhibit 10.2 to SIS's Report on Form 10-Q for the quarter ended June
        30, 1997).
 10.2   Form of Employment and Severance Agreements for Messrs. Frank W.
        Barrett, B. John Dill and John F. Treanor (incorporated by reference to
        Exhibit 10.2 to SIS's Report on Form 10-Q for the quarter ended June
        30, 1996).
 10.3   Form of Employment and Severance Agreements for Messrs. Henry J.
        McWhinnie, Michael E. Tucker, Gilbert F. Ehmke and Christopher A.
        Sinton and Ms. Jeanne Rinaldo (incorporated by reference to Exhibit B to the FDIC Form F-2 filed as Exhibit 99.3 to SIS's Registration
        Statement on Form 8-A dated June 4, 1996).

 NUMBER                               DESCRIPTION
 ------                               -----------
 10.4   Form of "Second Addendum to Form of Employment and Severance Agreement
        for Senior Vice President and Executive Vice Presidents" of the Bank,
        executed by Messrs. Barrett, Dill, Treanor, Ehmke, Sinton, Tucker and
        McWhinnie and Ms. Rinaldo (incorporated by reference to Exhibit 10.1 to
        SIS's Report on Form 10-Q for the quarter ended June 30, 1997).
 10.5   Director and Management Stock Option Plan, as amended (incorporated by reference to Exhibit 10.4 to SIS's Report on Form 10-Q for the quarter ended June 30, 1996).
 10.6   Director and Management Restricted Stock Plan, as amended (incorporated by reference to Exhibit 10.5 to SIS's Report on Form 10-Q for the
        quarter ended June 30, 1996).
 10.7   Rights Agreement dated January 22, 1997 by and between SIS and
        ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to SIS's Registration Statement on Form 8-A
        dated January 23, 1997).
 13.1   Report of Glastonbury Bank & Trust Company on Form F-2 for the year ended December 31, 1996.
 13.2   Report of Glastonbury Bank & Trust Company on Form F-4 for the quarter ended March 31, 1997.
 13.3   Report of Glastonbury Bank & Trust Company on Form F-4 for the quarter ended June 30, 1997.
 13.4   Glastonbury Bank & Trust Company 1996 Annual Report to Stockholders
  21    Subsidiaries of SIS.
 22.1   Form of Proxy for GBT Meeting.
 22.2   Form of Proxy for SIS Meeting.
 22.3   Opinion of McConnell, Budd & Downes, Inc.; included as Appendix C to the Joint Proxy Statement--Prospectus.
 22.4   Opinion of Oppenheimer & Co., Inc.; included as Appendix D to the Joint
        Proxy Statement--Prospectus.
 23.1   Consent of Price Waterhouse LLP with respect to SIS.
 23.2   Consent of Shatswell, MacLeod & Company, P.C. with respect to GBT.
 23.3   Consent of Sullivan & Worcester LLP (included in Exhibit 5).
 23.4   Consent of Tyler Cooper & Alcorn, LLP (included in Exhibit 8.2).
 23.5   Consent of McConnell, Budd & Downes, Inc.
 23.6   Consent of Oppenheimer & Co., Inc.
 24     Powers of Attorney of certain directors and officers of SIS (included in page II-4).
 99     Consent of Director Nominee

  (b) Financial Statement Schedules--Not applicable.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

      (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, SIS BANCORP, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SPRINGFIELD, COMMONWEALTH OF MASSACHUSETTS, ON OCTOBER 24, 1997.

                                          SIS BANCORP, INC.

                                             /s/ F.William Marshall, Jr.
                                          By:  ________________________________
                                            F. William Marshall, Jr.
                                            President and Chief Executive
                                           Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ON FORM S-4 RELATING TO THE COMMON STOCK OF SIS BANCORP, INC. HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED; AND EACH OF THE UNDERSIGNED OFFICERS AND DIRECTORS OF SIS BANCORP, INC. HEREBY SEVERALLY CONSTITUTES AND APPOINTS F. WILLIAM MARSHALL, JR. AND JOHN F. TREANOR, AND EACH OF THEM, TO SIGN FOR HIM, AND IN HIS NAME IN THE CAPACITY INDICATED BELOW, SUCH REGISTRATION STATEMENT FOR THE PURPOSE OF REGISTERING SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY AND ALL AMENDMENTS THERETO, INCLUDING WITHOUT LIMITATION ANY REGISTRATION STATEMENT OR POST-EFFECTIVE AMENDMENT THEREOF FILED UNDER AND MEETING THE REQUIREMENTS OF RULE 462(B) UNDER THE SECURITIES ACT, HEREBY RATIFYING AND CONFIRMING OUR SIGNATURES AS THEY MAY BE SIGNED BY OUR ATTORNEYS TO SUCH REGISTRATION STATEMENT AND ANY AND ALL AMENDMENTS THERETO.

              SIGNATURE                        TITLE                 DATE

/s/ F. William Marshall, Jr.           President, Director       October 24,
-------------------------------------   and Chief Executive          1997
F. William Marshall, Jr.                Officer

/s/ John F. Treanor                    Executive Vice            October 24,
-------------------------------------   President,                   1997
John F. Treanor                         Treasurer and Chief
                                        Financial Officer

/s/ Laura Sotir Katz                   Vice President and        October 24,
-------------------------------------   Controller (Chief            1997
Laura Sotir Katz                        Accounting Officer)

/s/ John M. Naughton                   Director and              October 24,
-------------------------------------   Chairman of the              1997
John M. Naughton                        Board

/s/ Sister Mary Caritas-Geary, S.P.    Director                  October 24,
-------------------------------------                                1997
Sister Mary Caritas-Geary, S.P.

/s/ William B. Hart, Jr.               Director                  October 24,
-------------------------------------                                1997
William B. Hart, Jr.

/s/ Charles L. Johnson                 Director                  October 24,
-------------------------------------                                1997
Charles L. Johnson

/s/ Thomas O'Brien                     Director                  October 24,
-------------------------------------                                1997
Thomas O'Brien

/s/ Stephen A. Shatz                   Director                  October 24,
-------------------------------------                                1997
Stephen A. Shatz